PROSPECTUS
                                                              FILED PURSUANT TO
                                                              RULE 424 (b) (3)
                                                              FILE NO: 333-67437

                                 423,056 SHARES

                                  ACSYS, INC.

                                  COMMON STOCK

                               ----------------

The shareholders of Acsys, Inc. identified below are offering and selling 423,056 shares of Acsys' Common Stock under this Prospectus.

The selling shareholders obtained their shares of Acsys Common Stock in connection with a merger of ICON Merger Subsidiary, Inc., a wholly owned subsidiary of Acsys, with and into Icon Search & Consulting, Inc. Some or all of the selling shareholders expect to sell their shares.

The selling shareholders may offer their Acsys Common Stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

Acsys Common Stock is listed on the Nasdaq National Market and trades under the ticker symbol: "ACSY." On December 1, 1998, the last reported sale price of one share of Acsys Common Stock on the Nasdaq National Market was $7.125.

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 6.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

             The date of this Prospectus is December 1, 1998.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. It is not complete and does not contain all of the information that you should consider before investing in the Common Stock. You should read the entire Prospectus carefully, including the "Risk Factors" section and the financial statements and notes to the financial statements before making any decision to invest in the Common Stock

                                     ACSYS

Acsys is one of the leading providers of specialty professional staffing services in the United States. We were formed as a Georgia corporation in March 1997 and since then have acquired 11 accounting and finance and information technology (IT) specialty professional staffing businesses. We operate 40 offices serving metropolitan markets across the United States, with a more significant presence in the Eastern and Midwestern United States.

Our goal is to build a national specialty professional staffing business and to become a leader in the fragmented IT services industry. We believe that we can best achieve our goal through acquiring complementary companies, expanding our service offering and cross-selling to our combined customer base. We have clients across a broad spectrum of industries, including communications, consumer products, energy, financial services, health care, industrial, insurance, medicine, professional services, retail and technology.

In February 1998, we completed our IPO of 2,842,500 shares of Common Stock at $8.50 per share, raising approximately $20.2 million after deducting underwriting discounts and offering expenses.

Our principal executive offices are located at 75 14th Street, Suite 2200, Atlanta, Georgia 30309, and our telephone number is (404) 817-9440.

                               ACSYS' STRATEGIES

Operating Strategy

Our operating strategy focuses on client relationships. We believe that the central function of our corporate management is to support the staffing consultants who directly interact with clients. We carry out our strategy through our decentralized "Hub-Center" management model, which we believe fosters an entrepreneurial environment. Division Presidents manage the Hub-Centers, located in major cities, and are responsible for achieving our operational and financial goals. We support our Division Presidents by giving them ready access to our corporate services which include marketing, public relations, management information systems support, training, human resources, accounting and other back office functions. We believe that our decentralized management structure enables us to be more responsive to our clients' needs. Our specialty professional focus also makes us more attractive to staffing consultants and temporary and permanent placement candidates.

Growth Strategy

Our goal is to build a national specialty professional staffing business with offices in major United States metropolitan markets by:

 . pursuing strategic acquisitions,

 . enhancing and expanding existing offices,

 . introducing new services, and

 . opening new offices.

We seek to acquire specialty professional staffing businesses with strong management and a significant presence in what we believe to be desirable, growing markets. We also plan to enhance and expand our existing offices by:

 . adding quality personnel,

 . pursuing new clients,

 . expanding relationships with our current clients, and

 . replicating our most successful sales, marketing and business techniques in offices that are not currently using those techniques.

We also intend to introduce new specialty professional staffing services in addition to our core services. Additionally, we plan to open new offices in both our current markets and new geographic markets.

                                 ACSYS' MARKET

Temporary Staffing Sector

We derived 77.6% and 78.5% of our pro forma service revenues from our temporary staffing operations for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively. Within the temporary staffing sector, we compete primarily in the specialty professional segments. Our temporary staffing services include accounting and finance and IT consulting principally in the area of implementing enterprise resource planning (ERP) software from the German company SAP AG.

A significant part of the IT segment is the implementation of ERP software. ERP software helps companies better manage their business by redesigning their business processes in such areas as product development, service delivery, manufacturing, human resources, finance and accounting. Although these services may be offered by ERP software developers, in most cases ERP implementation and systems integration services are provided by third party service providers, like us.

Specialty professional and IT staffing assignments generally have profit margins greater than those of traditional clerical and light industrial temporary staffing assignments. We believe that companies are increasingly accepting the idea of using specialty professional temporary employees in traditional permanent professional roles and are planning to use such employees as a continuing corporate strategy. Furthermore, companies are now outsourcing traditional accounting and finance services and ERP software implementation that historically were performed internally.

Permanent Placement Sector

We also operate in the placement and search sector of the staffing industry. We derived 22.4% and 21.5% of our pro forma service revenues from our permanent placement operations for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively. Permanent placement firms fulfill their clients' needs by identifying, evaluating and recommending qualified candidates for positions. We believe that companies increasingly rely on permanent placement firms for several reasons, including:

 . the increased difficulty of finding talented candidates,

 . the reduced costs and increased efficiency of outsourcing the recruiting process, and

 . the ability of placement firms to provide objective feedback on candidates and advice regarding the appropriate qualifications and compensation for a particular position.

                           ACQUISITIONS SINCE OUR IPO

On March 31, 1998, we acquired TGS Resource Group, Inc. ("TGS") (doing business as "Don Richard Associates of Richmond"), a company that provides accounting and finance temporary staffing services. We accounted for the acquisition as a purchase.

On May 22, 1998, we acquired Icon Search & Consulting, Inc. ("ICON"), a company that provides IT temporary staffing and permanent placement services to companies that are implementing SAP's ERP software. We accounted for this acquisition as a pooling-of-interests. As a result, our consolidated financial statements included in this prospectus have been restated to include the accounts and results of operations of ICON.

On July 1, 1998, we acquired KPD Systems, Inc. ("KPD"), a company that provides information technology staffing services. We accounted for the acquisition as a purchase.

On August 4, 1998, we acquired Staffing Edge, Inc. ("Staffing Edge"), a company that provides temporary and permanent placement of professionals in the fields of accounting and finance, information technology, legal, engineering and high-end office/clerical and training services. We accounted for the acquisition as a purchase.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                          --------------------------------- ---------------------------
                                                  PRO FORMA                   PRO FORMA
                           1995    1996    1997   1997 (2)   1997     1998    1998 (2)
                          ------- ------- ------- --------- ------- --------  ---------
STATEMENTS OF OPERATIONS
 DATA (1):
Total service revenues..  $36,484 $56,742 $78,128 $107,804  $56,292  $89,371  $107,776
Gross profit............   18,200  26,126  35,545   48,709   26,429   40,603    49,472
Operating income........    3,459   4,097   2,372    7,314    3,015    4,195     7,912
Income before income
 taxes..................    2,594   3,286   1,584    5,436    2,427    3,729     6,185
Net income (loss) (3)...  $ 2,461 $ 2,867 $ 1,146 $  3,044  $ 1,847 $ (1,456) $  3,550
Pro forma basic net
 income per share, as
 adjusted for income
 taxes (2)(3)(4)........                          $   0.21                    $   0.25
                                                  ========                    ========
Pro forma diluted net
 income per share, as
 adjusted for income
 taxes (2)(3)(4)........                          $   0.21                    $   0.24
                                                  ========                    ========
Weighted average shares
 used in computing pro
 forma basic net income
 per share (4)..........                            14,385                      14,462
Weighted average shares
 used in computing pro
 forma diluted net
 income per share (4)...                            14,489                      14,918

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1998
                                                      ------------ -------------
BALANCE SHEET DATA:
Cash and cash equivalents............................   $   370       $ 1,175
Working capital......................................     4,921         3,171
Total assets.........................................    33,352        85,188
Long-term debt, including current maturities.........    11,754        34,645
Redeemable Common stock..............................     1,220           --
Shareholders' equity.................................    10,801        33,697

--------
(1) All of the financial data set forth above have been restated to give effect to the acquisitions of Infinity Enterprises, Inc.; David C. Cooper & Associates, Inc.; DCCA Professional Temporaries, Inc.; EKT, Inc., Cama of Tampa, Inc.; Rylan Forbes Consulting Group, Inc.; AcSys Resources, Inc.; and ICON, which have been accounted for under the pooling of interests method of accounting (the "Pooling Acquisitions"). Additionally, the financial data set forth above includes results of operations of Infinity Enterprises, Inc., ICON and Cama of Tampa, Inc. from March 1, 1994, September 12, 1994, and January 1, 1996, respectively, the dates of their formation. The acquisitions of C.P.A. Staffing, Inc.; C.P.A. Search, Inc.; Career Placement Associates (together "CPA Staffing") in August 1997; TGS in March 1998; KPD in July 1998; and Staffing Edge in August 1998 have been accounted for under the purchase method of accounting and are included in the historical statements of operations from their respective dates of acquisition (the "Purchase Acquisitions"). The entities acquired in the Pooling Acquisitions and the Purchase Acquisitions are collectively referred to as the "Acquired Companies." See Note 1 of Notes to Consolidated Financial Statements.
(2) The pro forma operations data reflect the Purchase Acquisitions as if they had occurred on January 1, 1997. In addition, the pro forma operations data reflect (i) the elimination of combination expenses incurred in connection with the Pooling Acquisitions, (ii) an adjustment to compensation expense for the difference between actual compensation paid to certain owners and key employees of the Acquired Companies and negotiated in conjunction with such acquisitions, (iii) the elimination of a division of Staffing Edge which was exited upon the acquisition of Staffing Edge and (iv) income tax expense computed as if we had terminated our status as an S corporation as of January 1, 1997. See Pro Forma Combined Financial Statements.
(3) Prior to our IPO, we operated as an S corporation for income tax purposes except for ICON which is a C corporation. Accordingly, income tax expense prior to the IPO was generated from the operating activities of ICON. In connection with our IPO, we terminated our S corporation status and recorded a charge to income tax expense of approximately $3,000,000 in the nine months ended September 30, 1998, representing the tax effect of differences in the bases of assets and liabilities for financial reporting and income tax purposes. Pro forma net income reflects income tax expense as if we had terminated our status as an S corporation as of January 1, 1997. See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of the income taxes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) See Notes 3 and 4 of Notes to Pro Forma Combined Financial Statements for a discussion of the computations of pro forma net income (loss) per share, as adjusted for income taxes.

                                  RISK FACTORS

An investment in the shares offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus, you should carefully consider the following factors before purchasing any of the shares of Common Stock.

Some of the information in this Prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Such statements are subject to certain risks and uncertainties, including but not limited to the risks described below. When considering such forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this Prospectus. You should not place undue reliance on any forward-looking statement, each of which speaks only as of the date made.

UNCERTAINTIES ASSOCIATED WITH AN ABSENCE OF COMBINED OPERATING HISTORY

Acsys, Inc. was incorporated in March 1997. From May 1997 to August 1998, we acquired eleven specialty professional staffing businesses. As a result, our senior management has managed Acsys as a combined business for only a short time. There can be no assurance that the process of integrating the management and administrative functions of this combined business will be successful or that our management will be able to manage these operations effectively or implement our operating or expansion strategies successfully. Failure to implement our operating and expansion strategies successfully would have a material adverse effect on our business, results of operations, or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management" and "Certain Transactions."

CHALLENGES IN ACHIEVING AND MANAGING GROWTH

We intend to grow through acquisitions, internal growth and the opening of new offices. Our ability to expand market presence in current locations and successfully enter other markets depends upon our ability to:

 . obtain capital to fund acquisitions;

 . maintain sufficient profit margins despite pricing pressures;

 . manage costs in a changing regulatory environment;

 . adapt our infrastructure and systems to accommodate growth; and

 . recruit and train additional qualified personnel.

Our ability to grow also depends upon our competition and the demand for temporary and permanent employees in our markets. These factors may divert management attention, require significant costs and affect our profitability. We can provide no assurances that we will accomplish these necessary prerequisites for the successful integration of acquired properties. See "-- Expected Losses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DIFFICULTIES IN ACQUIRING BUSINESSES

We intend to pursue acquisitions of other businesses as part of our growth strategies. With regard to these acquisitions, we cannot offer assurance that we will:

 . successfully identify suitable acquisition candidates;

 . complete acquisitions; or

 . integrate acquired businesses into our operations.

Acquired companies may not achieve levels of revenues, profitability or productivity comparable to those of our existing locations, or otherwise perform as expected. Acquisitions involve special risks, which could have a material adverse effect on our business, results of operations or financial condition, including, among others:

 . diversion of our management's attention;

 . possible adverse effects on our earnings because of increased goodwill amortization, increased interest costs and the issuance of additional securities;

 . difficulties related to the integration of the acquired business; and

 . possible dilution of the value of the Common Stock held by our shareholders.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Growth Strategy," "Business--Legal Proceedings" and "Description of Capital Stock."

LIMITED EXPERIENCE IN OPENING NEW OFFICES

We intend to open new offices which may produce significant operating losses and place demands on our operational, administrative and financial resources. In addition, our future performance and profitability will depend in part on our ability to attract and retain qualified personnel to manage these new offices. To date, we have limited experience in opening new offices and, therefore, cannot assure their success. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Growth Strategy."

RISKS ASSOCIATED WITH NEW SERVICES

We intend to offer different services than the ones we presently provide. Successful development of new services will depend in part upon our ability to identify and integrate such services into our existing operating structure. The identification and offering of new services in which we have little or no experience or expertise could divert our management's attention and place significant demands on our operational, administrative and financial resources. There can be no assurance that we will successfully offer new services without adversely affecting our business, results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Growth Strategy" and "Business--Services."

DEPENDENCE ON AVAILABILITY OF QUALIFIED PERSONNEL

We depend on our ability to attract and retain personnel who possess the skills and experience necessary to meet the staffing requirements of our clients. Competition for individuals with proven skills in finance and accounting and ERP software implementation is intense. We cannot assure you that qualified personnel will continue to be available to us in sufficient numbers and on acceptable economic terms. The inability to attract and retain such qualified personnel could have a material adverse effect on our business, results of operations or financial condition. See "Business--Operating Strategy."

SIGNIFICANT RELATIONSHIP WITH SAP

A significant part of our IT staffing business involves providing consultants to implement ERP software systems for our clients. ERP software systems help companies better manage their business by redesigning their business processes in such areas as product development, service delivery, manufacturing, human resources, finance and accounting. A German company, SAP AG, has developed a widely used ERP software system. SAP authorizes our consultants to implement SAP's technology under agreements with SAP. SAP, however, is not obligated to refer business to us. If our relationship with SAP were to deteriorate or to be discontinued, or if SAP's ERP software system were to become noncompetitive or obsolete, either event could have a material adverse effect on our business, results of operations or financial condition.

EXPECTED LOSSES

As a result of our activities to grow through acquisition and to integrate the acquired companies, we have incurred significant charges, including combination expenses and severance and franchise termination costs of $2.5 million in 1997 and $2.4 million in the nine month period ended September 30, 1998. Such charges in the past and possibly in the future can cause us to incur losses in the periods in which such charges occur.

As a result of the termination of our S corporation status, we recorded a non-recurring income tax expense and a corresponding net deferred income tax liability in the amount of approximately $3.0 million. We will pay this tax liability over a four year period. As a result of this tax liability, we incurred a net loss for the first quarter of 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions--Acquisitions."

DEPENDENCE ON KEY CLIENT RELATIONSHIPS

Many of our clients may cancel or modify their contracts with us at will and without penalty. No one client accounted for more than 3.4% of our pro forma service revenues for the year ended December 31, 1997 or the nine months ended September 30, 1998. Our five largest clients did not account for more than 9.4% of our pro forma service revenues for the year ended December 31, 1997 and for the nine months ended September 30, 1998. Included in our top five largest clients is our relationship with SAP AG in providing our IT staffing services to clients implementing SAP's ERP software. Failure of SAP AG to continue to deliver its highly successful software or a loss or material reduction in revenues from one or more large clients could have a material adverse effect on our business, results of operations or financial condition.

ADVERSE EFFECTS OF ECONOMIC DOWNTURNS

The general level of economic activity and unemployment in the United States significantly affects demand for our staffing services. When economic activity decreases, many companies reduce their utilization of permanent placement firms and temporary employees. In addition, we may experience more competitive pricing pressure during periods of economic downturn. Therefore, any significant economic downturn could have a material adverse effect on our business, results of operations or financial condition.

COMPETITIVE MARKET

We operate in a highly competitive industry, with limited barriers to entry. We and other full service and specialized staffing companies compete for employees, clients and acquisitions in national, regional and local markets. A significant number of competitors have greater marketing, financial and other resources than Acsys. Our competitors and customers contribute to the increase of price competition in the staffing industry. A high level of future competition could limit our ability to maintain or increase our market share or to maintain adequate gross profits, both of which could have a material adverse effect on our business, results of operations or financial condition. See "Business--The Staffing Industry" and "Business--Competition."

DEPENDENCE ON MANAGEMENT

We depend upon management for continued growth and success. These managers include: David C. Cooper, Chairman of the Board; Timothy Mann, Jr., Chief Executive Officer; Edward S. Baumstein, President and Chief Operating Officer; Beth Monroe Chase, Chief Development Officer; and Brady W. Mullinax, Jr., Vice President--Finance, Chief Financial Officer and Secretary. A loss of their services could have a material adverse effect on our business, results of operations or financial condition. We do not maintain key person insurance policies on any of these individuals. Furthermore, our continued growth will depend upon our ability to attract and retain additional skilled management. See "Management."

REFINANCING OR REPLACEMENT OF CREDIT FACILITY

Our $40 million credit facility requires us to reduce the outstanding balance to $25 million at December 31, 1998. The total amount outstanding at September 30, 1998 was $33.9 million. We intend to refinance or replace the existing $40 million credit facility with a larger credit facility to meet the repayment terms of the existing facility and to provide working capital and funds for future acquisitions. We can offer no assurance that we can find such financing in the amounts required or that the terms, covenants and the cost of such financing will be as favorable as those which were available under our existing credit facility.

INCREASED COSTS FROM GOVERNMENT REGULATION

Significant increases in federal, state and local payroll related costs, which include unemployment taxes, workers compensation and insurance, FICA and Medicare, would have a material adverse effect upon Acsys. Our costs could also increase as a result of federal and state health care reforms, such as those which extend health insurance benefits to currently uncovered personnel, or the imposition of additional requirements and restrictions for the placement of personnel. There can be no assurance that we will promptly and adequately increase our client fees to cover the increased costs. Further, we cannot assure that we will adapt to future regulatory changes made by the Internal Revenue Service, the Department of Labor or other state and federal regulatory agencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH THE STAFFING INDUSTRY

As a provider of temporary staffing services, we place our employees in the workplace of other businesses. Like all employers, our employees can commit acts which would subject us to negative publicity, injunctive orders or the imposition of fines or damages. Such acts include discrimination, harassment, employment of illegal aliens, violations of wage and hour requirements, errors and omissions, misuse of client proprietary information, misappropriation of funds and other criminal activity or torts. In some instances, we indemnify clients against our employees' actions, but in certain circumstances, our clients might hold us responsible for the actions of those employees not under our direct control. In the past, we have not had any significant problems in this area and maintains insurance coverage that we believe is adequate as to both risks and amounts. However, if an employees fails to follow these policies or if our insurance is inadequate, such actions could have a material adverse effect on our business, results of operations, or financial condition. Any interruption in our clients' business such as inclement weather or work stoppage will further affect temporary staffing service providers.

POTENTIAL VOLATILITY IN STOCK PRICE; POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

The market price of Acsys Common Stock could fluctuate as a result of various factors, some of which are out of our control. Poor economic conditions, volatility in the financial markets and changes in the accounting, financial and information technology industries could cause the market price of our Common Stock to fluctuate.

We may, in the future, experience significant quarter to quarter fluctuations in our results of operations. Such fluctuations may result in volatility in the price of our Common Stock. Quarterly results of operations may fluctuate if we are unable or unwilling to lower our expenses to meet lower than expected future revenues. Accordingly, we believe that period to period comparisons of results of operations are not necessarily meaningful and that you should not rely upon such comparisons as an indication of future results of operations. Because of the foregoing, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. Such an event would probably have a material adverse effect on the price of our Common Stock.

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

The market price of the Common Stock could drop as a result of sales of a large number of shares of Common Stock or the exercise of options for Common Stock in the market, or the perception that such sales or exercise of options could occur. These factors also could make it more difficult for Acsys to raise funds through future offerings of Common Stock.

As of December 1, 1998, there were 14,440,289 shares of Common Stock outstanding. In addition, as of October 31, 1998, we had outstanding options to purchase 2,000,269 shares of Common Stock. Of the outstanding shares, the 2,842,500 shares of Common Stock sold in the initial public offering are freely transferable without restriction or further registration under the Securities Act of 1933 as amended (the "Securities Act"). In addition, a total of 226,642 shares have been sold pursuant to Rule 144 and are now freely transferable. The 423,056 shares offered by the selling shareholders under this Prospectus will be freely transferable. The remaining 10,948,091 shares of Common Stock outstanding are "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or an exemption under the Securities Act. When we register the shares issuable on exercise of options, such shares will become eligible for resale in the public market unless such resale is contractually restricted. See "Management--1997 Stock Option Plan" and "Shares Eligible for Future Sale."

SUBSTANTIAL OWNERSHIP BY MANAGEMENT

Currently, our executive officers and directors own approximately 33.8% of the outstanding Common Stock. Accordingly, the executive officers and directors will be able to influence the election of directors, the appointment of management and the approval of certain actions requiring the approval of a majority of Acsys' shareholders. Such concentration of ownership may have the effect of delaying or preventing a change in control of Acsys. See "Management" and "Principal and Selling Shareholders."

SIGNIFICANT AMOUNT OF INTANGIBLE ASSETS

As of September 30, 1998, approximately $54.6 million, or 64.3% of Acsys' total assets were intangible assets. These intangible assets, which primarily represent amounts attributable to goodwill, arose through acquisitions accounted for as purchases. We will likely incur additional goodwill in the future as we acquire other staffing companies. Additionally, we currently amortize goodwill over a useful life that management believes is reasonable and is allowable under generally accepted accounting principles (GAAP). GAAP can change in the future and affect the amortization period and therefore the future results of our company. Additionally, any impairment in the value of such assets could have a material adverse effect on our business, results of operations or financial condition.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

Provisions in Acsys' articles of incorporation and bylaws, the business corporations code of the State of Georgia, and certain employment agreements with Acsys' executive officers may make it difficult to pursue a tender offer, change in control or takeover attempt which we oppose. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may reduce the trading price of our stock. These provisions include: the issuance of preferred stock without shareholder approval; certain provisions relating to the meeting of shareholders; "fair price" and "business combinations" statutes under the general corporation law of Georgia; and provisions in employment agreements which allow certain employees to terminate their employment and receive a severance pay in the event of a change of control. See "Management--Executive Compensation; Employment Agreements; Covenants Not to Compete."

NO ANTICIPATED CASH DIVIDENDS; RESTRICTIONS ON PAYMENT

For the foreseeable future, we anticipate retaining our earnings for the operation and expansion of our business and we do not anticipate paying cash dividends. In addition, Acsys' $40 million credit facility with NationsBank N.A. prohibits the payment of cash dividends without their consent. See "Prior S Corporation Status" and "Dividend Policy."

RISK OF SYSTEMS FAILURES DUE TO YEAR 2000 ISSUE

We have begun the process of identifying, evaluating, and implementing changes to computer programs necessary to address the year 2000 issue. The "year 2000 issue" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The significant issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

Acsys relies on its systems in operating and monitoring all aspects of its business. Acsys also relies heavily on the external systems of its customers, suppliers and other organizations with which it does business. We have initiated activities to identify the actions necessary and, where identified, have begun to implement these actions to provide uninterrupted, normal operations of critical business systems before, during and after the year 2000. Management does not anticipate that Acsys will incur significant expenses or invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. If necessary modifications and conversions are not completed effectively or in a timely manner, or if the computer systems of our vendors, customers, and other third party service providers are adversely affected by the year 2000 issue, the year 2000 issue may disrupt Acsys' operations and have a material adverse effect on our business, results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Computer Issues."

                                USE OF PROCEEDS

All net proceeds from the sale of the shares of Acsys Common Stock will go to the selling shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from sales of the shares of Acsys Common Stock offered by this Prospectus.

                          PRICE RANGE OF COMMON STOCK

Acsys' Common Stock began trading on the Nasdaq National Market on February 6, 1998, under the symbol ACSY. Before that date, there was no established public trading market for the Common Stock. The closing sales price of the Common Stock on December 1, 1998 was $7.125. The following table sets forth, for the period indicated, the high and low sales prices of the Common Stock.

PERIOD                                                           HIGH     LOW
------                                                          ------- -------
First Quarter (from February 6, 1998).......................... $ 16.50 $11.063
Second Quarter.................................................  20.500  13.000
Third Quarter..................................................  13.750   6.250
Fourth Quarter (through December 1, 1998)......................   9.875   4.750

                                DIVIDEND POLICY

We do not anticipate paying any cash dividends on the Common Stock in the foreseeable future because we intend to retain our earnings, if any, to finance the expansion of our business and for general corporate purposes, including future acquisitions. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that our Board of Directors deems relevant. Our credit facility currently prohibits the payment of dividends without the lender's consent.

We were an S corporation from our inception through February 5, 1998. As explained in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments; Distribution to S Corporation Shareholders," we distributed to our shareholders during that period the approximate amount we needed to fund the payment of federal and state income taxes payable on our taxable income during that period.

                                 CAPITALIZATION

The following table sets forth our capitalization at September 30, 1998 (in thousands). This table should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this Prospectus.

Long-term debt, including current maturities.......................... $34,645
                                                                       -------
Preferred Stock, no par value, 5,000,000 shares authorized, no shares
 issued and outstanding...............................................     --
Common Stock, no par value, 45,000,000 shares authorized, 14,422,038 shares issued and outstanding (1)....................................  29,377
Retained earnings.....................................................   4,319
                                                                       -------
Total shareholders' equity............................................  33,696
                                                                       -------
  Total capitalization................................................ $68,341
                                                                       =======

--------
(1) Excludes 2,000,000 shares of Common Stock reserved for issuance under the 1997 Option Plan, 73,000 shares of Common Stock reserved for issuance under options otherwise outstanding that were granted prior to the IPO and 39,480 shares of Common Stock reserved for issuance under options for former optionholders of ICON. Options to purchase 321,928 shares of Common Stock have been granted and were exercisable at September 30, 1998 with a weighted average exercise price of $7.15 per share. See "Management--1997 Stock Option Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA

All of the financial data set forth above have been restated to give effect to the acquisitions of Infinity Enterprises, Inc.; David C. Cooper & Associates, Inc.; DCAA Professional Temporaries, Inc.; EKT, Inc., Cama of Tampa, Inc.; Rylan Forbes Consulting Group, Inc.; AcSys Resources, Inc.; and ICON, which have been accounted for under the pooling of interests method of accounting (the "Pooling Acquisitions"). Additionally, the financial data set forth above includes results operations of Infinity Enterprises, Inc., ICON and Cama of Tampa, Inc. from March 1, 1994, September 12, 1994, and January 1, 1996, respectively, the dates of their formation. The acquisitions of C.P.A. Staffing, Inc.; C.P.A. Search, Inc.; Career Placement Associates (together "CPA Staffing") in August 1997; TGS in March 1998; KPD in July 1998; and Staffing Edge in August 1998 have been accounted for under the purchase method of accounting and are included in the historical statements of operations from their respective dates of acquisition (the "Purchase Acquisitions"). The entities acquired in the Pooling Acquisitions and the Purchase Acquisitions are collectively referred to as the "Acquired Companies." Prior to our IPO, we were an S corporation; accordingly, certain financial data may not be comparable to or indicative of our post-IPO results. The following table contains certain financial and operating data and is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1995, 1996 and 1997 and the Statements of Operations Data for the years ended December 31, 1994, 1995, 1996 and 1997 were derived from the Consolidated Financial Statements and Notes thereto that have been audited by Arthur Andersen LLP, independent public accountants. The Balance Sheet Data as of December 31, 1993 and 1994 and September 30, 1998 and the Statements of Operations Data for the years ended December 31, 1993 and the nine months ended September 30, 1997 and 1998 have been derived from our unaudited financial statements which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the selected financial data shown. The financial data shown for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1998. The financial data shown below should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                      NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                          ------------------------------------------------------  ----------------------------
                                                                       PRO FORMA                     PRO FORMA
                           1993     1994     1995     1996     1997    1997 (2)    1997      1998    1998 (2)
                          -------  -------  -------  -------  -------  ---------  -------  --------  ---------
                                           (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA (1):
Service revenues:
 Temporary staffing.....  $10,664  $21,153  $28,215  $44,556  $60,057  $ 84,608   $42,550   $69,564  $ 83,664
 Permanent placement....    4,338    6,258    8,269   12,186   18,071    23,196    13,742    19,807    24,112
                          -------  -------  -------  -------  -------  --------   -------  --------  --------
 Total service
  revenues..............   15,002   27,411   36,484   56,742   78,128   107,804    56,292    89,371   107,776
Direct cost of
 services...............    7,679   14,036   18,284   30,616   42,583    59,095    29,863    48,768    58,304
                          -------  -------  -------  -------  -------  --------   -------  --------  --------
 Gross profit...........    7,323   13,375   18,200   26,126   35,545    48,709    26,429    40,603    49,472
Selling, general and
 administrative
 expenses...............    6,991   10,231   13,893   20,769   29,979    38,604    21,063    32,969    39,133
Combination expenses....      --       --       --       --     1,797       --      1,722     1,730       --
Amortization and
 depreciation...........       33      547      682      693      715     2,109       459     1,059     1,777
Severance and franchise
 termination costs......      --       561      166      567      682       682       170       650       650
                          -------  -------  -------  -------  -------  --------   -------  --------  --------
 Operating income.......      299    2,036    3,459    4,097    2,372     7,314     3,015     4,195     7,912
Other income (expense)..      (70)    (853)    (865)    (811)    (788)   (1,878)     (588)     (466)   (1,727)
                          -------  -------  -------  -------  -------  --------   -------  --------  --------
Income before income
 taxes..................      229    1,183    2,594    3,286    1,584     5,436     2,427     3,729     6,185
Income taxes............      --       --       133      419      438     2,392       580     5,185     2,635
                          -------  -------  -------  -------  -------  --------   -------  --------  --------
 Net income (loss)......  $   229  $ 1,183  $ 2,461  $ 2,867  $ 1,146  $  3,044   $ 1,847  $ (1,456) $  3,550
                          =======  =======  =======  =======  =======  ========   =======  ========  ========
Pro forma basic net
 income per share
 (2)(3)(4)..............                                               $   0.21                      $   0.25
                                                                       ========                      ========
Pro forma diluted net
 income per share
 (2)(3)(4)..............                                               $   0.21                      $   0.24
                                                                       ========                      ========
Weighted average shares
 used in computing pro
 forma basic net income
 per share (4)..........                                                 14,385                        14,462
Weighted average shares
 used in computing pro
 forma diluted net
 income per share (4)...                                                 14,489                        14,918

                                         DECEMBER 31,
                               --------------------------------- SEPTEMBER 30,
                               1993   1994   1995   1996   1997      1998
                               ----- ------ ------ ------ ------ -------------
BALANCE SHEET DATA (1):
Working capital...............   692  1,486  2,216  4,309  4,921     3,171
Total assets.................. 2,499 12,787 14,503 18,167 33,352    85,188
Long-term debt, including
 current maturities...........   843  9,925  8,905  8,847 11,754    34,645
Redeemable Common Stock.......   --     --     --     288  1,220       --
Shareholders' equity..........   266    927  2,670  4,175 10,801    33,696

--------
(1) All of the financial data set forth above have been restated to give effect to the Pooling Acquisitions. The financial data includes results of operations of Infinity Enterprises, Inc., ICON and Cama of Tampa, Inc. from March 1, 1994, September 12, 1994, and January 1, 1996, respectively, the dates of their formation. The Purchase Acquisitions are included in the historical statements of operations from their respective dates of acquisition. See Note 1 of Notes to Consolidated Financial Statements.
(2) The pro forma operations data reflect the Purchase Acquisitions as if they had occurred on January 1, 1997. In addition, the pro forma operations data reflect (i) the elimination of combination expenses incurred in connection with the Pooling Acquisition, (ii) an adjustment to compensation expense for the difference between actual compensation paid to certain owners and key employees of the Acquired Companies and the compensation negotiated in conjunction with such acquisitions, (iii) the elimination of a division of Staffing Edge which was exited upon the acquisition of Staffing Edge and
    (iv) income tax expense computed as if we had terminated our status as an S corporation as of January 1, 1997. See Pro Forma Combined Financial Statements.
(3) Prior to the IPO, we operated as an S corporation for income tax purposes except for ICON which is a C Corporation. Accordingly, income tax expense prior to the IPO was generated from the operating activities of ICON. In connection with the IPO we terminated our S corporation status and recorded a charge to income tax expense of approximately $3,000,000 in the nine months ended September 30, 1998 representing the tax effect of differences in the bases of assets and liabilities for financial reporting and income tax purposes. Pro forma net income reflects income tax expense as if we had terminated our status as an S Corporation as of January 1, 1997. See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of the income taxes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) See Notes 3 and 4 of Notes to Pro Forma Combined Financial Statements for a discussion of the pro forma net income (loss) per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis of Results of Operations and Financial Condition contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements relate to future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those currently anticipated as a result of a number of factors, including those listed in (a) the "Risk Factors" section of this Prospectus and (b) the disclosure contained in the "Management's Discussion and Analysis of Results of Operations and Financial Condition--Disclosure Regarding Forward Looking Statements" section of this Prospectus. These factors include, but are not limited to, our brief combined operating history and our ability to identify and acquire suitable acquisition candidates, to integrate acquired companies into our operations, to implement internal control and management financial and operational reporting systems, and to manage risks associated with opening new offices and offering new services.

INTRODUCTION

Acsys is one of the leading specialty professional staffing and permanent placement firms in the United States. We operate through 40 offices serving major metropolitan markets across the United States, with a more significant presence principally in the Eastern and Midwestern United States. We were formed in March 1997 and since our formation have acquired 11 companies to date.

Each of our acquisitions, other than the Purchase Acquisitions was accounted for as a pooling of interests. Our historical financial statements have been restated to reflect the results of operations and financial positions of the Acquired Companies from their acquisition dates forward. Accordingly, the results of operations of C.P.A. Staffing are included beginning August 12, 1997 (its date of acquisition). Additionally, the results of TGS, KPD and Staffing Edge are included beginning March 31, 1998, July 1, 1998 and August 4, 1998 (their respective dates of acquisition). Additionally, the results of operations of Cama of Tampa are included for periods beginning on January 1, 1996 (its date of formation). As a result, historical combined results may not be comparable to or indicative of future performance. Our revenues and expenses may be significantly affected by the number and timing of the acquisition of additional businesses, the opening of additional offices or the introduction of new services. The timing of such expansion activities may also affect period-to-period comparisons.

Temporary staffing service revenues are recognized based on hours worked by assigned personnel. Generally, we bill our clients a fixed sum per hour for the hours our temporary employees work. Temporary personnel are generally Acsys employees; accordingly, we are responsible for workers' compensation, unemployment compensation insurance, Social Security and Medicare taxes and general payroll expenses. These expenses are included within direct cost of services. Because we pay our temporary employees only for the hours they actually work, wages for our temporary personnel are a variable cost that increase or decrease in proportion to service revenues. Our gross profit is determined by deducting these direct costs of services from our service revenues. Some of the temporary employees may decide to accept an offer of permanent employment from the client and thereby "convert" the temporary position to a permanent position, and a fee is generally paid to Acsys. Such fees are included in temporary staffing revenues.

Permanent placement service revenues are recognized when the employment offer and acceptance have occurred and the candidate's employment start date has been established. Acsys' fee is typically structured as a percentage of the placed candidate's first-year annual compensation. Generally, if a candidate is terminated or resigns during a specified guaranty period (typically 90-180 days), we either fill the position without additional charges or provide a prorated refund.

The primary costs associated with permanent placement service revenues are sales commissions to staffing consultants. Commissions vary proportionately with permanent placement service revenues. Consistent with industry practices, we classify all costs associated with permanent placement services as selling, general and administrative expenses. Other selling, general and administrative expenses include payroll for management and administrative employees, office occupancy costs, sales and marketing expenses and other general and administrative costs.

Prior to their acquisition by Acsys, the Acquired Companies were managed as private companies with significant equity ownership by management. Our results of operations reflect the S corporation tax structures of the Acquired Companies (except for ICON which was a C corporation) which influenced, among other things, the historical levels of their owners' compensation. The income taxes related to ICON are included in the historical Consolidated Financial Statements. The former owners of the Acquired Companies agreed to adjustments in their compensation and benefits, effective as of the dates of the respective acquisitions. The following results of operations do not include those contractual compensation adjustments for periods prior to the dates of the respective acquisitions.

RECENT DEVELOPMENTS

Growth Initiatives and Integration Activities. Beginning in the third quarter of 1997, we undertook a number of different activities intended to support our growth. These activities included the hiring of additional temporary and permanent placement staffing consultants, the expansion of our IT and our Acsys Business Consultants lines, the opening of new offices in Orlando, Florida and Washington, D.C. and the augmentation of our corporate infrastructure to enable us to operate as a public entity. In the first three quarters of 1998, we hired many new temporary and permanent consultants and hired numerous corporate office personnel in order to meet our revenue goals and to integrate the Acquired Companies. We have worked and continue to work to integrate these acquisitions into our Hub-Center approach.

Initial Public Offering. In February 1998, we completed our IPO of 2,842,500 shares of Common Stock at a price of $8.50 per share, realizing net cash proceeds of approximately $20.2 million after deducting underwriting discounts and offering expenses.

Distribution to S Corporation Shareholders. We terminated our S corporation status and became a C corporation on February 5, 1998 in connection with our initial public offering. During 1998, we made distributions to the persons who were shareholders during the period we were an S corporation.

The distributions approximated the amounts that such shareholders needed to fund the payment of Federal and state income taxes payable on Acsys' taxable income during that period. The amount of such distributions through September 30, 1998 were $545,000 and are reflected as a reduction in retained earnings. Subsequent to September 30, 1998, upon completion of our final tax returns as a S Corporation, we distributed an additional $293,000.

Deferred Tax Liability. In February, 1998, we recorded a deferred tax liability of $3.0 million, primarily to recognize income tax expense on the cash to accrual adjustment caused by our change from an S corporation to a C corporation. We will pay the deferred tax liability over a four-year period. Principally as a result of the deferred tax liability, we incurred a net loss for the first quarter of 1998.

RESULTS OF OPERATIONS

The following table sets forth the consolidated statements of operations for the indicated periods.

                                  YEAR ENDED             NINE MONTHS ENDED
                            ----------------------- ---------------------------
                                                    SEPTEMBER 30, SEPTEMBER 30,
                             1995    1996    1997       1997          1998
                            ------- ------- ------- ------------- -------------
Service revenues:
  Temporary staffing......  $28,215 $44,556 $60,057    $42,550       $69,564
  Permanent placement.....    8,269  12,186  18,071     13,742        19,807
                            ------- ------- -------    -------       -------
    Total service
     revenues.............   36,484  56,742  78,128     56,292        89,371
Direct cost of services...   18,284  30,616  42,583     29,863        48,768
                            ------- ------- -------    -------       -------
    Gross profit..........   18,200  26,126  35,545     26,429        40,603
Selling, general and
 administrative expenses..   13,893  20,769  29,979     21,063        32,969
Combination expenses......      --      --    1,797      1,722         1,730
Amortization and
 depreciation.............      682     693     715        459         1,059
Severance and franchise
 termination costs........      166     567     682        170           650
                            ------- ------- -------    -------       -------
    Operating income......    3,459   4,097   2,372      3,015         4,195
Interest expense, net.....      865     811     788        588           466
                            ------- ------- -------    -------       -------
Income before income
 taxes....................  $ 2,594 $ 3,286 $ 1,584    $ 2,427       $ 3,729
                            ======= ======= =======    =======       =======

HISTORICAL RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO HISTORICAL RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

Service Revenues. Total service revenues increased $33.1 million, or 58.8%, to $89.4 million for the nine months ended September 30, 1998 from $56.3 million for the corresponding period in 1997. Temporary staffing service revenues increased $27.0 million, or 63.5%, to $69.6 million for the nine months ended September 30, 1998 as compared to $42.6 million for 1997. The increase in temporary staffing service revenues is primarily attributable to the growth of IT contract staffing, the increase in billing rates and the impact of acquisitions of C.P.A. Staffing, TGS, KPD and Staffing Edge. Permanent placement service revenues increased $6.1 million, or 44.1%, to $19.8 million for the nine months ended September 30, 1998 from $13.7 million for 1997. Permanent placement service revenues increased primarily due to increases in the number of permanent placements, the increase in placement fees and the acquisitions completed in the nine months ended September 30, 1998 (the "1998 Acquisitions").

Gross Profit. Gross profit increased $14.2 million, or 53.6%, to $40.6 million for the nine months ended September 30, 1998 from $26.4 million for 1997. Gross profit as a percentage of service revenues for the nine months ended September 30, 1998 decreased to 45.4% of revenues compared to 46.9% of revenues for 1997. The gross profit percentage decline resulted from the decrease in 1998 of the higher margin permanent placement revenues as a percentage of the total revenues and as a result of the growth in 1998 of the information technology business which has higher bill rates but lower margins than the rest of our business.

Selling General and Administrative Expenses. Selling, general and administrative expenses increased $11.9 million, or 56.5%, to $33.0 million for the nine months ended September 30, 1998 from $21.1 million for the nine months ended September 30, 1997. As a percentage of revenues, selling, general and administrative expenses were 36.9% for the nine months ended September 30, 1998 compared with 37.4% for the corresponding period in 1997. This decrease as a percentage of revenues is primarily attributable to the fact that the nine months ended September 30, 1997 had significant amounts of owners' compensation costs. Also contributing to the lower percentage was increased efficiencies and the spreading of overhead costs over a substantially larger revenue base.

Combination Expenses. Combination expenses for the nine months ended September 30, 1998 and 1997 were $1.7 million. These expenses included transaction costs for our mergers which have been accounted for under the pooling of interests method and include investment banking, legal, accounting and other fees.

Severance and Franchise Termination Costs. We recorded a charge of $650,000 during the nine months ended September 30, 1998 consisting principally of severance obligations resulting from the decision to consolidate our corporate offices in Atlanta. For the corresponding period in 1997, we recorded a charge of $170,000 related to the termination of a franchise agreement.

Amortization and Depreciation. Amortization and depreciation for the nine months ended September 30, 1998 increased $600,000 from the corresponding period of 1997. Amortization and depreciation for the nine months ended September 30, 1998 includes goodwill amortization expense as a result of the C.P.A. Staffing acquisition in August 1997 and the 1998 Acquisitions. Depreciation expense also increased as a result of capital expenditures in 1997 and 1998.

Interest Expense, net. For the nine months ended September 30, 1998, we recorded net interest expense of $466,000, consisting principally of interest on borrowings under our revolving credit facility with NationsBank, N.A., and interest on noncompete and severance arrangements. For the nine months ended September 30, 1997, we recorded net interest expense of $588,000 consisting principally of interest expense on our credit facility and other long term debt. In February 1998, we repaid the amount outstanding under this credit facility with part of the proceeds of the IPO. We subsequently renewed borrowings on our credit facility, primarily to fund our August 1998 acquisition of Staffing Edge. See "--Liquidity and Capital Resources."

Income Tax Expense. Prior to February 5, 1998, we were an S corporation and not subject to income taxes. In connection with the IPO and the termination of our S corporation status, we recorded a tax liability of approximately $3.0 million in the nine months ended September 30, 1998 to recognize income tax expense created by our change to a C corporation, which primarily relates to a change from the cash to accrual method of accounting for income tax purposes. We will pay the deferred tax liability over a four-year period. For 1997, the income tax provision relates exclusively to ICON, which for federal income tax purposes was a C corporation subject to corporate income taxes.

Net Income. On an historical basis, we recognized a net loss and a net loss per share of $1.5 million and $0.10, respectively, for the nine months ended September 30, 1998 compared to net income and net income per share of $1.8 million and $0.09, respectively, for the corresponding period of 1997. The calculation of the net loss per share for the nine months ended September 30, 1997 reflects a reduction of $932,000 to net income available to common shareholders for the accretion of the redeemable shares.

HISTORICAL RESULTS FOR 1997 COMPARED TO HISTORICAL RESULTS FOR 1996

Service Revenues. Total service revenues increased $21.4 million, or 37.7%, to $78.1 million for the year ended December 31, 1997 from $56.7 million for the year ended December 31, 1996. A total of $2.8 million of the increase is attributable to revenues from C.P.A. Staffing from its acquisition date of August 12, 1997. Temporary staffing service revenues increased $15.5 million, or 34.8%, to $60.1 million for the year ended December 31, 1997 from $44.6 for the year ended December 31, 1996. Temporary staffing service revenues increased primarily as a result of growth in our IT business, increased billing rates, and increased revenues from offices opened in 1996 and 1995. Permanent placement service revenues increased $5.9 million or 48.3%, to $18.1 million for the year ended December 31, 1997 from $12.2 million for the year ended December 31, 1996. Permanent placement service revenues increased primarily due to increases in permanent placements, in the number and productivity of consultants and in billings to existing clients.

Gross Profit. Gross profit increased $9.4 million, or 36.1%, to $35.5 million for the year ended December 31, 1997 from $26.1 million for the year ended December 31, 1996. Gross profit as a percentage of service revenues decreased to 45.5% for the year ended December 31, 1997 from 46.0% for the year ended December 31, 1996. This decrease is primarily due to an increase in our IT business in 1997 as compared to 1996 which is at a lower gross margin percentage but at higher dollar amounts than the remainder of our business. This decrease in gross margin percentage was not offset by the increase in the percentage of service revenues derived from permanent placement services, which increased to 23.1% of total service revenues for the year ended December 31, 1997 from 21.5% for the year ended December 31, 1996. Permanent placement service revenues generate higher gross profits than temporary staffing service revenues because sales commissions and other costs associated with permanent placement services are included in selling, general and administrative expenses.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $9.2 million, or 44.3%, to $30.0 million for the year ended December 31, 1997 from $20.8 million for the year ended December 31, 1996. Approximately $2.5 million of the increase was attributable to sales commissions associated with the increase in service revenues. An additional $2.2 million of the increase was the result of additional personnel costs. The 1997 results also reflect approximately $900,000 of C.P.A. Staffing-related selling, general and administrative expenses from its date of acquisition. In addition, we incurred expenses for the year ended December 31, 1997 in connection with the introduction of Acsys Business Consulting staffing services and IT temporary staffing services and with general integration-related expenses. As a result of the above factors, selling, general and administrative expenses as a percentage of revenues increased to 38.4% for the year ended December 31, 1997 from 36.6% for the year ended December 31, 1996.

Combination Expenses. For the year ended December 31, 1997, we recognized expenses of $1.8 million, or 2.3% of service revenues, for legal, accounting and other expenses related to the Pooling Acquisitions.

Amortization and Depreciation. The acquisition of C.P.A. Staffing and the acquisition of certain assets of a predecessor by Infinity Enterprises, Inc. originally generated most of the goodwill. Goodwill represents the excess cost over the net tangible assets acquired and is being amortized over 40 years. We periodically review the carrying value of intangible assets and impairments, if any, when the expected future operating cash flows derived from such intangible assets are less than their carrying value. Based upon our most recent analysis, we believe that no material impairment of intangible assets existed at December 31, 1997. We fully amortized a non-compete agreement in 1996. The favorable effect of the decrease in amortization due to the non-compete agreement was offset by an increase in amortization of goodwill associated with the acquisition of C.P.A. Staffing. In addition, depreciation increased due to an increase in capital expenditures in 1997.

Severance and Franchise Termination Costs. During 1997, we recognized $512,000 of expense as a result of the restructured employment relationship with our former President. Additionally during 1997, we recognized $170,000 related to the termination of a franchise agreement by Cama of Tampa, Inc. During 1996, we incurred $459,000 in severance payments to a former employee of AcSys Resources, Inc. in connection with his employment termination. Also during 1996, we recorded $108,000 of franchise termination costs related to the termination of the AcSys Resources, Inc. franchise agreement. We are not currently a party to any franchise agreements. We could incur such costs in the future in connection with future acquisitions.

Interest Expense, net. Interest expense, net is comparable for both periods presented.

HISTORICAL RESULTS FOR 1996 COMPARED TO HISTORICAL RESULTS FOR 1995

Service Revenues. Service revenues increased $20.3 million, or 55.5%, to $56.7 million in 1996 from $36.5 million in 1995. Temporary staffing service revenues increased $16.3 million, or 57.9%, to $44.6 million in 1996 from $28.2 million in 1995. The increase in temporary staffing service revenues is primarily a result of growth in our IT business and increases in billing rates and revenues from offices opened in 1996 and 1995. Permanent placement service revenues increased $3.9 million, or 47.4%, to $12.2 million in 1996 from $8.3 million in 1995. Permanent placement service revenue increased primarily due to an increase in the number of permanent placements made in 1996, additional permanent placement consultants and increased productivity. In addition, 1996 service revenues reflect $2.5 million in total service revenues from Cama of Tampa, Inc. Due to a change in ownership of Cama of Tampa, Inc. as of January 1, 1996, our operating results for 1995 do not include the operating results of that entity.

Gross Profit. Gross profit increased $7.9 million, or 43.5%, to $26.1 million in 1996 from $18.2 million in 1995. Gross profit as a percentage of service revenues decreased to 46.0% in 1996 from 49.9% in 1995, primarily because permanent placement service revenues comprised a smaller portion of total service revenues, decreasing to 21.5% of total service revenues in 1996 from 22.7% in 1995. Additionally, the gross profit percentage decline is due to an increase in 1996 of our IT business which has a lower gross margin percentage than our other temporary services businesses.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $6.9 million, or 49.5%, to $20.8 million in 1996 from $13.9 million in 1995. Approximately $2.1 million of the increase was attributable to sales commissions associated with the increase in permanent placement revenues, and $1.4 million was the result of an increase in owners' compensation of the entities acquired in the Pooling Acquisitions. In addition, 1996 selling, general and administrative expenses reflect the expenses of Cama of Tampa, Inc. whereas 1995 selling, general and administrative expenses do not. Selling, general and administrative expenses also increased as a result of corporate expenses incurred in 1996 to support Acsys' growth. Selling, general and administrative expenses as a percentage of service revenues decreased to 36.6% in 1996 from 38.1% in 1995, primarily due to startup expenses associated with our IT business in 1995 which were not present in 1996.

Amortization and Depreciation. Amortization and depreciation increased $11,000, or 1.6%, to $693,000 in 1996 from $682,000 in 1995.

Severance and Franchise Termination Costs. In 1996, we incurred $459,000 in severance payments to a former employee of AcSys Resources, Inc. and $108,000 of costs related to the termination of the AcSys Resources, Inc. franchise agreement. This compares to $166,000 of franchise termination costs in 1995.

Interest Expense, net. Interest expense, net decreased to $811,000 in 1996 from $865,000 in 1995 principally due to lower average debt levels.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used for operating activities was $3.5 million in the nine months ended September 30, 1998. The use of cash is due to increases in accounts receivable and in other working capital requirements. For the corresponding period of 1997, cash provided by operations was $2.0 million, principally due to increases in accrued expenses and other liabilities.

Net cash used in investing activities during the nine months ended September 30, 1998 was $36.6 million. Included in cash used for investing activities was $34.3 million (net of cash acquired) paid in connection with the 1998 Acquisitions and $2.3 million used for capital expenditures for furniture, fixtures and equipment. We will continue to make capital expenditures throughout 1998 on information technology systems and equipment.

Net cash provided by financing activities was $40.9 million in the nine months ended September 30, 1998. Upon completion of our IPO, we raised $20.2 million net of expenses paid. We used approximately $11.1 million to immediately repay our then current borrowings under our credit facility. We subsequently borrowed approximately $31.5 million in connection with our acquisition of Staffing Edge in August, 1998. Additionally, during the nine months ended September 30, 1998, we used $545,000 for shareholder distributions related to certain pre-IPO S corporation tax liabilities.

Principally as a result of the August 1998 acquisition of Staffing Edge, at September 30, 1998 the outstanding balance under our $40.0 million revolving credit facility was approximately $34.0 million. The amount available under our credit facility will be reduced to $25.0 million on January 1, 1999. Accordingly, at September 30, 1998, $9.0 million of the borrowings have been classified as a current liability. We anticipate, as a result of our operating results and borrowing capacity, that we will be able to refinance or replace the existing credit facility with a larger borrowing facility. In the event that we are unable to repay the amount necessary to reduce our obligations under the credit facility to $25.0 million by January 1, 1999, in order to avoid default occurring under the credit facility, we will attempt to negotiate with the lenders for a modification of the credit facility. Additionally, we believe that funds currently available on hand, funds to be provided by operations, funds available under the existing credit facility and, after January 1, 1999, funds available under the refinanced borrowing facility will be sufficient to meet our anticipated needs for working capital for the next twelve months. There can be no assurance that we will be able to replace, refinance or renegotiate our credit facility. Our plan to replace, refinance or renegotiate our credit facility, our estimate of the time that funds currently on hand, funds provided by operations and funds available under the existing credit facility, and after January 1, 1999, funds from the refinanced, replaced or renegotiated borrowing facility will be sufficient to meet our working capital needs is a forward-looking statement that is subject to risks and uncertainties. Actual results and working capital needs could differ materially from those estimated due to a number of factors, including the use of funds for acquisitions. In addition, future acquisitions may require additional debt and equity financing.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires that items that are components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 became effective for fiscal years beginning after December 15, 1997 and is now currently being applied by Acsys. SFAS No. 130 requires comparative financial statements provided for earlier periods to be reclassified to reflect application of the provisions of this new standard. We have determined that for the nine months ended September 30, 1997 and 1998 and for the years ended December 31, 1995, 1996 and 1997, no items meeting the definition of comprehensive income as specified on SFAS No. 130, except net income, existed in the financial statements. As a result, no disclosure is necessary to comply with the standard.

In June 1997, the FASB issued Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"). This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Our management believes that SFAS 131 will not have a material effect on our financial statements.

YEAR 2000 COMPUTER ISSUES

Introduction. The Year 2000 issue refers to the problems that result from the many existing computer software programs and operating systems that use only two digits rather than four to define the applicable year in a date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000.

Acsys' State of Readiness. Our key financial, informational and operational systems are being assessed and detailed plans are being developed to address system modifications required by March 1999. These systems include information technology systems ("IT"). We have assessed our major IT vendors and technology providers and are in the process of testing our systems to determine Year

2000 compliance. In addition, we are in the process of assessing our non-IT systems that utilize embedded technology such as microcontrollers and reviewing them for Year 2000 compliance.

To operate our business, we rely upon government agencies, utility companies, providers of telecommunication services, suppliers, and other third party service providers ("Primary Service Providers"), over which we can assert little control. Our ability to conduct our core business depends upon the ability of these Primary Service Providers to fix their Year 2000 issues and to the extent they cannot or do not fix their Year 2000 issues, our financial condition could be materially and adversely affected. In addition, our customers may experience Year 2000 issues that could have a material adverse effect on their business and their need for our services, which in turn could have a material adverse effect on our business.

We have begun an assessment of all Primary Service Providers to determine risk and assist in the development of contingency plans. This effort is to be completed by March 1, 1999. In particular, we use various software packages in conducting and accounting for our temporary staffing, permanent placement and general accounting operations. These packages, among other things, track and accumulate temporary staff time and client billings, process staff payroll, and produce financial statements and other financial data. We use software packages and hardware in certain locations that may not be Year 2000 compliant. In addition, certain of our Hub-Centers use software packages that may not be Year 2000 compliant. As discussed in "Business--Corporate Support Services; Information Systems," we are implementing integrated staffing and accounting software packages. We have the option either to purchase new Year 2000 compliant software from outside vendors or implement existing in-house Year 2000 compliant software, or to combine both approaches.

We expect that our information systems integration efforts will enable us to be fully Year 2000 compliant although we cannot guarantee that software represented by vendors as Year 2000 compliant will in fact be compliant. Further, we use a third-party payroll processing company, and although we expect that this company will be Year 2000 compliant, no assurances can be given in that regard. In pursuing our acquisition strategy we could acquire an entity that is not Year 2000 compliant. Depending on the size of the entity acquired, noncompliance could negatively affect our results of operations.

Costs to Address Acsys' Year 2000 Issues. We expense costs associated with Year 2000 system changes as the costs are incurred except for system change costs that we would otherwise capitalize. To date we have incurred costs of approximately $500,000 in connection with our Year 2000 compliance plan (our "Year 2000 Plan"), and we expect to spend an additional $500,000 to complete our Year 2000 Plan.The financial impact of these expenses has not been material, and we do not expect future remediation costs to be material to our consolidated financial position or results of operations. We cannot estimate the future costs incurred as a result of Year 2000 issues suffered by our Primary Service Providers and customers, and we cannot assure you that we will successfully address the Year 2000 issues present in our own systems.

Risks Presented by Year 2000 Issues. We have recently begun the system integration testing phase of our Year 2000 Plan. However, until system integration testing is substantially in process we cannot fully assess the risks of our Year 2000 issue. As a result of system integration testing, we may identify areas of our business that are at risk of Year 2000 disruption. The absence of any such determination at this point represents only the status currently in the implementation of our Year 2000 Plan, and should not be construed to mean that there is no area of our business which is at risk of a Year 2000 related disruption. As noted above, many of our critical Primary Service Providers and customers may not appropriately address their Year 2000 issues, the result of which could have a material adverse effect on our financial condition and results of operations.

Acsys' Contingency Plans. Our Year 2000 Plan calls for the development of contingency plans for areas of the business that are susceptible to a substantive risk of a disruption resulting from a Year 2000 related event. Because we have only recently begun system integration testing, and accordingly have not fully assessed our risk from potential Year 2000 failures, we have not yet developed detailed contingency plans specific to Year 2000 events for any specific area of business. We do, however, maintain contingency plans, outside of the scope of the Year 2000 issue, designed to address various other business interruptions. We are prepared for the possibility that system integration testing may hereafter identify certain areas of business at risk. Consistent with our Year 2000 Plan, we will develop specific Year 2000 contingency plans for such areas of business as and if such determinations are made.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements appear in a number of places in this report and include all statements that are not historical facts. Some of the forward-looking statements relate to the intent, belief or expectations of Acsys and our management regarding our strategies and plans for: operations, including our Hub-Center management model; growth, including current and potential new services; acquisitions; recruiting; and sales and marketing strategies. Other forward-looking statements relate to trends affecting our financial condition and results of operations; our anticipated capital needs and expenditures; and litigation in which we are involved. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those that are anticipated in the forward-looking statements as a result of:

 . our relatively brief combined operating history;

 . our ability to identify and acquire suitable acquisition candidates;

 . our ability to integrate acquired businesses into its operations;

 . our ability to implement internal control and management financial and operational reporting systems;

 . risks associated with opening new offices and offering new services;

 . the availability of qualified personnel to staff and supervise new offices;

 . the possible effects of a downturn in the economy, which may result in a decline in the demand for our services;

 . the strength of demand for temporary staffing and permanent placement services in our markets;

 . the general level of economic activity and unemployment;

 . existing and emerging competition;

 . competing demands for the attention of our management;

 . the availability of capital to fund acquisitions;

 . our ability to maintain sufficient profit margins despite pricing pressures;

 . the changing regulatory environment; and

 . our ability to address the Year 2000 issue.

In addition, the market price of the Common Stock may from time to time be significantly volatile as a result of, among other things:

 . our operating results;

 . the operating results of other staffing companies;

 . changes in the performance of the stock market in general; and

 . the trading volume of the Common Stock.

You should review the more detailed description of these and other possible risks contained in the "Risk Factors" section of this Prospectus.

                                    BUSINESS

GENERAL

Acsys is one of the leading providers of specialty professional staffing services in the United States. Since our formation as a Georgia corporation in March 1997, we have acquired 11 companies to date. We operate 40 offices in metropolitan markets across the United States, with a more significant presence in the Eastern and Midwestern United States. Our goal is to build a national specialty professional staffing business with offices in major United States metropolitan markets and to become a leader in the fragmented IT services industry through consolidation of complementary companies, expansion of our service offerings and cross-selling to our combined customer base. We have clients across a broad spectrum of industries, including communications, consumer products, energy, financial services, health care, industrial, insurance, media, professional services, retail and technology.

In February 1998, we completed our IPO of 2,842,500 shares of Common Stock at a price of $8.50 per share, realizing net cash proceeds of approximately $20.2 million after deducting underwriting discounts and offering expenses.

Our operating strategy is based on a focus on client relationships and its philosophy that the central function of corporate management is to support the staffing consultants who directly interact with clients. We carry out our strategy through a decentralized "Hub-Center" management model, which we believe fosters an entrepreneurial environment. Hub-Centers, located in major metropolitan markets, are managed by Division Presidents who are responsible for achieving our operational and financial goals. Division Presidents are supported by our corporate services which include marketing, public relations, management information systems support, training, human resources, accounting and other back office functions. We believe that our decentralized management structure enables us to be more responsive to our clients' needs. Further, we believe that our specialty professional focus makes us more attractive to staffing consultants and temporary and permanent placement candidates.

Acsys' goal is to build a national specialty professional staffing business by pursuing strategic acquisitions, enhancing and expanding existing offices, introducing new services and opening new offices. We seek to acquire specialty professional staffing businesses with strong management and a significant presence in what we believe to be desirable, growing markets. We plan to enhance and expand existing offices by adding quality personnel, pursuing new clients, expanding relationships with our current clients and implementing successful sales and marketing techniques. We may develop or expand new services or acquire existing businesses that offer such new specialty professional staffing services. Furthermore, we intend to grow by opening new offices in both our current markets and new geographic markets.

THE STAFFING INDUSTRY

The staffing industry generally consists of companies which provide four basic services to clients: temporary staffing, placement and search, professional employer organization services and outplacement. Based on information from the Staffing Industry Report, staffing industry revenues increased from approximately $35.5 billion in 1992 to approximately $87.9 billion in 1997, representing a compound annual growth rate of 18%. According to industry sources, in 1997 the staffing industry employed approximately 5.5 million people per day. While the industry has undergone consolidation in the last few years, it remains fragmented with over 9,300 temporary staffing firms and over 3,400 placement and search firms. Within the overall staffing industry, the placement and search sector had 1997 revenues of $10.9 billion and grew from 1992 revenues of $4.0 billion also representing a compound annual growth rate of 20%.

Acsys' temporary staffing services are currently focused on the accounting and finance portion of the specialty professional segment, which had 1996 revenues of $6.3 billion, representing 12% of the $54.5 billion temporary staffing sector. The Staffing Industry Report recently estimated that the specialty professional segment will grow 25% in 1998. In addition to accounting and finance, the specialty professional segment, as defined by the Staffing Industry Report, includes legal, laboratory and other professional staffing services (excluding IT and technical services). The specialty professional segment is one of the fastest growing segments of the temporary staffing sector, with profit margins greater than those of the traditional clerical and light industrial temporary staffing business. The IT/technical segment of the temporary staffing sector had 1997 revenues of $14.8 billion, representing 27% of the temporary staffing sector. This segment includes IT services such as consulting systems and network integration and support, and IT supplemental staffing.

A significant part of the IT segment is the implementation of ERP software. ERP software helps companies better manage their business by redesigning their business processes in such areas as product development, service delivery, manufacturing, human resources, finance and accounting. Although these services may be offered by ERP software developers, in most cases ERP implementation and systems integration services are provided by third party service providers, such as Acsys.

Temporary staffing has become widely accepted as a valuable tool for managing personnel costs and for meeting specialized or fluctuating employment requirements. Temporary staffing companies offer a means of dealing with uneven or peak work loads caused by such predictable events as vacations, tax work, month-end activities, special projects, and seasonal increases in work volume, and such unpredictable events as illness, resignations and emergencies. In addition, employees increasingly look to temporary assignments as a way to build experience, make contacts, and receive training and valuable exposure to a variety of work settings, as well as a means to gain full-time employment. We believe that more companies are not only accepting the idea of using professional temporary employees in traditional permanent professional roles, but are planning to use such employees as a continuing corporate strategy. Furthermore, traditional accounting services that were historically performed internally are now being outsourced.

The placement and search sector of the staffing industry had 1997 revenues of $10.9 billion, representing 10% of the staffing industry. This sector was expected to grow 19% in 1998, according to the Staffing Industry Report. Personnel placed by companies in this sector cover a wide range of industries and a variety of position levels. Placement and search firms fulfill their clients' needs by identifying, evaluating and recommending qualified candidates for positions. Placement and search firms are generally characterized as either retained search or contingency placement, depending upon how their fees are determined. Retained search firms receive a retainer at the outset of an assignment,while contingency firms, such as Acsys, receive compensation upon successful completion of a search and placement of a recommended candidate. Contingency firms typically fill mid-level positions for a fee equal to a percentage of the candidates' first year annual salary.

We believe that companies have become increasingly reliant on placement and search firms for a number of reasons. The continued strength and growth of the economy has reduced the pool of available specialty professionals and increased the difficulty of finding talented candidates. Professional employee turnover has increased as more employees spend their careers with a number of different organizations in various locations. Many companies are outsourcing non-core activities, such as recruiting, to reduce costs and increase efficiencies. A permanent placement firm may also serve in a consultative role to the client by providing objective feedback on candidates and advice regarding the appropriate qualifications and compensation for a particular position.

We believe that a number of factors may increase demand for specialty professional temporary staffing and permanent placement services. These factors include:

 . Use of temporary employees to fill higher-skilled positions.

 . Employers' difficulty locating qualified employees.

 . Desire of employer's to utilize candidates with the latest training and current skill sets demanded in the increasingly technology-reliant business environment.

 . Trend to outsource non-core functions to reduce costs and increase efficiencies.

 . Employment candidates' attraction to industry-focused specialty service providers.

 . Employment candidates seeking more flexibility and opportunities to gain experience in a variety of work settings.

OPERATING STRATEGY

The key elements of Acsys' operating strategy are as follows:

Focus on Specialty Professional Markets. We focus on staffing positions that require specialized skills such as accounting and finance and SAP's ERP software implementation. We believe that our years of experience, recognized local brand names, reputation for client service and the industry expertise of our staffing consultants give us a competitive advantage. For example, many of our staffing consultants are certified public accountants. We believe that these specialized characteristics also provide an opportunity for Acsys to generate higher margins than those of traditional clerical and light industrial staffing companies.

Establish and Leverage National Brand. Acsys is engaged in an ongoing initiative to transition the brand names of the local and regional companies that we have acquired to the Acsys brand name. We believe that we can develop significant brand equity through our leadership as a specialty professional staffing firm, thus enabling us to increase market share and achieve marketing efficiencies and greater operating leverage.

Emphasize Client Relationships. We believe that client relationships and the staffing consultants who develop and maintain those relationships are our most important assets. These consultants are encouraged to respond directly and innovatively to satisfy clients' staffing needs, and we are building our corporate level services to support our consultants in that effort.

Moreover, we believe that the central function of management, including our senior executive team, is to support the consultants who directly interact with the client.

Foster Entrepreneurial Environment with Hub-Center Management Model. We employ a decentralized operating strategy which we have termed our Hub-Center management model. Our operations in each market, including any satellite offices in that market, are managed by local managers called Division Presidents. We believe we have a strong market share in our major markets largely due to the commitment, ability and creativity of the Division Presidents who drive each local business. Division Presidents are responsible for achieving operational and financial objectives.

Provide Corporate Level Support. Acsys' philosophy is that the central function of corporate management is to support the staffing consultants who directly interact with clients. We offer our Division Presidents corporate level support to lessen their administrative burden and allow them to focus on servicing clients and growing the business. These support functions include marketing, public relations, management information systems support, training, human resources, accounting and other back office functions. Our corporate management continues to identify "best practices" for Division Presidents to use in their day-to-day operations.

GROWTH STRATEGY

Acsys' goal is to build a national specialty professional staffing business with offices in major United States metropolitan markets. The key elements of its growth strategy in order of relative importance are as follows:

Pursue Strategic Acquisitions. We intend to acquire accounting and finance and IT staffing and permanent placement businesses and other specialty professional staffing businesses. We seek acquisition candidates with characteristics such as attractive geographic market locations, strong market shares, recognized local brand names and new or expanded specialties that we can add to our existing services. We also focus on acquisition targets that have strong management teams and complementary cultures. To accomplish acquisitions, we plan to use equity, debt, available cash and combinations of all three as consideration.

Enhance and Expand Existing Offices. We plan to develop and expand our current offices by adding temporary staffing and permanent placement consultants, pursuing new clients, expanding current client relationships, cross-marketing temporary and permanent services, and replicating successful sales, marketing and business techniques in offices that do not currently use those techniques. We rely on Division Presidents to drive this internal growth and to determine which sales, marketing and business techniques are most appropriate for their respective local markets.

Introduce New Services. We plan to develop new specialty professional staffing services internally by leveraging our existing expertise and reputation in specialty professional staffing services, particularly in markets where our clients have solicited us for those new services. Examples of our internal development of new service offerings include the commencement of IT staffing services in several offices in the third quarter of 1997, with plans to offer IT services in other offices, and the development of Acsys Business Consulting, a program that focuses on staffing higher-end positions on an interim basis. We currently have several new service development projects in the process, including:

professional sales permanent placement, litigation support; outsourced internal audit function; and vendor-on-premise, contract services or project management. All of these potential new services are currently offered only on a limited basis, and there can be no assurance that they will be offered throughout our company. We may also acquire specialty staffing services firms with new or expanded services and market those services through our existing offices.

Open New Offices. We have opened four offices since our formation and plan to continue to grow our business by opening new offices. We will open two types of new offices, spin-offs from existing offices and "de novo" offices. A spin-off office is opened in an existing geographic market by breaking a branch office in two. Such an office provides greater geographic coverage and increased market penetration at a low marginal cost. We opened two spin-off offices in 1997, one in Alexandria, Virginia (a spin-off from our existing Tyson's Corner, Virginia office), and one in Landover, Maryland (a spin-off from our Washington, D.C. office). De novo offices represent an initial presence in new geographic markets. We opened a de novo office in Orlando, Florida in December 1997, and a de novo office in New York City in July 1998. We are on target to open another de novo office in Raleigh, North Carolina in the fourth quarter of 1998.

For a summary of certain important factors that may adversely affect Acsys' growth strategy as described above, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Disclosure Regarding Forward-Looking Statements."

SERVICES

Acsys currently offers the following services:

Accounting and Finance Temporary Staffing. We provide temporary staffing services to clients in a variety of industries, such as telecommunications, health care, banking, manufacturing and government. Our temporary staffing clients are principally Fortune 1000 companies, middle market companies, governmental agencies and nonprofit organizations. Some of our temporary employees may decide to accept an offer of permanent employment from the client and thereby "convert" the temporary position to a permanent position.

Information Technology. We began offering IT staffing services in the third quarter of 1997 in our Philadelphia, New Jersey, Charlotte and Tampa Hub-Centers. We significantly increased our IT business in the second quarter of 1998 through the acquisition of ICON. ICON provides companies with the consultants that implement SAP's ERP software. ICON is a National Implementation Partner for SAP's ERP software. We generally offer both IT temporary staffing and IT permanent placement services. We intend to leverage our existing client contacts in the accounting and finance area by seeking to fill their IT staffing needs as well. We may expand our IT business into other offices and also may acquire other IT staffing firms as we seek to diversify our staffing services.

Accounting and Finance Permanent Placement. Our permanent placement business specializes in placing mid-level accounting, financial, tax and banking personnel in permanent positions with a diverse mix of companies ranging from small businesses and nonprofit organizations to Fortune 1000 companies. Substantially all of our permanent placement business is on a contingency basis; thus, we are not compensated for a permanent placement assignment unless the candidate whom we recommend is hired by a client. Fees for successful permanent placements are paid only by the employer and are generally equal to a percentage of the new employee's first-year annual compensation. Generally, if a candidate placed by Acsys is terminated or resigns during a specified guaranty period (typically 90-180 days), we either fill the position without further charge or provide a prorated refund.

Other Staffing Services. Our corporate staffing services place temporary office and administrative personnel, ranging from executive assistants to office managers. We began offering these services in its Washington, D.C. Hub-Center in response to clients' desire to staff candidates with a stronger base of skills than those typically available from other staffing providers. These services are included under temporary staffing service revenues in the consolidated financial statements included in this report.

ACQUISITIONS

A key element of our growth strategy is to acquire accounting, finance, information technology and other specialty professional staffing businesses. To accomplish acquisitions, we plan to use equity, debt, available cash and combinations of all three as consideration. We believe that we have a strategic advantage in competing for acquisitions as a result of: (i) our focus on the specialty professional staffing segment of the staffing industry; (ii) the personal relationships of our key executives with managers and owners of other professional staffing firms; (iii) our decentralized entrepreneurial operating environment and Hub-Center management model; (iv) our merger and acquisition execution capabilities; and (v) our greater visibility and resources as a public company.

We believe that our focus on the specialty professional segment of the staffing industry gives us a strategic advantage in attracting acquisition candidates that prefer to affiliate with a professionally-focused company rather than a traditional clerical and light industrial-based staffing company. A number of the members of our management have been active or currently hold leadership positions in national and regional specialty professional staffing trade associations, including the American Association of Finance and Accounting, a national association of privately held accounting and finance staffing firms. In addition, members of our management have previous work experience with national staffing companies or "Big Five" accounting firms. As a result, these persons have developed personal relationships with the owners of many independent specialty professional staffing firms. Additionally, our position as a National Implementation Partner for SAP's ERP software enables us to attract competent IT consultants. We also believe that our commitment to maintaining a strong professional permanent placement business will give us a strategic advantage in attracting acquisition candidates whose businesses have a permanent placement focus. Furthermore, we believe we can use our temporary staffing expertise to build significant temporary staffing businesses from these established professional permanent placement bases.

There can be no assurance that we will be able to successfully identify suitable acquisition candidates, complete acquisitions or integrate acquired businesses into our operations. Once integrated, acquired companies may not achieve levels of revenues, profitability or productivity comparable to those of our existing locations or otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated problems, liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business, some or all of which could have a material adverse effect on our business, of operations, or financial conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Disclosure Regarding Forward-Looking Statements."

CORPORATE SUPPORT SERVICES

Acsys offers the following corporate level support functions to the Hub-
Centers:

Training. We offer our staffing consultants and other employees a two week orientation and training program as well as ongoing courses offering instruction and training in client service and development, team building, management techniques and employment law. The primary objective is to teach employees how to build client relationships and manage others utilizing proven business techniques. With respect to Division Presidents in particular, we believe the entrepreneurial Hub-Center operating philosophy requires our Division Presidents to be strong managers and leaders. We seek to cultivate these qualities in Division Presidents by using both training materials developed in-house and outside consultants to conduct training sessions. In addition, we are creating a company-wide database of "best practices" for our Division Presidents to use in their day-to-day operations.

Information Systems. We are developing an integrated management information system that will encompass accounts payable, cash management, budgeting and management reporting. This system is intended to provide up to date financial information, eliminate duplicate functions, enhance internal controls, and lower our costs. The systems include a corporate "Intranet" to facilitate the sharing of corporate services. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Computer Issues."

Marketing and Public Relations. We continue to develop a full range of marketing and public relations services, including regional print advertising campaigns, radio advertising, premiums, public relations, direct mail and promotions. These programs focus on both clients and employment candidates.

Risk Management. We have centralized our risk management function. In addition, as part of our training effort we conduct seminars on pertinent topics (particularly employment law-related matters) for our employees to help educate our work force and reduce our exposure to losses.

Human Resources. Our Human Resources department is full-service, with responsibility for employee relations, compensation, training and development and employee benefits. Because of the unique nature of the staffing industry, Human Resources is also responsible for compliance issues in the recruitment process.

Legal Services. We have centralized our legal services function and are developing detailed policies regarding the retention of legal counsel and guidelines within which Division Presidents are limited in making decisions related to legal issues.

Treasury Management. We have centralized our treasury management function by establishing a lock box cash management system. In this system, all customer payments are received at a central location maintained by our bank. We believe this system results in better internal control by centralizing the cash collection portion of the revenue cycle.

Accounting. All accounting functions, including management financial information, are being centralized. The processing of customer invoices and temporary employee payroll, which are critical to customer service, will remain in the Hub-Centers.

RECRUITING

We use a variety of methods to recruit qualified temporary staffing and permanent placement candidates. Our primary recruiting methods are networking and direct solicitation by staffing consultants. We also have recruited managers in several offices who are responsible for marketing our services to potential candidates. Other recruiting methods include: advertising in newspaper classified ads and various other print media, including Yellow Pages and local and national trade journals; advertising on radio; maintaining an Internet website; recruiting on college campuses; participating in job fairs; offering referral bonuses for new temporary employees; conducting direct mail campaigns; and maintaining a good reputation and high visibility within the community through community service. We receive a significant number of referrals from past candidates due to our professional reputation, quality service and the reputation of our permanent placement practice. Furthermore, we believe that candidates are attracted to Acsys by the number and quality of the positions we have available, and that availability of qualified candidates also increases our client base. Competition for individuals with proven skills in finance and accounting is intense, and there can be no assurance that qualified personnel will continue to be available in sufficient numbers and on economic terms acceptable to Acsys.

LOCAL SALES AND MARKETING

We emphasize local sales and marketing efforts, which are generally conducted by each Hub-Center. Our client-oriented advertising primarily consists of print advertisements in newspapers, Yellow Pages, magazines and trade journals; and radio advertisements. Direct marketing through mail and telephone solicitation also constitutes a significant portion of our sales and marketing programs. We also seek endorsements and affiliations with local and regional accounting and finance professional organizations and conduct public relations activities designed to enhance recognition of Acsys and our services. Local employees are encouraged to be active in civic organizations and industry trade groups.

EMPLOYEES

We have 522 full-time internal staff employees as of October 31, 1998. Temporary employees placed by us are our employees while they are working on assignments. Neither our internal staff nor our temporary employees are represented by a collective bargaining agreement. Hourly wages for our temporary employees are determined according to market conditions. We generally pay mandated costs of employment, including the employer's share of Social Security and Medicare taxes (FICA), federal and state unemployment taxes, unemployment compensation insurance and workers' compensation insurance. We offer access to various insurance programs and benefits to our temporary employees. We believe our employee relations are satisfactory.

COMPETITION

The staffing industry is highly competitive, with limited barriers to entry. We believe that availability and quality of employment candidates, reliability of service and price of services are the most significant competitive factors in the specialty professional staffing sector. We believe we derive a competitive advantage from our extensive experience with and commitment to the specialty professional staffing market, our strong local market presence and reputation, and our various marketing activities. A number of firms offer services similar to ours on a national, regional and local basis. We compete for our clients, candidates and acquisitions with many local and regional companies and also face competition from a number of international and national specialty professional staffing companies including Robert Half International, Inc., Romac International, Inc., Accountants, Inc. and Accountants on Call, as well as professional staffing divisions of larger general staffing firms, such as Interim Services, Inc., Norrell, Inc. and Olsten Corporation. These firms have materially greater financial and operating resources than Acsys.

SERVICE MARKS AND TRADENAMES

We currently operate under various tradenames and service marks, the most significant of which are Acsys, Staffing Edge and several variations of Don Richard Associates. Consistent with our strategy of establishing a nationwide brand presence, we plan to eventually conduct all of our business under the Acsys name.

FACILITIES

We own no real property. We lease our corporate office and all of our local offices. We believe our facilities are adequate for our needs and do not anticipate any material difficulty in replacing such facilities or securing facilities for new offices.

LEGAL PROCEEDINGS

On November 13, 1997, a lawsuit was filed against Acsys, Cama of Tampa, Inc. ("Cama") and the former owner of Cama, Stephen S. Tutwiler by L. Robert Frank and L. Robert Frank & Associates, Inc. in the Circuit Court of the thirteenth Judicial District, Hillsborough County, Florida. The lawsuit alleges that the plaintiffs and Mr. Tutwiler agreed to form a corporation to provide certain staffing services; that such services were instead provided through a division of Cama; and that the plaintiffs were entitled to a portion of the stock of Cama and thus to a portion of the shares of common stock issued to Mr. Tutwiler when we acquired Cama. The plaintiffs assert numerous claims, including breach of contract, fraud, civil conspiracy and alleged misstatements and omissions regarding Acsys' ownership of Cama in a prospectus filed by Acsys. The plaintiffs seek to recover $27,000 allegedly due to the plaintiffs, their alleged portion of Mr. Tutwiler's shares of common stock, and compensatory and other damages. The plaintiffs also seek an accounting and employment by Acsys.

The court has ordered the plaintiffs and Mr. Tutwiler to arbitrate the allegations in the lawsuit, which relate to their dispute, and has stayed the litigation of plaintiffs' claims against Cama and Acsys, pending resolution of the arbitration between Mr. Tutwiler and plaintiffs. The plaintiffs filed an appeal of the order requiring them to arbitrate the claims against Mr. Tutwiler, but the appellate court affirmed the trial court's order. In the event the claims against Acsys and Cama proceed, Acsys intends to vigorously defend against those claims. Due to the uncertainties of litigation, we cannot predict the outcome of this matter. An adverse result could have a material effect on our Company and result in a charge to the statement of operations in the period in which the amount of litigation loss, if any, is determinable and the likelihood of incurring such loss is deemed to be probable. There is no other pending litigation which we consider material.

From time to time we may be involved in litigation incidental to our business. There is currently no other pending litigation which we consider material.

                                   MANAGEMENT

Our directors and executive officers and their ages and positions as of October 31, 1998 are as follows:

EXECUTIVE OFFICERS AND DIRECTORS

   NAME                    AGE                      POSITION
   ----                    ---                      --------
David C. Cooper...........  42 Chairman of the Board
Timothy Mann, Jr..........  33 Chief Executive Officer and Director
Edward S. Baumstein.......  43 President, Chief Operating Officer and Director
Beth Monroe Chase.........  47 Chief Development Officer, Executive Vice
                               President and Director
Barry M. Abelson..........  51 Director
Paul J. Klaassen..........  40 Director
Robert M. Kwatnez.........  34 Director
William Porter Payne......  50 Director
Harry J. Sauer............  46 Director
Brady W. Mullinax, Jr.....  45 Vice President--Finance, Chief Financial Officer
                               and Secretary

BIOGRAPHICAL INFORMATION FOR EXECUTIVE OFFICERS AND DIRECTORS

David C. Cooper has served as the Chairman of the Board of Directors since our formation and Division President--Atlanta since September 1997. Mr. Cooper founded David C. Cooper & Associates, Inc. and DCCA Professional Temporaries, Inc. in 1980 and served as their president until May 1997. Mr. Cooper received his Bachelor of Business Administration degree in Accounting from the University of Georgia. Mr. Cooper is a past president of the American Association of Accounting and Finance, a national network of independently owned accounting and finance permanent placement and temporary staffing businesses.

Timothy Mann, Jr. has served as Chief Executive Officer since October 1997 and a Director since our formation. Prior to his becoming Chief Executive Officer, Mr. Mann served in various roles. From 1992 until 1997, Mr. Mann was an attorney engaged in the private practice of law, most recently with Alston & Bird LLP in Atlanta, Georgia. Mr. Mann has extensive staffing industry experience, having served as issuer's counsel in a number of staffing industry public equity offerings and as buyer's counsel in a number of staffing industry mergers and acquisitions. Mr. Mann's experience also includes service in the audit division of Arthur Andersen LLP. Mr. Mann received his J.D. cum laude from the University of Georgia and his Bachelor of Science degree in Accounting from the University of Florida.

Edward S. Baumstein has served as the Chief Operating Officer and a Director since September 1997 and as President since October 1997. Mr. Baumstein served as the president and chief executive officer of AcSys Resources, Inc. from 1994 until September 1997 and had served in various positions since he joined AcSys Resources in 1983. Prior to joining AcSys Resources, Mr. Baumstein was with Price Waterhouse. He received his B.B.A. in Accounting from Temple University and is a certified public accountant.

Beth Monroe Chase has served as a Director since our formation. She served as Chief Operating Officer from our formation until September 1997, when she became Chief Development Officer and Executive Vice President. Ms. Monroe Chase was one of the founders of Infinity Enterprises, Inc. (d/b/a Don Richard Associates of Washington) and from 1994 until our formation served as its president. Ms. Monroe Chase served as the director of sales from 1992 to 1994 and as managing director from 1993 to 1994 for the predecessor of Don Richard Associates of Washington (which also operated under that name). Her previous staffing industry experience includes service as an area manager for Staff Builders and as a regional manager with TeleSec Staffing.

Barry M. Abelson has served as a Director since the completion of an IPO in February 1998. He has been a partner in the law firm of Pepper Hamilton LLP, Philadelphia, Pennsylvania since May 1992 and has served as Chairman of its Executive Committee since February 1995. Mr. Abelson received his Bachelor of Arts degree in Sociology from Dartmouth College and his J.D. degree from the University of Pennsylvania.

Paul J. Klaassen has served as a Director since February 1998. He is the co-founder and has served as Chairman of the Board and Chief Executive Officer of Sunrise Assisted Living, Inc. and its predecessor entities since 1981. He also served as President of Sunrise Assisted Living, Inc. and its predecessor entities from 1981 through July 1997. Mr. Klaassen is the founding Chairman of the Assisted Living Facilities Association of America, the largest assisted living industry trade association. He serves on the editorial advisory boards of Contemporary Long Term Care, Retirement Housing Report, Assisted Living Today and Assisted Living Briefing magazines.

Robert M. Kwatnez has served as a Director since May 29,1998. He co-founded ICON Search and Consulting, Inc. in September 1994 and has served as Vice President of Acsys IT since that time. His primary accomplishments include the building of an internationally renowned SAP consulting practice with revenues in excess of $12 million in three years as well as the securing of a National Implementation Partnership with SAP America. Mr. Kwatnez's staffing business experience spans over the last eleven years and he currently serves as director of the SAP practice which employs over 65 consultants. He is also responsible for management of a local Atlanta-based Client-Server consulting business with over 60 consultants. Mr. Kwatnez received his Bachelor of Business Administration from Indiana University in 1987.

William Porter Payne has served as a Director since the completion of our IPO in February 1998. He is Chairman of Orchestrate.com. He previously served as Vice Chairman of NationsBank Corporation from January 1997 until June 1998 and was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games from 1991 to 1997. Mr. Payne is also a director of Anheuser-Busch Companies, Inc., Cousins Properties, Inc. and Jefferson-Pilot Corporation. Mr. Payne received his Bachelor of Arts in Political Science and J.D. degrees from the University of Georgia.

Harry J. Sauer has served as a Director and as the Division President-- Philadelphia since September 1997. Mr. Sauer has worked in the staffing industry since 1977, when he co-founded AcSys Resources. He served in various positions with AcSys Resources, most recently as chief operating officer. Mr. Sauer received his Bachelor of Arts degree in Political Science from American University and his M.B.A. from Boston College. Mr. Sauer has served as the president of Hillel of Greater Philadelphia and as a board member of several nonprofit organizations.

Brady W. Mullinax, Jr. has served as our Vice President--Finance, Chief Financial Officer and Secretary since August 1998. From 1994 to 1997, Mr. Mullinax served as chief financial officer and treasurer of Fuqua Enterprises, Inc., a New York Stock Exchange listed company that operated a healthcare equipment business and a leather tanning business that was sold to Graham-Field Health Products, Inc. on December 30, 1997. From 1987 to 1993, he was a partner with Price Waterhouse LLP. Mr. Mullinax received his Bachelor of Science degree in Business Administration from the University of North Carolina and is a certified public accountant.

BOARD ORGANIZATION

The number of directors on the Board of Directors is fixed at ten. Due to the resignation of John R. Ficquette as a director in September 1998, there is currently one vacancy on our Board of Directors. Our directors are elected at the annual meeting of shareholders. Executive officers are appointed by the Board of Directors. Directors and executive officers are elected or appointed to serve until they resign or are removed or are otherwise disqualified to serve, or until their successors are elected and qualified at the next annual meeting of shareholders. During 1997, the Board of Directors held five meetings. Each director attended at least 75% of the aggregate of all regular, annual and special meetings of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

In February 1998 after we completed our IPO, the Board of Directors established a Compensation Committee and an Audit Committee. The Board of Directors does not have a nominating committee because nominating functions are performed by the Board of Directors as a group.

The Audit Committee was established to review our internal controls, review the objectivity of its financial reporting and meet with our appropriate financial personnel and our independent auditors in connection with these reviews. The Audit Committee is also charged with recommending to the Board the appointment of independent auditors to serve as our auditors for the following year. The members of the Audit Committee are Messrs. Abelson, Klaassen, Payne and Mann.

The Compensation Committee was established to advise and make recommendations to the Board with respect to salaries and bonuses to be paid to the Chairman of the Board and the Chief Executive Officer. The Compensation Committee also administers our 1997 Stock Option Plan and our other stock option plans. It also recommends to the Board of Directors adoption of any compensation plans in which our officers and directors are eligible to participate. The members of the Compensation Committee are Messrs. Abelson, Klaassen and Payne.

DIRECTOR COMPENSATION

Directors who are also our employees do not receive additional compensation for serving as directors. Each director who is not an employee (an "Outside Director") receives $1,000 for each meeting of the Board of Directors attended and $500 for each meeting of a committee of the Board of Directors. All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or its committees and for other expenses incurred in their capacity as Directors.

We have adopted a policy of granting to each Outside Director, upon his or her initial appointment to the Board of Directors, a stock option to purchase 50,000 shares of Common Stock pursuant to the Option Plan. Pursuant to this policy the Board granted options to purchase 50,000 shares of Common Stock to each of Messrs. Abelson and Payne at the IPO price of $8.50 per share and granted options to purchase 50,000 shares of Common Stock to Mr. Klaassen at $13.00 per share. In addition, we have adopted a policy of granting to each Outside Director, once each quarter during the Outside Director's term as a director, options to purchase 4,000 shares, with a lifetime cap of 150,000 shares per Outside Director. The option price will be equal to the fair market value at the date of each grant, and each option will have a 10-year term. One third of the options will vest on each of the first three anniversaries of the date of grant, provided that all unvested options will vest upon a change in control of Acsys (as defined in the option agreement) or the death of the Outside Director.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation. Acsys was incorporated in March 1997 and conducted no operations in 1996. Our most highly compensated executive officers in 1997 were Messrs. Cooper, Mann, Baumstein, Gallagher and Mark E. Strassman and Ms. Monroe Chase (the "Named Executive Officers").

                                                        LONG-TERM
                                                       COMPENSATION
                                                       ------------
                                  ANNUAL COMPENSATION     AWARDS
                                  -------------------- ------------
                                                        SECURITIES
                                                        UNDERLYING   ALL OTHER
                                                         OPTIONS/   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)   SARS (#)       ($)
---------------------------  ---- ---------- --------- ------------ ------------
David C. Cooper,...........  1997  $ 83,333   $  --      $    --        $--
 Chairman of the Board of
 Directors(1)
Timothy Mann, Jr.,.........  1997   110,128      --       135,198        --
 Chief Executive Officer(2)
Edward S. Baumstein,.......  1997    66,666      --           --         --
 President and Chief
 Operating Officer(3)
Mark E. Strassman,.........  1997   107,590      --           --         --
 former President(4)
Beth Monroe Chase,.........  1997   107,590      --           --         --
 Chief Development
 Officer(5)
Lester E. Gallagher, III,..  1997    41,666   $1,000       18,771       $400(7)
 Chief Financial Officer(6)

--------
(1) Reflects compensation paid by Acsys to Mr. Cooper beginning on May 16, 1997, the date that Acsys employed Mr. Cooper as its Chairman of the Board of Directors.
(2) Reflects compensation paid by Acsys to Mr. Mann in all capacities beginning on March 12, 1997, the date that Acsys employed Mr. Mann. Mr. Mann served in various executive positions with Acsys before becoming Chief Executive Officer in October 1997.
(3) Reflects compensation paid by Acsys to Mr. Baumstein in all capacities beginning on September 3, 1997, the date that Acsys employed Mr. Baumstein. Mr. Baumstein has served as Chief Operating Officer since September 1997 and as President since October 1997.
(4) Reflects compensation paid by Acsys to Mr. Strassman in all capacities from May 16, 1997, the date that Acsys employed Mr. Strassman. Mr. Strassman served as the President of Acsys from May 1997 to October 1997 and no longer is an executive officer. See "Certain Transactions--Acquisitions-- Don Richard Associates of Washington."
(5) Reflects compensation paid by Acsys to Ms. Monroe Chase beginning on May 16, 1997, the date that Acsys employed Ms. Monroe Chase, who initially served as Chief Operating Officer and became Chief Development Officer in September 1997.
(6) Reflects compensation paid by Acsys to Mr. Gallagher beginning on September 3, 1997, the date that Acsys employed Mr. Gallagher as its Chief Financial Officer. Mr. Gallagher resigned from Acsys effective September 15, 1998.
(7) Matching contributions by Acsys to Mr. Gallagher's account under Acsys' 401(k) pension plan.

Employment Agreements, Termination of Employment and Change in Control Arrangements. Each of Messrs. Cooper, Mann, Baumstein and Ms. Monroe Chase entered into employment agreements with Acsys that provide for an annual base salary of $200,000. Each executive officer (except Mr. Mann and, prior to his resignation, Gallagher) is also contractually entitled to a bonus to be agreed upon and based upon certain performance criteria as set forth in his or her agreement, although no executive bonuses were paid in or for 1997 other than to Mr. Gallagher. Mr. Mann's agreement provides for an annual bonus equal to 2.0% of the year-to-year increase in our earnings before interest, taxes, depreciation and amortization, and the grant of stock options as described under "--Option/SAR Grants in Last Fiscal Year." Mr. Gallagher's agreement which terminated effective upon Mr. Gallagher's resignation as of September 15, 1998 provided for an annual base salary of $125,000, such bonus as the Board of Directors may determine up to an amount equal to 15% of his then-current base salary (he received a $1,000 holiday bonus in 1997), and the grant of stock options as described under "--Option/SAR Grants in Last Fiscal Year." None of our executive officers has received or is expected to receive perquisites the value of which exceeds the lesser of $50,000 or 10% of the salary and bonus of such executive.

Each employment agreement for the Named Executive Officers (other than Mr. Strassman and Mr. Gallagher, who no longer serve as executive officers) is for a term of three years and continues thereafter for additional one year terms until either Acsys or the executive officer elects not to renew the agreement. Each of these agreements provides that, in the event of a termination of employment either (i) by Acsys without cause (as defined in the agreement) or
(ii) by the employee following a change in control (as defined in the agreement) or a breach by Acsys of such executive's employment agreement or registration rights agreement, such executive officer will be entitled to receive from Acsys a lump sum severance payment equal to three times the sum of his or her then-current annual salary plus the amount of his or her bonus calculated using the results of the operations of Acsys for the twelve months prior to such termination. In such event, the non-compete provisions discussed below would not apply to such executive officer. If an executive officer resigns for any other reason, such executive officer will be entitled to receive from Acsys a lump sum severance payment equal to his or her then current annual salary. If an executive is terminated upon a determination by the Board of Directors that such executive officer failed to meet performance expectations, then such executive officer will be entitled to receive a lump sum severance payment equal to his or her base salary for the greater of the remainder of the term of his or her employment agreement or one year.

Brady W. Mullinax, Jr. entered into an employment agreement on August 21, 1998 with Acsys that provides for an annual base salary of $200,000. The term of Mr. Mullinax's agreement is effective until December 31, 2000 and continues thereafter for additional one-year terms until either Acsys or Mr. Mullinax elects not to renew the agreement. The agreement provides that, in the event of termination of employment either (i) by Acsys without cause (as defined in the agreement) or a breach by Acsys of Mr. Mullinax's employment agreement or registration rights agreement, Mr. Mullinax will be entitled to receive from Acsys a lump sum severance payment equal to three times the sum of his then-current annual salary plus the amount of his bonus as defined in his agreement. In such event, the non-compete provisions discussed below would not apply to Mr. Mullinax. If Mr. Mullinax resigns for any other reason, he will be entitled to receive from Acsys a lump sum severance payment equal to his then current annual salary. If Mr. Mullinax is terminated upon a determination by the Board of Directors that he failed to meet performance expectations, then he will be entitled to receive a lump sum severance payment equal to his base salary for the greater of the remainder of the term of his employment agreement or one year. Mr. Mullinax is also contractually entitled to an annual bonus in the discretion of the Chief Executive Officer, provided, however, he shall receive a minimum bonus of $20,000 for the period ended December 31, 1998 and a minimum annual bonus to 20% of his base salary then in effect for calendar years subsequent to 1998.

Each of the above employment agreements contains a covenant not to compete with Acsys for a period of two years immediately following termination of employment and an obligation not to solicit any employees or customers of Acsys for a period of one year following termination of employment.

Option/SAR Grants in Last Fiscal Year. The following table sets forth information concerning our 1997 grants of stock options to Timothy Mann, Jr. and Lester E. Gallagher, III, the only Named Executive Officers who were granted stock options in 1997.

                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                         ASSUMED ANNUAL RATES OF STOCK
                                                                            PRICE APPRECIATION FOR
                                         INDIVIDUAL GRANTS                      OPTION TERM (1)
                                       ---------------------            ----------------------------------
                                        PERCENT OF
                          NUMBER OF       TOTAL
                          SECURITIES   OPTIONS/SARS EXERCISE
                          UNDERLYING    GRANTED TO  OR BASE
                         OPTIONS/SARS  EMPLOYEES IN  PRICE   EXPIRATION
                         GRANTED (#)   FISCAL YEAR   ($/SH)     DATE     0% ($)       5% ($)     10% ($)
                         ------------  ------------ -------- ---------- ---------    --------- -----------
Timothy Mann, Jr. ......   135,198(2)     54.8%      $8.00      2007    $     --     $ 680,202 $ 1,723,766
Lester E. Gallagher,
 III....................    18,771(3)      7.6%      $2.66      2006    $ 100,237(4) $  71,699 $   171,730

--------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from options granted to the Named Executive Officers.
(2) Options were granted at the fair market value of the Common Stock on the date of grant as determined by the Board. These stock options are fully vested and have a 10-year term.
(3) In January 1997 AcSys Resources, Inc. granted options to Mr. Gallagher that were converted into options to purchase 18,771 shares of Common Stock at a price of $2.66 per share in connection with the acquisition of AcSys Resources. These options are fully vested and expire in 2006.
(4) Based upon an assumed grant-date market value of $8.00 per share.

In addition to the options granted in 1997 to Messrs. Mann and Gallagher, in 1997 we also agreed in each of their respective employment agreements to grant stock options to them upon Acsys' IPO as described below. On February 5, 1998, the effective date of our registration statement for our IPO (the "IPO Date"), we granted to Mr. Mann options to purchase 113,357 shares of Common Stock (an amount equal to 1% of the shares of Common Stock outstanding on the date of the offering, assuming the underwriters' over-allotment option was exercised in full, as in fact occurred), at an exercise price equal to the initial public offering price of $8.50 per share. One-half of these options vest on each of the first two anniversaries of the IPO Date, and the options have a 10-year term. All of Mr. Mann's unvested options vest immediately if he is terminated without cause or resigns for good reason or upon a change in control (as such terms are defined in his employment agreement). We also granted to Mr. Gallagher, upon the IPO Date, options to purchase 66,229 shares of Common Stock at an exercise price equal to the initial public offering price of $8.50 per share. One third of these options vest on each of first, second and third anniversaries of the effective date. All of

Mr. Gallagher's unvested options vest immediately if he is terminated without cause or resigns for good reason or upon a change in control (as such terms are defined in his employment agreement).

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values. The following table gives information with respect to options held by Mr. Mann and Mr. Gallagher, the only Named Executive Officers who held unexercised options at December 31, 1997. We have never issued any SARs, and none of the Named Executive Officers exercised any stock options during 1997. There was no market for the Common Stock until it began trading on the Nasdaq National Market on February 6, 1998. The fiscal year-end market value of $8.50 per share is equal to the IPO price of $8.50 per share.

                                    NUMBER OF           VALUE OF UNEXERCISED
                              SECURITIES UNDERLYING   IN-THE-MONEY OPTIONS/SARS
                            UNEXERCISED OPTIONS/SARS       AT FISCAL YEAR-
                             AT FISCAL YEAR-END (#)          END ($) (1)
   NAME                     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
   ----                     ------------------------- -------------------------
Timothy Mann, Jr...........         135,198/0                $ 67,599/--
Lester E. Gallagher, III...          18,771/0                $109,623/--

--------
(1) Based upon an assumed fiscal year-end market value of $8.50 per share.

1997 STOCK OPTION PLAN

The Board of Directors and our shareholders approved our 1997 Stock Option Plan (the "Option Plan"), which became effective in May 1997. We granted options to purchase 1,148,586 shares of Common Stock to certain employees and executive officers on February 5, 1998, the IPO Date, an exercise price equal to the IPO price of $8.50 per share. Awards under the Option Plan were granted by the Board of Directors but will in the future be granted by the Compensation Committee. In addition, pursuant to our policy of granting options to Outside Directors as explained in "Management--Director Compensation," we granted 100,000 options to two directors at an exercise price equal to the IPO price of $8.50 per share, and granted 50,000 options to a director who subsequently joined the Board at an exercise price of $13.00, the closing price on the date of the grant.

Awards under the Option Plan may include incentive stock options ("ISOs") and/or non-qualified stock options ("NQSOs"). The Compensation Committee administers the Option Plan and generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period and whether the grant will be an ISO or NQSO, subject to certain limitations in the Option Plan. The maximum number of shares of Common Stock that currently may be subject to outstanding options, determined immediately after the grant of any option, is 2,000,000 shares. The Option Plan provides that the number of shares of Common Stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year by the lesser of (i) three percent of the number of shares outstanding on the preceding trading day or (ii) 500,000 shares. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year. The Option Plan will remain in effect until terminated by the Board of Directors. No ISO may be granted after May 2007. The Option Plan may be amended by the Board of Directors without the consent of our shareholders, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the Board of Directors if the amendment increases the total number of shares issuable pursuant to ISOs or changes the class of employees eligible to receive ISOs that may participate in the Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors did not have a Compensation Committee until February 1998. The officers and employees of Acsys who participated in deliberations of the Board in 1997 concerning executive officer compensation were Edward S. Baumstein, David C. Cooper, Timothy Mann, Jr., Beth Monroe Chase, Harry J. Sauer and Mark E. Strassman, each of whom is currently a director; Kevin W. Cole, Patricia J. Homrich, Edward K. Turner and Stephen S. Tutwiler, each of whom was a director for a portion of 1997; and John R. Fiquette, who resigned as a director in September 1998.

                       PRINCIPAL AND SELLING SHAREHOLDERS

The shares offered hereby are owned by and offered for the account of Robert Bailey, Gary Campbell, Robert M. Kwatnez, and Steven M. Sutton (the "Selling Shareholders"). We will not receive any of the proceeds from the sale of the Shares. The Selling Shareholders acquired the Shares from Acsys pursuant to an Agreement and Plan of Merger, dated as of March 31, 1998, by and among Acsys, ICON Merger Subsidiary, Inc., ICON and the Selling Shareholders (the "ICON Merger Agreement"). If all 423,056 of the shares offered by the Selling Shareholders were sold, the Selling Shareholders would beneficially own 2,397,304 shares (approximately 16.6%) of our Common Stock. Robert Bailey serves as President of Acsys IT (formerly ICON Search & Consulting, Inc.); Gary Campbell is the Vice Chairman of Acsys IT; Steve M. Sutton is Chief Operating Officer of Acsys IT and Robert M. Kwatnez is Vice President of Acsys IT and a director of Acsys, Inc.

In connection with the execution of the ICON Merger Agreement, Acsys and the Selling Shareholders have entered into the Registration Rights Joinder Agreement (the "Joinder Agreement"), pursuant to which we agreed to register 15% of the shares of Common Stock received by the Selling Shareholders in connection with the acquisition of ICON. Accordingly, we have caused to be prepared and have filed with the SEC the Registration Statement of which this Prospectus forms a part, with respect to the sale by the Selling Shareholders from time to time of the shares in accordance with the intended methods of distribution described under "Plan of Distribution." We have agreed to use our reasonable best efforts to keep the Registration Statement continuously effective for a period of two years following the effective time of the ICON acquisition. In addition, we have agreed to pay all expenses incurred by us and the Selling Shareholders in connection with the Securities Act registration of the shares, including, without limitation, registration and filing fees of the SEC, reasonable fees and disbursements of our counsel and counsel to the Selling Shareholders, any applicable state securities and "blue sky" law registration and qualification fees, accountants' fees and expenses, transfer taxes, and fees of transfer agents and registrars.

The Joinder Agreement also provided that the Selling Shareholders were to become parties to that certain Amended and Restated Registration Rights Agreement, dated as of September 3, 1997 (the

"Registration Rights Agreement"), which previously existed between Acsys and certain of our shareholders. See "Description of Capital Stock--Registration Rights."

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of October 31, 1998 by: (i) each of our directors and Named Executive Officers; (ii) all of our executive officers and directors as a group; (iii) each person known by us to own beneficially more than 5% of the Common Stock; and (iv) each of the Selling Shareholders. Each of the holders listed below has sole voting power and investment power over the shares beneficially owned. Each of the persons known by us to beneficially own more than 5% of the Common Stock has an address in care of our principal offices.

                            SHARES BENEFICIALLY             SHARES BENEFICIALLY
                                   OWNED                           OWNED
                           PRIOR TO OFFERING (1)  SHARES    AFTER OFFERING (1)
                          -----------------------  BEING  -----------------------
NAME OF BENEFICIAL OWNER   NUMBER   PERCENTAGE(%) OFFERED  NUMBER   PERCENTAGE(%)
------------------------  --------- ------------- ------- --------- -------------
DIRECTORS, EXECUTIVE
 OFFICERS AND 5%
 SHAREHOLDERS:
David C. Cooper.........  1,573,714     10.9          --  1,573,714     10.9
Timothy Mann, Jr. (2)...    138,548      1.0          --    135,548      1.0
Edward S. Baumstein.....    943,521      6.5          --    943,521      6.5
Beth Monroe Chase.......    651,143      4.5          --    651,143      4.5
Brady W. Mullinax, Jr...     20,000       *           --     20,000       *
Barry M. Abelson........        --       --           --        --       --
Paul J. Klaassen........        --       --           --        --       --
William Porter Payne....        --       --           --        --       --
Harry J. Sauer..........    993,521      6.9          --    993,521      6.9
Robert M. Kwatnez.......    705,090      4.8      105,764   599,326      4.2
All directors and
 executive officers as a
 group (11 persons)
 (3)(4).................  5,110,537     34.9              5,110,537     34.9
SELLING SHAREHOLDERS:
Robert Bailey...........    705,090      4.8      105,764   599,326      4.2
Gary Campbell...........    705,090      4.8      105,764   599,326      4.2
Robert M. Kwatnez.......    705,090      4.8      105,764   599,326      4.2
Steven M. Sutton........    705,090      4.8      105,764   599,326      4.2

--------
* Less than 1%.
(1) Shares Beneficially Owned is calculated assuming 14,421,518 shares of Common Stock were outstanding on the date stated above. This percentage also includes Common Stock of which such individual has the right to acquire beneficial ownership within sixty days of such date, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual.
(2) Includes currently exercisable options held by Mr. Mann to purchase a total of 135,198 shares of Common Stock.
(3) Includes currently exercisable options to purchase a total of 235,198 shares of Common Stock.
(4) Includes options to purchase 85,000 shares owned by Lester E. Gallagher, III our former Chief Financial Officer, who resigned effective September 15, 1998.

                              CERTAIN TRANSACTIONS

ACQUISITIONS

Since our formation in March 1997, we have acquired eleven accounting, finance and information technology professional staffing companies. All of these companies now operate as wholly owned subsidiaries. In certain of these acquisitions persons who were previously shareholders of the companies, and who are now executive officers, directors or holders of at least 5% of our outstanding Common Stock, received consideration from Acsys in connection with the applicable acquisition. These acquisitions are described in more detail below:

David C. Cooper & Associates. We issued 1,573,714 shares of Common Stock to David C. Cooper in connection with the mergers of wholly owned subsidiaries of Acsys with and into David C. Cooper & Associates, Inc. and DCCA Professional Temporaries, Inc. in May 1997.

Don Richard Associates of Washington. We issued a total of 2,237,142 shares of Common Stock in connection with the merger of a wholly owned subsidiary of Acsys with and into Infinity Enterprises, Inc. d/b/a Don Richard Associates of Washington in May 1997. In that merger, Beth Monroe Chase, a director, received 671,143 shares of Common Stock. Other Don Richard Associates of Washington shareholders who are not directors, executive officers and/or 5% shareholders received the balance of 1,565,797 shares issued by Acsys.

AcSys Resources. We issued a total of 3,206,316 shares of Common Stock in connection with the merger of a wholly owned subsidiary of Acsys with and into AcSys Resources, Inc. in September 1997. The following directors, executive officers and/or 5% shareholders received shares of Common Stock in that merger:
Edward S. Baumstein--993,521 shares and Harry J. Sauer--993,521 shares Other AcSys Resources shareholders who are not directors, executive officers and/or 5% shareholders received the balance of 1,219,274 shares issued by Acsys.

ICON. We issued a total of 2,820,360 shares of Common Stock in connection with the merger of a wholly owned subsidiary of Acsys with and into ICON in May 1998. Robert M. Kwatnez, a director, received 705,090 shares of Common Stock in that merger. Other ICON shareholders who are not directors, officers and/or 5% shareholders received the balance of the 2,115,270 shares. ICON optionholders who are not directors, executive officers and/or 5% shareholders received options to purchase shares of Acsys Common Stock in exchange for their ICON options. In connection with this acquisition, we granted Mr. Kwatnez and the other Selling Shareholders, Messrs. Bailey, Campbell and Sutton, the right to register 15% of the shares they received as consideration in the acquisition. This Prospectus relates to the registration of these shares.

Prior to their acquisition by Acsys, certain companies incurred indebtedness that was personally guaranteed by their shareholders. We borrowed an aggregate of approximately $11.1 million under our credit facility to repay such indebtedness upon the acquisition of such acquired companies. Obligations which are guaranteed by certain of our current shareholders having a principal balance of approximately $1.1 million remain outstanding.

PRIOR S CORPORATION STATUS

We terminated our S corporation status and became a C corporation on February 5, 1998 in connection with the IPO. We made a distribution to the persons who were shareholders during the period we were an S corporation, which included David C. Cooper, Beth Monroe Chase, Edward S. Baumstein and Harry J. Sauer. The distribution approximated the amount that such shareholders needed to fund the payment of Federal and state income taxes payable on our taxable income during 1997. The total amount of such distributions completed in 1998 was $838,000 and were reflected as a reduction in retained earnings.

Also in connection with the termination of our S corporation status, we recorded a deferred tax liability of $3.0 million to recognize income tax expense on the cash to accrual adjustment caused by our change from an S corporation to a C corporation. We will pay this deferred tax liability over a four-year period.

RENTAL OF AIRCRAFT OWNED BY MR. COOPER

We from time to time use an aircraft owned by Aviation Leasing Corporation ("Aviation"), a company that is wholly owned by David C. Cooper, our Chairman of the Board. We have used the aircraft for business purposes, and until the completion of our IPO in February 1998, we paid Aviation for the actual operating costs associated with our use of the aircraft. Since that date we have paid Aviation a amount equal to the regular commercial coach fare for each person on the flight. We paid Aviation a total of $28,144 in 1997 and have paid $71,962 as of November 9, 1998 in 1998 for such use. We anticipate that we will continue this arrangement in the future.

COMPANY POLICY

All transactions with our shareholders, officers and directors or their affiliates, if any, are subject to the approval of a majority of the independent and disinterested Outside Directors and will be conducted on terms no less favorable than could be obtained from unaffiliated third parties on an arm's-length basis.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

The authorized capital stock of Acsys consists of 45,000,000 shares of Common Stock without par value and 5,000,000 shares of Preferred Stock without par value. The following description of the terms and provisions of the shares of stock of Acsys and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Georgia Business Corporation Code (the "GBCC") and our Articles of Incorporation and Bylaws.

COMMON STOCK

Each holder of shares of Common Stock is entitled to one vote at shareholders' meetings for each share held. Our Articles of Incorporation do not provide for cumulative voting. Subject to the prior rights of any series of Preferred Stock that may be issued, holders of shares of Common Stock are entitled to receive, pro rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the shareholders. We anticipate that for the foreseeable future our earnings will be retained for the operation and expansion of our business and that we will not pay cash dividends. See "Dividend Policy." There are no redemption or sinking fund provisions applicable to the Common Stock. Our credit facility prohibits the payment of dividends without the lender's prior consent. Holders of shares of Common Stock do not have any preemptive rights or other rights to subscribe for additional shares. The outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

Under our Articles of Incorporation, the Board of Directors may issue, without any further action by the shareholders, up to 5,000,000 shares of Preferred Stock of one or more series, including any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as shall be set forth in resolutions adopted by the Board of Directors. The designation of any Preferred Stock with greater rights, privileges and preferences than those applicable to the Common Stock may adversely affect the voting power, market price and other rights and privileges of the Common Stock, and may hinder or delay the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of Acsys, some or all of which may be desired by holders of the Common Stock.

Articles of amendment must be filed with the Georgia Secretary of State prior to the issuance of any shares of Preferred Stock of the applicable series.

REMOVAL OF THE BOARD OF DIRECTORS; NO CLASSIFICATION OF THE BOARD

The entire Board of Directors or any individual director may be removed with cause by the shareholders. Directors may not be removed without cause. The Board of Directors is not divided into classes, and the terms of office of all of the Directors expire at the next annual meeting of shareholders.

SPECIAL MEETINGS

Under our Bylaws, special meetings of the shareholders may be called by shareholders only if such shareholders hold outstanding shares representing a majority of all votes entitled to be cast on any issue proposed to be considered at any such special meeting.

ADVANCE NOTICE OF NEW BUSINESS AND DIRECTOR NOMINATIONS

Our Bylaws provide that, with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders and nominations of persons for election to the Board of Directors may be made only (i) by or at the direction of the Board of Directors, the Chairman of the Board or the President, or (ii) by a shareholder who has complied with the advance notice procedures set forth in our Bylaws.

INDEMNIFICATION AND LIMITATION OF LIABILITY

Our Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to Acsys or its shareholders for monetary damage for breaches of such director's duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of Acsys, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law,
(iii) unlawful corporate distributions, or (iv) any transactions from which the director derived an improper personal benefit. Our Articles of Incorporation further provide that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Acsys shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended, without further action by the shareholders. These provisions of our Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or Acsys.

Our Bylaws require us to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of Acsys) because he or she is or was a director of Acsys, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the Board of Directors, the shareholders or otherwise.

We have entered into separate indemnification agreements with each of our directors and executive officers, whereby we agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in our Bylaws. These agreements also provide that we must purchase and maintain liability insurance for the benefit of our directors and executive officers. These agreements may not be abrogated by action of the shareholders. There is no pending litigation or proceeding involving a director, officer, employee or other agent of Acsys as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent. We have also agreed to hold the shareholders harmless from, against and in respect of federal income tax liabilities, including interest and penalties imposed thereon (and any state and local income tax liabilities as provided by applicable law), if any, incurred by the shareholders as a result of a final determination of an adjustment (by reason of an amended return, claim for refund, audit, judicial decision or otherwise) to the taxable income of Acsys for any period during the time Acsys was treated as an S Corporation for federal and state income tax purposes which results in a decrease for any such period in our taxable income and a corresponding increase for any such period in the taxable income of the shareholders. See "Prior S Corporation Status."

REGISTRATION RIGHTS

Certain of our current shareholders have the right in the event Acsys proposes to register under the federal securities laws any Common Stock for our own account or for the account of others, subject to certain exceptions, to require us to include their shares in the registration, subject to the right of any managing underwriter of any such offering to exclude some or all of the shares for marketing reasons. In addition, through September 3, 1999, and upon the affirmative vote of the holders of at least 2,884,895 shares of Common Stock, these shareholders have certain limited demand registration rights to cause Acsys to register shares held by them, provided that the aggregate estimated public offering price of all shares to be sold in the offering is at least $5,000,000 and that any such demand must be accompanied by either (i) the written consent of (a) David C. Cooper, (b) either Mark E. Strassman or Beth Monroe Chase and (c) either Edward S. Baumstein or Harry J. Sauer to a registration pursuant to such request, or (ii) a written valuation from a reputable investment banking firm that is a member of the New York Stock Exchange which opines that the value of Acsys in an offering made pursuant to such request would be at least $100 million.

We generally are required to bear the expense relating to the sale of the shareholders' securities under these registration rights, except for underwriting discounts and commissions, and in certain cases the fees and expenses of the shareholders' counsel and filing fees related to the registration statement. We also are obligated to indemnify the shareholders whose shares are included in any of our registrations against certain losses and liabilities, including liabilities under the federal and state securities laws.

ANTI-TAKEOVER PROVISIONS AND GEORGIA LAW

Our Articles of Incorporation contain provisions that could have the effect delaying, deferring or preventing an unsolicited change in control of Acsys.

Issuance of Preferred Stock. The Board of Directors has the power to issue 5,000,000 shares of Preferred Stock, in one or more classes or series and with such rights and preferences as determined by the Board of Directors, all without shareholder approval. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders in any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Board of Directors has no present plans to issue any shares of Preferred Stock.

Georgia Anti-Takeover Statutes. The GBCC generally restricts a company from entering into certain business combinations with an interested shareholder (which is defined as any person or entity that is the beneficial owner of at least 10% of the company's voting stock) or its affiliates for a period of five years after the date on which such shareholder became an interested shareholder, unless (i) the transaction is approved by the Board of Directors of the company prior to the date such person became an interested shareholder,
(ii) the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%, or (iii) subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon (the "Business Combination Statute"). The GBCC provides that the Business Combination Statute will not apply unless the bylaws of the corporation specifically provide that the Business Combination Statute is applicable to the corporation. We have not elected to be covered by such statute, but we could do so by action of the Board of Directors at any time.

The GBCC also contains provisions that impose certain fair price and other procedural requirements applicable to certain business combinations (the "Fair Price Statute") with any person who owns 10% or more of the Common Stock (an "interested shareholder"). These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, certain Georgia corporations. The Fair Price Statute will apply to a company only if the company elects to be covered by the restrictions imposed by these statutes. We have elected to be covered by the Fair Price Statute.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock is SunTrust Bank, Atlanta, Georgia.

                        SHARES ELIGIBLE FOR FUTURE SALE

As of December 1, 1998, we had 14,440,289 shares of Common Stock outstanding. The 2,842,500 shares sold in the IPO are freely tradable by persons other than affiliates of Acsys, without restriction. In addition, a total of 226,642 shares have been sold pursuant to Rule 144 and are now freely transferable. The 423,056 shares offered by the Selling Shareholders under this Prospectus will be freely transferable. The remaining 10,948,091 shares of Common Stock are currently "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. Of this amount, 4,870,339 shares are beneficially owned by persons who are affiliates of Acsys and, are eligible for public sale pursuant to Rule 144, subject to the volume restrictions discussed below. Certain shareholders, however, have the right in the event we propose to register under the Securities Act any Common Stock for our own account or for the account of others, subject to certain exceptions, to require us to include their shares in the registration, subject to the right of any managing underwriter of any such offering to exclude some or all of the shares for marketing reasons. In addition, through September 3, 1999, and upon the affirmative vote of the holders of at least 2,884,895 shares of Common Stock, these shareholders have certain limited demand registration rights to require us to register shares held by them, provided that the aggregate estimated public offering price of all shares to be sold in the offering is at least $5,000,000 and that any such demand must be accompanied by either (i) the written consent of (a)

David C. Cooper, (b) either Mark E. Strassman or Beth Monroe Chase and (c) either Edward S. Baumstein or Harry J. Sauer to a registration pursuant to such request, or (ii) a written valuation from a reputable investment banking firm that is a member of the New York Stock Exchange which opines that the value of Acsys in an offering made pursuant to such request would be at least $100 million.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares of Common Stock for at least one year (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of Common Stock and the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Acsys. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of Acsys for at least three months and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations described above. Rule 144 defines "affiliate" of a company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such company. Affiliates of a company generally include its directors, officers and principal shareholders.

The Option Plan allows us to grant options to purchase up to an aggregate of 2,000,000 shares of Common Stock. We have registered the shares issuable upon exercise of options granted under the Option Plan and otherwise outstanding prior to the IPO and intend to register the 39,480 shares issuable upon exercise of options outstanding as a result of our acquisition of ICON. As of November 13, 1998, we had outstanding options to purchase a total of 2,000,269 shares of Common Stock. Upon such registration, such shares will be eligible for resale in the public market without restrictions by persons who are not affiliates of Acsys, and to the extent they are held by affiliates, pursuant to Rule 144 without observance of the holding period requirements.

There has only been a public market for the Common Stock since February 1998, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                              PLAN OF DISTRIBUTION

We are registering the shares of Common Stock on behalf of the Selling Shareholders. For purposes of this discussion regarding the plan of distribution, "Selling Shareholders" includes donees and pledgees selling shares received from a named Selling Shareholders after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby. The Selling Shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of Common Stock. The Selling Shareholders may sell shares of Common Stock from time to time in one or more types of transactions (which may include block transactions);

 . on the Nasdaq National Market;

 . in the over-the-counter market;

 . in negotiated transactions;

 . through put or call options transactions relating to the shares of Common
  Stock; and

 . through short sales or a combination of such methods of sale.

Such transactions may be made at market prices prevailing at the time of sale or at negotiated prices, and may or may not involve brokers or dealers. The Selling Shareholders have advised Acsys that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock by the Selling Shareholders.

The Selling Shareholders may sell shares of Common Stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of shares of Common Stock from whom such broker-dealers may act as agents or to whom they sell as principal, or both. Any compensation as to a particular broker-dealer might be in excess of customary commissions.

The Selling Shareholders and any broker-dealers that act in connection with the sale of shares of Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of Common Stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling Shareholders also may resell all or a portion of the shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, providing they meet the criteria and conform to the requirements of Rule 144.

If we are notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock through:

 . a block trade;

 . a special offering;

 . a secondary distribution; or

 . a purchase by a broker or dealer;

then a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:

 . the name of each such selling stockholder and of the participating broker-dealer(s);

 . the number of shares involved;

 . the price at which such shares were sold;

 . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

 . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and

 . other facts material to the transaction.

In addition, upon our being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby is being passed upon for Acsys by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

The audited financial statements and schedule of Acsys, Inc. and Subsidiaries and the audited combined financial statements of C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The financial statements of Staffing Edge, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including Acsys) may be found.

This Prospectus is part of the registration statement that we filed with the SEC. The registration statement contains more information than this Prospectus regarding Acsys and its Common Stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.

We maintain various sites on the Internet's world wide web. Information contained on our world wide web sites is not a part of this Prospectus. Industry information presented is based on sources that we believe are reliable, although we have not independently verified this information.

                          ACSYS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ACSYS, INC. AND SUBSIDIARIES:
Unaudited Pro Forma Combined Financial Statements:
  Basis of Presentation...................................................  F-2
  Pro Forma Combined Statements of Operations.............................  F-3
  Notes to Pro Forma Combined Financial Statements........................  F-5
Consolidated Financial Statements:
  Report of Independent Public Accountants................................  F-8
  Consolidated Balance Sheets.............................................  F-9
  Consolidated Statements of Operations................................... F-10
  Consolidated Statements of Redeemable Common Stock and Shareholders'
   Equity................................................................. F-11
  Consolidated Statements of Cash Flows................................... F-12
  Notes to Consolidated Financial Statements.............................. F-13
C.P.A. STAFFING, INC. AND AFFILIATES:
  Report of Independent Public Accountants................................ F-29
  Combined Balance Sheets................................................. F-30
  Combined Statements of Operations....................................... F-31
  Combined Statements of Shareholders' Equity............................. F-32
  Combined Statements of Cash Flows....................................... F-33
  Notes to Combined Financial Statements.................................. F-34
STAFFING EDGE, INC.:
Financial Statements:
  Report of Independent Public Accountants................................ F-38
  Balance Sheets.......................................................... F-39
  Statements of Income.................................................... F-40
  Statements of Stockholders' Equity...................................... F-41
  Statements of Cash Flows................................................ F-42
  Notes to Financial Statements........................................... F-43
Condensed Financial Statements (Unaudited):
  Balance Sheet........................................................... F-51
  Statements of Income.................................................... F-52
  Statements of Cash Flows................................................ F-53
  Notes to Condensed Financial Statements................................. F-54

                                  ACSYS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION
                                  (UNAUDITED)

INITIAL PUBLIC OFFERING:

Acsys, Inc. (the "Company") was formed on March 10, 1997. In February 1998, the Company sold 2,842,500 shares of Common stock in an initial public offering, resulting in net proceeds of approximately $20.2 million (the "Offering"). Since its formation, the Company has acquired several professional staffing firms, as described below:

POOLING OF INTERESTS ACQUISITIONS

On May 16, 1997, the Company acquired all of the issued and outstanding Common Stock of Infinity Enterprises, Inc.; David C. Cooper & Associates, Inc.; DCCA Professional Temporaries, Inc.; and EKT, Inc. in exchange for shares of the Company's Common Stock. The Company also acquired all of the issued and outstanding Common Stock of Cama of Tampa, Inc. (Cama), Rylan Forbes Consulting Group, Inc. ("Rylan Forbes"), AcSys Resources, Inc. ("AcSys Resources") and ICON Search and Consulting, Inc. ("ICON") on May 19, 1997, July 25, 1997, September 3, 1997 and May 22, 1998, respectively, in the same manner. The above acquisitions have been accounted for under the pooling of interests method of accounting. The historical financial statements of the Company have been restated to include the accounts and operating results of the acquired companies for all dates and periods prior to the combinations.

PURCHASE ACQUISITIONS

Prior to the acquisition of AcSys Resources by the Company, AcSys Resources acquired C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. (together, "C.P.A. Staffing") on August 12, 1997. The Company also acquired TGS Resources Group, Inc. ("TGS"), KPD Systems, Inc. ("KPD") and Staffing Edge, Inc. ("Staffing Edge") on March 31, 1998, July 1, 1998 and August 4, 1998, respectively. The above acquisitions were accounted for under the purchase method of accounting and the financial results of these acquisitions are reflected in the historical financial statements of the Company from their respective dates of acquisition.

PRO FORMA PRESENTATION

The pro forma statements of operations give effect to the acquisitions of C.P.A. Staffing, TGS, KPD and Staffing Edge and the Offering as if they had occurred on January 1, 1997. See Notes to Pro Forma Combined Financial Statements.

The pro forma adjustments are based on estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data do not purport to represent what the Company's results of operations would actually have been if such transactions had occurred on those dates and are not necessarily representative of the Company's results of operations for any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Registration Statement.

                                  ACSYS, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                          HISTORICAL
                          ------------------------------------------
                                    C.P.A.  STAFFING                  PRO FORMA            PRO
                           ACSYS   STAFFING   EDGE     TGS     KPD   ADJUSTMENTS          FORMA
                          -------- -------- -------- ------- ------- -----------         --------
                          (NOTE 1)          (NOTES 1 AND 2)           (NOTE 3)
                          -------- --------------------------------- -----------
SERVICE REVENUES:
 Temporary staffing.....  $ 60,057 $ 4,016  $ 16,872 $ 1,084 $ 2,579   $   --            $ 84,608
 Permanent placement....    18,071     541     3,937     496     151       --              23,196
 Other..................       --      --        502     --      --       (502)(g)            --
                          -------- -------  -------- ------- -------   -------           --------
 Total service
  revenues..............    78,128   4,557    21,311   1,580   2,730      (502)           107,804
DIRECT COST OF SERVICES,
 consisting of payroll,
 payroll taxes and
 insurance costs for
 temporary employees....    42,583   2,833    11,344     663   1,672       --              59,095
OTHER COST OF SERVICES..       --      --        494     --      --       (494)(g)            --
                          -------- -------  -------- ------- -------   -------           --------
 Gross profit...........    35,545   1,724     9,473     917   1,058        (8)            48,709
SELLING, GENERAL AND
ADMINISTRATIVE
 EXPENSES...............    29,979   1,680     8,921     726   1,040    (3,742)(a)(e)(g)   38,604
COMBINATION EXPENSES....     1,797     --        --      --      --     (1,797)(b)            --
AMORTIZATION AND
 DEPRECIATION...........       715      20       274       7       4     1,088 (d)          2,108
SEVERANCE AND FRANCHISE
 TERMINATION COSTS......       682     --        --      --      --        --                 682
                          -------- -------  -------- ------- -------   -------           --------
 Operating income.......     2,372      24       278     184      14     4,443              7,315
INTEREST EXPENSE, NET...       788     --        253       1     --        837(f)           1,879
                          -------- -------  -------- ------- -------   -------           --------
INCOME BEFORE INCOME
 TAXES..................     1,584      24        25     183      14     3,606              5,436
 Income taxes...........       438     --         11     --      --      1,943 (c)          2,392
                          -------- -------  -------- ------- -------   -------           --------
NET INCOME..............  $  1,146 $    24  $     14 $   183 $    14   $ 1,663           $  3,044
                          ======== =======  ======== ======= =======   =======           ========
PRO FORMA BASIC AND
 DILUTED NET INCOME PER
 SHARE..................                                                                 $   0.21
                                                                                         ========
WEIGHTED AVERAGE SHARES
 USED IN COMPUTING PRO
 FORMA BASIC NET INCOME
 PER SHARE (Note 4).....                                                                   14,385
                                                                                         ========
WEIGHTED AVERAGE SHARES
 USED IN COMPUTING PRO
 FORMA DILUTED NET
 INCOME PER SHARE (Note
 4).....................                                                                   14,489
                                                                                         ========

         The accompanying notes are an integral part of this statement.

                                  ACSYS, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                        HISTORICAL
                            -----------------------------------  PRO FORMA
                             ACSYS    STAFFING EDGE TGS   KPD   ADJUSTMENTS      PRO FORMA
                            --------  ------------- ---- ------ -----------      ---------
                            (NOTE 1)       (NOTES 1 AND 2)       (NOTE 3)
                            --------  ------------------------- -----------
SERVICE REVENUES:
 Temporary staffing.......  $ 69,564     $11,779    $344 $1,977   $   --         $ 83,664
 Permanent placement......    19,807       4,012     208     85       --           24,112
 Other....................       --          940     --     --       (940)(g)         --
                            --------     -------    ---- ------   -------        --------
 Total service revenues...    89,371      16,731     552  2,062      (940)        107,776
DIRECT COST OF SERVICES,
 consisting of payroll,
 payroll taxes and
 insurance costs for
 temporary employees......    48,768       8,221     237  1,078       --           58,304
OTHER COST OF SERVICES....       --          825     --     --       (825)(g)         --
                            --------     -------    ---- ------   -------        --------
 Gross profit.............    40,603       7,685     315    984      (115)         49,472
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES..    32,969       7,842     167    576    (2,421)(a)(g)   39,133
COMBINATION EXPENSES......     1,730         --      --     --     (1,730)(b)         --
AMORTIZATION AND
 DEPRECIATION.............     1,059         205       3      2       508 (d)       1,777
SEVERANCE AND FRANCHISE
 TERMINATION COSTS........       650         --      --     --        --              650
                            --------     -------    ---- ------   -------        --------
 Operating income.........     4,195        (362)    145    406     3,528           7,912
INTEREST EXPENSE, NET            466         277     --     --        984 (f)       1,727
                            --------     -------    ---- ------   -------        --------
INCOME (LOSS) BEFORE
 INCOME TAXES.............     3,729        (639)    145    406     2,544           6,185
 Income taxes.............     5,185        (255)    --     --     (2,295)(c)       2,635
                            --------     -------    ---- ------   -------        --------
NET INCOME (LOSS).........  $ (1,456)    $  (384)   $145 $  406   $ 4,839        $  3,550
                            ========     =======    ==== ======   =======        ========
PRO FORMA BASIC NET INCOME
 PER SHARE................                                                       $   0.25
                                                                                 ========
PRO FORMA DILUTED NET
 INCOME PER SHARE.........                                                       $   0.24
                                                                                 ========
WEIGHTED AVERAGE SHARES
 USED IN COMPUTING PRO
 FORMA BASIC NET INCOME
 PER SHARE (Note 4)..........                                                      14,462
                                                                                 ========
WEIGHTED AVERAGE SHARES
 USED IN COMPUTING PRO
 FORMA DILUTED NET INCOME
 PER SHARE (Note 4).......                                                         14,918
                                                                                 ========

         The accompanying notes are an integral part of this statement.

                                  ACSYS, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. GENERAL:

The accompanying pro forma information presents the pro forma results of operations of the Company for the year ended December 31, 1997 and the nine months ended September 30, 1998.

The historical financial statements of the Company were derived from the historical statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998.

The historical statement of operations of C.P.A. Staffing was derived from the historical statement of operations of C.P.A. Staffing for the period from January 1, 1997 through the date of its acquisition by the Company on August 12, 1997. The historical statements of operations of TGS, KPD and Staffing Edge were derived from the historical statements of operations of TGS, KPD and Staffing Edge for the year ended December 31, 1997 and for the period from January 1, 1998 through their respective dates of acquisition by the Company on March 31, 1998, July 1, 1998 and August 4, 1998.

2. ACQUISITIONS:

Prior to the acquisition of AcSys Resources by the Company, AcSys Resources acquired all the outstanding stock of C.P.A. Staffing on August 12, 1997. The acquisition was accounted for under the purchase method of accounting. The total purchase price was approximately $9,700,000 and consisted of cash of $1,900,000, 1,219,274 shares of Common Stock with a fair market value of $7,700,000 and transaction costs of $144,000. The purchase price was allocated to the assets acquired and liabilities assumed. The $8,600,000 excess of the purchase price over estimated fair value of the net assets acquired was recorded as goodwill.

On March 31, 1998 and July 1, 1998, the Company acquired all of the outstanding stock of TGS and KPD, respectively. The Company has accounted for these acquisitions under the purchase method of accounting. The combined purchase price of TGS and KPD was approximately $7.1 million, which consisted of cash of $4.8 million, 147,571 shares of common stock with a fair market value of $2.2 million, and transaction costs of $75,000. The purchase price was allocated to the assets acquired and liabilities assumed. The $6,644,000 excess of the purchase price over the estimated fair value of net assets acquired was recorded as goodwill.

On August 4, 1998, the Company acquired all of the outstanding stock of Staffing Edge. The acquisition was accounted for under the purchase method of accounting. The total purchase price was approximately $32,306,000 and consisted of cash of $22,510,000, 81,766 shares of common stock with a fair market value of $838,000, transaction costs of $1,918,000 and assumption of debt of $7,040,000. The purchase price was allocated to the assets acquired and liabilities assumed. The $31,800,000 excess of the purchase price over the estimated fair value of the net assets acquired was allocated to goodwill. In addition, the stockholders of Staffing Edge can receive up to $7,500,000 in additional purchase price based on a multiple of revenues in excess of certain thresholds over a two-year period. The pro forma financial statements do not reflect the additional purchase price under the earnout provisions as the amount of the additional purchase price, if any, is not determinable until the earnout period has been completed. Based on Staffing Edge revenues for the year ended December 31,

                                  ACSYS, INC.

1997 and the nine months ended September 30, 1998, there would have been no additional purchase price paid by the Company under the earnout provisions.

Staffing Edge began providing computer training services (the "Training Business") in the fourth quarter of 1997. In connection with the acquisition, the Company had formulated a plan to exit the Training Business. The Company has accrued costs to exit the Training Business in accordance with EITF Issue 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. These costs include severance, lease terminations and other contractual obligations of the Training Business which provide no future economic benefit to the Company. In addition, the Company has accrued severance costs for other employees of Staffing Edge to be terminated in connection with the acquisition. Total costs accrued for exiting the Training Business and severance costs were $2.0 million. As part of its allocation of purchase price, the Company has assigned no value to the fixed assets and certain other assets used in the Training Division.

3. ADJUSTMENTS TO THE PRO FORMA COMBINED STATEMENTS OF OPERATIONS:

The following represents the pro forma adjustments to the Combined Statements of Operations (in thousands):

  (a) Reflects an adjustment of $2,328,000 and $1,605,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, to officer and employee compensation based on employment agreements entered into upon the closing of the acquisitions. This adjustment does not reflect discretionary bonuses which may be paid to these individuals.

  (b) Reflects the elimination of the combination expenses.

  (c) Reflects the provision for income taxes as if the Company was a C corporation during the periods presented.

  (d) Reflects the amortization expense for the goodwill recorded in connection with the acquisitions of C.P.A. Staffing, TGS, KPD and Staffing Edge. The goodwill is being amortized on a straight-line basis over an estimated life of 40 years.

  (e) Reflects the elimination of the non-recurring, non-cash charge of $702,000 related to the acquisition of C.P.A. Staffing.

  (f) Reflects an adjustment to record additional interest expense for cash used and borrowings incurred in connection with the acquisitions of C.P.A. Staffing, TGS, KPD and Staffing Edge and the elimination of interest expense resulting from the reduction of debt utilizing a portion of the net proceeds of the Offering.

  (g) Reflects an adjustment to eliminate the Training Business of Staffing Edge. The adjustment to service revenues, cost of services, and selling, general and administrative expenses for the year ended December 31, 1997 was $502,000, $494,000 and $712,000 respectively and for the nine months ended September 30, 1998 was $940,000 $825,000 and $816,000 respectively.

                                  ACSYS, INC.

4. SHARES USED IN COMPUTING PRO FORMA NET INCOME PER SHARE:

  The shares used in computing pro forma net income per share are as follows:

                                                                    NINE
                                              YEAR ENDED        MONTHS ENDED
                                           DECEMBER 31, 1997 SEPTEMBER 30, 1998
                                           ----------------- ------------------
                                                      (IN THOUSANDS)
   Average outstanding shares of Common
    stock of the Company.................       10,440             13,878
   Elimination of certain Common stock
    redemption rights in connection with
    the Offering.........................          122                --
   Incremental shares issued in
    connection with the acquisitions of
    C.P.A. Staffing, TGS, KPD, and
    Staffing Edge........................          980                139
   Incremental shares issued in the
    Offering necessary to pay expenses of
    the Offering, repay indebtedness, pay
    distributions to certain shareholders
    for income taxes on S corporation
    earnings and fund acquisitions.......        2,843                445
                                                ------             ------
     Pro forma, basic shares.............       14,385             14,462
   Common stock equivalents for stock
    options granted......................          104                456
                                                ------             ------
     Pro forma, diluted shares...........       14,489             14,918
                                                ======             ======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Acsys, Inc.:

We have audited the accompanying consolidated balance sheets of Acsys, Inc. (a Georgia corporation) and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, redeemable common stock and shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Acsys, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                              Arthur Andersen LLP
Philadelphia, PA,
May 22, 1998

                          ACSYS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS--EXCEPT SHARE DATA)

                                                  DECEMBER 31,
                                                 ---------------- SEPTEMBER 30,
                                                  1996     1997       1998
                                                 -------  ------- -------------
                                                                    (UNAUDITED)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................... $ 1,102  $   370    $ 1,175
  Restricted cash...............................     117      --         --
  Accounts receivable, net of allowances of
   $313, $503 and $856..........................   8,359   12,343     23,170
  Prepaid expenses and other....................     270    1,455      1,391
                                                 -------  -------    -------
    Total current assets........................   9,848   14,168     25,736
PROPERTY AND EQUIPMENT, net.....................     941    1,928      4,380
GOODWILL AND OTHER INTANGIBLE ASSETS, net.......   7,126   15,783     54,567
DEFERRED INITIAL PUBLIC OFFERING COSTS..........     --     1,200        --
DEFERRED INCOME TAXES...........................     --       103        --
OTHER ASSETS....................................     252      170        230
                                                 -------  -------    -------
    Total assets................................ $18,167  $33,352    $84,913
                                                 =======  =======    =======
       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank overdrafts............................... $   265  $ 1,489    $   --
  Lines of credit...............................   1,108      --         --
  Current portion of long-term debt.............     722       47      9,003
  Accounts payable..............................     463      774      1,391
  Accrued liabilities...........................   2,429    5,844     11,769
  Deferred income taxes.........................     552    1,093        402
                                                 -------  -------    -------
    Total current liabilities...................   5,539    9,247     22,565
LONG-TERM DEBT..................................   8,125   11,707     25,642
DEFERRED INCOME TAXES...........................     --       --       2,726
OTHER LONG-TERM LIABILITIES.....................      41      377        284
COMMITMENTS AND CONTINGENCIES (Note 5)
REDEEMABLE COMMON STOCK, no par value, 122,012,
 122,012 and 0 shares issued and outstanding,
 respectively...................................     288    1,220        --
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value, 5,000,000
   shares authorized, no shares issued or
   outstanding..................................     --       --         --
  Common stock, no par value, 45,000,000 shares
   authorized, 9,972,294, 11,191,568 and
   14,422,038 shares issued and outstanding,
   respectively.................................     530    7,597     29,377
  Retained earnings.............................   4,233    3,204      4,319
  Treasury stock, at cost.......................    (589)     --         --
                                                 -------  -------    -------
    Total shareholders' equity..................   4,174   10,801     33,696
                                                 -------  -------    -------
    Total liabilities and shareholders' equity.. $18,167  $33,352    $84,913
                                                 =======  =======    =======

        The accompanying notes are an integral part of these statements.

                          ACSYS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS--EXCEPT PER SHARE DATA)

                                                           FOR THE NINE MONTHS
                           FOR THE YEAR ENDED DECEMBER 31  ENDED SEPTEMBER 30
                          -------------------------------- -------------------
                             1995       1996       1997      1997      1998
                          ---------- ---------- ---------- --------- ---------
                                                               (UNAUDITED)
SERVICE REVENUES:
  Temporary staffing..... $   28,215 $   44,556 $   60,057 $  42,550 $  69,564
  Permanent placement....      8,269     12,186     18,071    13,742    19,807
                          ---------- ---------- ---------- --------- ---------
    Total service
     revenues............     36,484     56,742     78,128    56,292    89,371
DIRECT COST OF SERVICES,
 consisting of
 payroll, payroll taxes
 and benefit costs for
 temporary employees.....     18,284     30,616     42,583    29,863    48,768
                          ---------- ---------- ---------- --------- ---------
    Gross profit.........     18,200     26,126     35,545    26,429    40,603
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES................     13,893     20,769     29,979    21,063    32,969
COMBINATION EXPENSES.....        --         --       1,797     1,722     1,730
AMORTIZATION AND
 DEPRECIATION............        682        693        715       459     1,059
SEVERANCE AND FRANCHISE
 TERMINATION COSTS.......        166        567        682       170       650
                          ---------- ---------- ---------- --------- ---------
    Operating income.....      3,459      4,097      2,372     3,015     4,195
INTEREST EXPENSE, NET:           865        811        788       588       466
                          ---------- ---------- ---------- --------- ---------
INCOME BEFORE INCOME
 TAXES...................      2,594      3,286      1,584     2,427     3,729
  Income taxes...........        133        419        438       580     5,185
                          ---------- ---------- ---------- --------- ---------
NET INCOME (LOSS)........ $    2,461 $    2,867 $    1,146 $   1,847 $  (1,456)
                          ========== ========== ========== ========= =========
NET INCOME (LOSS) PER
 SHARE:
  Basic and diluted net
   income (loss) per
   share................. $     0.24 $     0.27 $     0.02 $    0.09 $   (0.10)
                          ========== ========== ========== ========= =========
  Shares used in
   computing basic net
   income (loss) per
   share.................     10,094      9,972     10,440    10,233    13,878
                          ========== ========== ========== ========= =========
  Shares used in
   computing diluted net
   income (loss) per
   share.................     10,094      9,972     10,544    10,321    13,878
                          ========== ========== ========== ========= =========

        The accompanying notes are an integral part of these statements.

                          ACSYS, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK AND SHAREHOLDERS' EQUITY

                       (IN THOUSANDS--EXCEPT SHARE DATA)

                                                         SHAREHOLDERS' EQUITY
                                             -----------------------------------------------
                         REDEEMABLE COMMON
                               STOCK            COMMON STOCK
                         ------------------  -------------------  RETAINED  TREASURY
                          SHARES    AMOUNT     SHARES    AMOUNT   EARNINGS   STOCK    TOTAL
                         ---------  -------  ----------  -------  --------  -------- -------
BALANCE, JANUARY 1,
 1995...................       --   $   --   10,094,306  $   144  $   913    $(131)  $   926
 Distributions to
  shareholders..........       --       --          --       --      (718)     --       (718)
 Net income.............       --       --          --       --     2,461      --      2,461
                         ---------  -------  ----------  -------  -------    -----   -------
BALANCE, DECEMBER 31,
 1995...................       --       --   10,094,306      144    2,656     (131)    2,669
 Assumption of debt
  accounted for as a
  distribution..........       --       --          --       --      (300)     --       (300)
 Push down of new
  accounting basis in
  purchase transaction..       --       --          --       300      --       --        300
 Contributions from
  shareholders..........       --       --          --       150      --       --        150
 Distributions to
  shareholders..........       --       --          --       --      (766)     --       (766)
 Purchase of Common
  Stock in connection
  with redemption
  agreement (Note 10)...   122,012       64    (122,012)     (64)     --      (458)     (522)
 Accretion of redeemable
  Common Stock to
  redemption value......       --       224         --       --      (224)     --       (224)
 Net income.............       --       --          --       --     2,867      --      2,867
                         ---------  -------  ----------  -------  -------    -----   -------
BALANCE, DECEMBER 31,
 1996...................   122,012      288   9,972,294      530    4,233     (589)    4,174
 Distributions to
  shareholders..........       --       --          --       --    (1,243)     --     (1,243)
 Issuance of Common
  Stock in connection
  with acquisition......       --       --    1,219,274    7,067      --       589     7,656
 Accretion of redeemable
  Common Stock to
  redemption value......       --       932         --       --      (932)     --       (932)
 Net income.............       --       --          --       --     1,146      --      1,146
                         ---------  -------  ----------  -------  -------    -----   -------
BALANCE, DECEMBER 31,
 1997...................   122,012    1,220  11,191,568    7,597    3,204      --     10,801
 Issuance of Common
  Stock upon initial
  public offering, net
  of offering costs
  (unaudited)...........       --       --    2,842,500   20,170      --       --     20,170
 Resetting of retained
  earnings in connection
  with the termination
  of S Corporation
  status (unaudited)....       --       --          --    (2,737)   2,737      --        --
 Termination of
  redemption rights in
  connection with the
  initial public
  offering (unaudited).. (122, 012)  (1,220)    122,012    1,220      --       --      1,220
 Issuance of Common
  Stock in connection
  with acquisitions
  (unaudited)...........       --       --      229,337    3,031      --       --      3,031
 Exercise of employee
  stock options
  (unaudited)...........       --       --       36,621       96      --       --         96
 Tax Benefit of Non-
  qualified Stock option
  exercises
  (unaudited)...........       --       --          --       --       136      --        136
 Distributions to
  shareholders
  (unaudited)...........       --       --          --       --      (302)     --       (302)
 Net loss (unaudited)...       --       --          --       --    (1,456)     --     (1,456)
                         ---------  -------  ----------  -------  -------    -----   -------
BALANCE, SEPTEMBER 30,
 1998 (unaudited).......       --   $   --   14,422,038  $29,377  $ 4,319    $ --    $33,696
                         =========  =======  ==========  =======  =======    =====   =======

        The accompanying notes are an integral part of these statements.

                          ACSYS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 FOR THE NINE
                                         FOR THE YEAR ENDED      MONTHS ENDED
                                            DECEMBER 31          SEPTEMBER 30
                                        ----------------------  ---------------
                                         1995    1996    1997    1997    1998
                                        ------  ------  ------  ------  -------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)....................  $2,461  $2,867  $1,146  $1,847  $(1,456)
 Adjustments to reconcile net income
  (loss) to net cash
  provided by (used in) operating ac-
  tivities--
 Amortization and depreciation........     682     693     715     459    1,059
 Imputed interest.....................      73      71      74      58       47
 Non-cash severance charge............     --      458     --      --       --
 Deferred tax expense.................     133     419     438     616    1,899
 Other................................     (31)    (45)      8      95      --
 Changes in operating assets and
  liabilities net of effect of
  purchase acquisitions--
 Accounts receivable, net.............  (1,378) (3,085) (2,860) (3,286)  (7,001)
 Prepaid expenses and other...........       7    (190) (1,200)   (377)     475
 Other assets.........................     --      --       99      15       15
 Accounts payable.....................     231     104     242     759      (67)
 Accrued liabilities and other........     635     547   1,490   1,783    1,718
 Other long-term liabilities..........     --      --      336     --      (140)
                                        ------  ------  ------  ------  -------
  Net cash provided by (used in)
   operating activities...............   2,813   1,839     488   1,969   (3,451)
                                        ------  ------  ------  ------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net cash paid for business
  acquisitions........................     --      --   (1,996) (1,874) (34,260)
 Capital expenditures.................    (310)   (562) (1,214)   (446)  (2,341)
                                        ------  ------  ------  ------  -------
  Net cash used in investing
   activities.........................    (310)   (562) (3,210) (2,320) (36,601)
                                        ------  ------  ------  ------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds from initial public
  offering............................     --      --      --      --    20,170
 Changes in bank overdrafts...........    (121)    217   1,224    (133)  (1,489)
 Net borrowings (repayments) on lines
  of credit...........................     162     508  (1,108) (1,108)     --
 Net borrowings (repayments) on
  revolving credit facility...........     --      --   12,207  12,207   22,910
 Proceeds from long-term debt.........      80     326     --      --       --
 Repayments of long-term debt.........  (1,236) (1,811) (9,374) (9,243)     (19)
 Distributions to shareholders........    (717)   (766)   (843)   (845)    (545)
 Deferred financing costs.............     --      --     (232)    --      (266)
 Proceeds from exercise of employee
  stock options.......................     --      --      --      --        96
 Changes in restricted cash...........     --      (89)    116     116      --
 Net repayments of notes payable to
  shareholders........................     --     (150)    --      --       --
 Shareholder contributions............     --      150     --      --       --
                                        ------  ------  ------  ------  -------
  Net cash provided by (used in)
   financing activities...............  (1,832) (1,615)  1,990     994   40,857
                                        ------  ------  ------  ------  -------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS.....................     671    (338)   (732)    643      805
CASH AND CASH EQUIVALENTS, beginning
 of year..............................     769   1,440   1,102   1,102      370
                                        ------  ------  ------  ------  -------
CASH AND CASH EQUIVALENTS, end of
 year.................................  $1,440  $1,102  $  370  $1,745  $ 1,175
                                        ======  ======  ======  ======  =======

        The accompanying notes are an integral part of these statements.

                          ACSYS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS:

Acsys, Inc. and Subsidiaries (the "Company") is a specialty professional staffing firm that operates offices primarily located in major metropolitan areas in the eastern and midwestern United States.

The Company was formed on March 10, 1997 and effected a business combination on May 16, 1997 in which it acquired all of the issued and outstanding common stock of Infinity Enterprises, Inc.; David C. Cooper & Associates, Inc.; DCCA Professional Temporaries, Inc.; and EKT, Inc. in exchange for 4,240,283 shares of the Company's Common Stock (the "May 16 Pooling"). Subsequent to the May 16 Pooling, the Company acquired all of the issued and outstanding common stock of the following companies, in the same manner:

      NAME                                       ACQUISITION DATE  SHARES ISSUED
      ----                                       ----------------  -------------
   Cama of Tampa, Inc. ......................... May 19, 1997          131,143
   Rylan Forbes Consulting Group, Inc. ......... July 25, 1997         462,292
   Acsys Resources, Inc. ....................... September 3, 1997   3,659,502
   ICON Search and Consulting, Inc. ............ May 22, 1998        2,820,360

The business combinations referred to above have been accounted for under the pooling of interests method of accounting. Thus, the accompanying financial statements have been restated to include the accounts and operating results of the combined companies for all dates and periods prior to the combinations, except for Cama of Tampa, Inc. ("Cama") which is reflected only from its respective date of formation of January 1, 1996 (see Note 3).

Upon closing these acquisitions, the Company entered into employment agreements with certain officers and employees (see Note 5). Those agreements provide for reduced compensation from amounts previously charged to expense. The reduction in compensation was approximately $2,341,000 for the year ended December 31, 1997 and $1,330,000 for the nine months ended September 30, 1998. The following is an unaudited supplemental pro forma presentation of the year ended December 31, 1997 and the nine months ended September 30, 1998 statements of operations to reflect this adjustment:

                          ACSYS, INC. AND SUBSIDIARIES

                                                     FOR THE NINE
                          FOR THE YEAR ENDED         MONTHS ENDED
                             DECEMBER 31,           SEPTEMBER 30,
                                  1997                   1998
                          -------------------      ------------------
                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Income loss before
 income taxes, as
 reported...............       $            1,584      $            3,729
Supplemental pro forma
 adjustment to
 compensation expense...                    2,341                   1,330
                               ------------------      ------------------
Supplemental pro forma
 income, before pro
 forma income taxes.....                    3,925                   5,059
Supplemental pro forma
 income taxes...........                    2,329                   2,479
                               ------------------      ------------------
Supplemental pro forma
 net income after
 contractual reduction
 in salaries............       $            1,596      $            2,580
                               ==================      ==================
Net income/(loss) per
 diluted share as
 reported...............       $             0.02      $            (0.10)
                               ==================      ==================
Supplemental pro forma
 net income per diluted
 share, as adjusted for
 reduction in salaries..       $             0.06      $             0.18
                               ==================      ==================
Shares used in computing
 supplemental pro forma
 net income per diluted
 share, as adjusted for
 reduction in salaries..                   10,544                  14,334

This supplemental pro forma presentation is shown solely as a result of the significant change in the Company's compensation arrangements following the mergers, in order to assess the impact on the Company's results of operations. This presentation assumes that the duties and responsibilities of the officers and employees will not be diminished given the reduction in compensation and, as such, that other costs will not be incurred that offset this pro forma adjustment to compensation expense.

2. INITIAL PUBLIC OFFERING:

In February 1998, the Company completed its initial public offering ("IPO") of 2,842,500 shares of Common Stock at a price of $8.50 per share, generating net cash proceeds of approximately $20.2 million after deducting underwriters' discount and offering costs of approximately $2.3 million.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Risks and Uncertainties

The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, the Company's brief operating history, the competitive market for temporary staffing services, dependence on availability of qualified personnel, dependence on key personnel, dependence on key client and other relationships successful integration of acquisitions, and risks associated with opening new offices and offering new services.

Credit risk with respect to accounts receivable is dispersed due to the nature of the business, the large number of customers, and the diversity of industries serviced. At December 31, 1996 and 1997 and September 30, 1998, no one customer represented greater than 10% of accounts receivable or greater than 10% of revenues for the periods then ended.

                          ACSYS, INC. AND SUBSIDIARIES

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany transactions and accounts have been eliminated.

Cash and Cash Equivalents

The Company considers cash on deposit with financial institutions and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company generally limits its investments in cash equivalents to money market funds and certificates of deposit.

Restricted Cash

Restricted cash represents funds previously held by a financing institution as collateral for a line of credit.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease.

                                                  DECEMBER 31,
                                                  --------------
                                                                  SEPTEMBER 30,
                                     USEFUL LIVES  1996    1997       1998
                                     ------------ ------  ------  -------------
                                                        (IN THOUSANDS)
   Office equipment.................  3-7 years   $1,197  $1,806     $4,225
   Office furniture and fixtures....  3-7 years      420     960      1,952
   Leasehold improvements...........    7 years      158     343        375
                                                  ------  ------     ------
                                                   1,775   3,109      6,552
   Less--Accumulated depreciation...                (834) (1,181)    (2,172)
                                                  ------  ------     ------
                                                  $  941  $1,928     $4,380
                                                  ======  ======     ======

Depreciation expense for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 was $124,000, $284,000 $386,000 $259,000 and $501,000, respectively.

                          ACSYS, INC. AND SUBSIDIARIES

Intangible Assets

                                                   DECEMBER 31,
                                                  ---------------
                                                                   SEPTEMBER 30,
                                                   1996    1997        1998
                                                  ------  -------  -------------
                                                         (IN THOUSANDS)
   Goodwill...................................... $7,643  $16,397     $55,252
   Deferred financing costs......................    --       232         468
   Other.........................................      8        8         259
                                                  ------  -------     -------
                                                   7,651   16,637      55,979
   Less--Accumulated amortization................   (525)    (854)     (1,412)
                                                  ------  -------     -------
                                                  $7,126  $15,783     $54,567
                                                  ======  =======     =======

Goodwill was recorded in connection with the acquisition on February 28, 1994 of certain assets of a predecessor by Infinity Enterprises, Inc., the acquisition on January 1, 1996 of common stock from the previous shareholders of Cama of Tampa, Inc., the acquisition on August 12, 1997 of C.P.A. Staffing and the acquisitions on March 31, 1998, July 1, 1998 and August 4, 1998 of TGS Resource Group, Inc., KPD Systems Inc. and Staffing Edge, Inc., respectively (see Note 11). Goodwill is being amortized on a straight-line basis over 40 years.

Deferred financing costs are being amortized over the three-year term of the credit facility (see Note 4).
Amortization expense for the intangible assets for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 was $558,000, $409,000, $329,000, $200,000 and $558,000, respectively.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition will be estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, an impairment will be recognized. Management believes that there has been no impairment of long-lived assets as of December 31, 1997.

                          ACSYS, INC. AND SUBSIDIARIES

Accrued Liabilities

                                                    DECEMBER 31
                                                   ------------- SEPTEMBER 30,
                                                    1996   1997      1998
                                                   ------ ------ -------------
                                                         (IN THOUSANDS)
     Salaries and commissions..................... $1,067 $2,722    $ 5,202
     Acquisition transaction cost and other
      acquired liabilities........................    --     --       2,504
     Combination costs............................    --   1,612        103
     Payroll taxes................................    463    308        857
     Shareholder distributions....................    --     400        --
     Accrued severance costs......................    --     164        428
     Income taxes payable.........................    --     --       1,314
     Other........................................    899    638      1,361
                                                   ------ ------    -------
                                                   $2,429 $5,844    $11,769
                                                   ====== ======    =======

Revenue Recognition

The Company recognizes permanent placement revenues when the employment offer and acceptance has occurred and the candidate's employment start date has been established. Revenues from permanent placements are reported in the consolidated statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 90-180 days). The net adjustment in each of the periods presented is immaterial. The Company recognizes temporary staffing revenues when the services are performed.

Gross Profit

Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and benefit costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

Supplemental Cash Flow Information

For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, the Company paid interest of $919,000, $873,000, $867,000, $370,000 and $602,000 respectively. The Company financed equipment purchases under capital leases of $61,000 and $100,000 for the years ended December 31, 1995 and 1996, respectively, and purchased Common Stock for debt in the amount of $443,000 for the year ended December 31, 1996.

                          ACSYS, INC. AND SUBSIDIARIES

The following table displays the net noncash assets that were acquired in 1997 and the nine months ended September 30, 1998. The 1997 assets acquired are from the Company's August 1997 acquisition of C.P.A. Staffing. The 1998 assets acquired are from the Company's acquisitions of TGS, KPD and Staffing Edge on March 31, 1998, July 1, 1998 and August 4, 1998, respectively. These transactions are described in Note 11:

                                             FOR THE YEAR       FOR THE NINE
                                                ENDED            MONTHS ENDED
                                           DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                          ------------------ -------------------
                                                      (IN THOUSANDS)
   Noncash assets (liabilities)
   Accounts receivable...................       $1,124             $ 3,826
   Prepaid expenses and other............            1               1,007
   Property and equipment................          167                 568
   Other assets..........................          --                  324
   Goodwill..............................        8,754              38,826
   Accounts payable......................          (69)               (684)
   Accrued liabilities...................         (325)             (6,336)
   Deferred tax liabilities..............          --                 (240)
                                                ------             -------
   Net noncash assets acquired...........        9,652              37,291
   Common stock issued...................       (7,656)             (3,031)
                                                ------             -------
   Net cash paid for acquisitions........       $1,996             $34,260
                                                ======             =======

Income Taxes

The Company follows SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates that are expected to be in effect when the differences reverse.

Prior to the IPO in February 1998 (see Note 2), the Company and its subsidiaries were S corporations for federal and state income tax reporting purposes except for ICON Search and Consulting, Inc. ("ICON") which is a C Corporation. Accordingly, income tax expense and deferred taxes reflected in the Company's financial statements prior to February 1998 were generated from the operating activities of ICON.

In connection with the IPO, the Company and its subsidiaries terminated their S corporation status and recorded income tax expense and a corresponding net deferred tax liability of approximately $3,000,000, representing the tax effect of differences in bases of assets and liabilities for financial reporting and income tax purposes.

                          ACSYS, INC. AND SUBSIDIARIES

Net Income (Loss) Per Share

The Company has presented net income (loss) per share pursuant to SFAS No. 128, "Earnings Per Share," and the Securities and Exchange Commission Staff Accounting Bulletin No. 98.

Basic net income (loss) per share is computed by dividing the net income (loss) for each year by the weighted average number of common shares outstanding for each year. Diluted net income (loss) per share is computed by dividing net income (loss) for each year by the weighted average number of common shares and Common Stock equivalents outstanding during each year. The average number of common shares outstanding excludes the redeemable common shares, as the accretion on the redeemable Common Stock of $224,000, $932,000 and $932,000 for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997, respectively, is deducted in arriving at the net income (loss) available to Common shareholders. The average number of shares outstanding has been retroactively restated to include the shares issued for the business combinations accounted for as poolings of interests (see Note 1).

Fair Value of Financial Instruments

Management believes that the carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values as of each balance sheet date given the relatively short maturity of these instruments. The fair values of long-term debt instruments have been estimated by discounting future cash flows based on the current interest rate environment and remaining term to maturity. The carrying amount of long-term debt approximates the fair value.

Recently Issued Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires that items that are components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 became effective for fiscal years beginning after December 15, 1997 and is now currently being applied by the Company. SFAS No. 130 requires comparative financial statements provided for earlier periods to be reclassified to reflect application of the provisions of this new standard. The Company has determined that for the nine months ended September 30, 1997 and 1998 and for the years ended December 31, 1995, 1996 and 1997, no items meeting the definition of comprehensive income as specified in SFAS No. 130, except net income, existed in the financial statements. As a result, no disclosure is necessary to comply with the standard.

In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 131 will not have a material effect on the Company's financial statements.

Reclassifications

Certain amounts from prior years have been reclassified to conform with the current year presentation.

                          ACSYS, INC. AND SUBSIDIARIES

4. DEBT:

                                                   DECEMBER 31
                                                  ---------------  SEPTEMBER 30,
                                                   1996    1997        1998
                                                  ------  -------  -------------
                                                         (IN THOUSANDS)
   Revolving Credit Facility....................  $  --   $11,050     $33,959
   Note payable to former shareholder of
    Infinity Enterprises, Inc., repaid in May
    1997........................................   6,445      --          --
   Non-compete agreements with former
    shareholders of Infinity Enterprises, Inc.,
    maturing February 2009, with monthly
    payments of $8,333..........................   1,217    1,116       1,042
   Non-compete agreements with former owners of
    EKT, Inc., repaid in May 1997...............     111      --          --
   Term notes payable to former shareholders of
    Cama of Tampa, Inc., repaid in May 1997.....     300      --          --
   Term loans payable to a bank, repaid in
    September 1997..............................     256      --          --
   Amount Due to former shareholders of Acsys
    Resources, Inc., repaid in September 1997...     717      --          --
   Loans due to shareholders of Acsys Resources,
    Inc.........................................      93      --          --
   Other........................................     204       10          19
                                                  ------  -------     -------
                                                   9,343   12,176      35,020
   Less--Unamortized discount...................    (496)    (422)       (375)
                                                  ------  -------     -------
                                                   8,847   11,754      34,645
   Less--Current portion........................    (722)     (47)     (9,003)
                                                  ------  -------     -------
                                                  $8,125  $11,707     $25,642
                                                  ======  =======     =======

On May 16, 1997, the Company entered into an agreement with a bank which provides for a $15,000,000 Revolving Credit Facility (the "Credit Facility") to be repaid on May 31, 2000. At December 31, 1997, the Company had outstanding borrowings under the Credit Facility of $11,050,000 and for the year ended December 31, 1997 incurred $443,272 of interest expense under the Credit Facility. The Company can elect on a monthly basis to pay interest at either:
(A) the greater of (i) the bank's prime rate or (ii) the federal funds rate plus 0.5%, plus a margin which ranges up to 0.75%; or (B) at LIBOR plus a margin, which ranges from 1.25% to 2.50%. Borrowings under the Credit Facility are collateralized by all of the assets of the Company and a pledge of all of the stock of its subsidiaries. Borrowings are also guaranteed by each of the subsidiaries. The Credit Facility also contains various financial and non-financial covenants and prohibits the payment of dividends without the lender's consent. At December 31, 1997, the Company was in default under certain covenants in the Credit Facility which were subsequently waived by the bank through December 31, 1997. In February 1998, the Credit Facility was repaid with proceeds from the IPO (see Note 2).

On June 29, 1998, the Company amended the Credit Facility, increasing the amount available to be borrowed from $15.0 million to $25.0 million and extending its maturity date from May 31, 2000 to June 30, 2002. In August 1998, in connection with the acquisition of Staffing Edge (see Note 11), the Company amended its Credit Facility increasing the available borrowings from $25.0 million to

                          ACSYS, INC. AND SUBSIDIARIES

$40.0 million through January 1, 1999, after which availability under the Credit Facility will be reduced to $25.0 million. As of September 30, 1998, the Company had borrowed approximately $34.0 million under the credit facility, of which $9.0 million, representing the amount which must be repaid or refinanced by January 1, 1999, has been reclassified as current.

The Company has discounted the non-compete obligations and certain other notes payable to reflect their fair market value based on average borrowing rates available to the Company. The rate used to determine the discount was approximately 9.25%. The discount is being amortized over the term of the notes using the effective interest rate method. Amortization expense included in interest expense in the accompanying statements of operations for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 was approximately $73,000, $71,000, $74,000, $58,000 and
$47,000, respectively.

The obligations under the non-compete agreements with former shareholders are secured by certain property and equipment and Common Stock of the Company, and are personally guaranteed by certain shareholders of the Company.

Future maturities of long-term debt as of December 31, 1997 are as follows:

                                                                  (IN THOUSANDS)
   1998..........................................................    $    47
   1999..........................................................         41
   2000..........................................................     11,095
   2001..........................................................         49
   2002..........................................................         54
   Thereafter....................................................        468
                                                                     -------
                                                                     $11,754
                                                                     =======

5. COMMITMENTS AND CONTINGENCIES:

In connection with the business combinations (see Notes 1 and 11), the Company entered into employment agreements with certain shareholders who are also officers or employees of the Company. Each employment agreement provides for a guaranteed base salary over a three-year period and a discretionary bonus to be determined by the Board of Directors. As of September 30, 1998, for the last three months of 1998, and for the years ending December 31, 1999, 2000 and 2001, the Company is obligated to pay $926,000, $3,705,000, $2,474,000 and
$456,000 respectively, in salaries under these agreements. The agreements contain non-compete covenants and can be terminated based on certain events, as defined. In addition, the agreements provide for lump sum payments equal to three times current salary upon certain triggering events such as a change in control, among other events.

The Company leases office space under noncancelable operating leases. Certain leases require additional payments for taxes and operating expenses and provide for renewal options. Future minimum payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 1997 are as follows:

                          ACSYS, INC. AND SUBSIDIARIES

                                                                  (IN THOUSANDS)
   1998..........................................................     $1,653
   1999..........................................................      1,574
   2000..........................................................      1,469
   2001..........................................................      1,325
   2002..........................................................        976
   Thereafter....................................................        146
                                                                      ------
                                                                      $7,143
                                                                      ======

Rent expense for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 was $733,000, $969,000, $863,000,
$772,000 and $1,895,000, respectively.

On November 13, 1997, a lawsuit was filed against the Company, Cama and the former owner of Cama, Stephen S. Tutwiler by L. Robert Frank, Jr. and L. Robert Frank & Associates, Inc. in the Circuit Court of the Thirteenth Judicial Circuit, Hillsborough County, Florida. The lawsuit alleges that the plaintiff and Mr. Tutwiler agreed to form a corporation to provide certain staffing services; that such services were instead provided through a division of Cama; and that the plaintiff was entitled to a portion of the stock of Cama and thus to a portion of the shares of Common Stock issued to Mr. Tutwiler when it acquired Cama. The plaintiff asserts numerous claims, including breach of contract, fraud, civil conspiracy and alleged misstatements and omissions regarding the Company's ownership of Cama in a prospectus filed by the Company. The plaintiff seeks to recover $27,000 allegedly due to the plaintiff, his alleged portion of Mr. Tutwiler's shares of Common Stock, and compensatory and other damages. The plaintiff also seeks an accounting and employment by the Company. The Company intends to vigorously defend the plaintiff's allegations. An adverse result could have a material effect on the Company and result in a charge to the statement of operations in the period in which the litigation is resolved. There is no other pending litigation which the Company considers material.

In February 1998, the Company entered into a tax indemnification agreement with the then current shareholders which provides for indemnification by the Company to the shareholders and by the then shareholders to the Company for tax consequences of any adjustments made to taxable income (loss) prior to or after the termination of the S Corporation election that may impact previously reported amounts.

6. TERMINATION OF FRANCHISE AGREEMENTS AND SEVERANCE COSTS:

Prior to May 31, 1994, Acsys Resources operated as a franchisee under a franchise agreement, which provided for various marketing and royalty payments to the franchisor based on revenues. Effective May 31, 1994, Acsys Resources and the franchisor terminated the agreement. The termination agreement provided for payments to the franchisor of $360,000, which were made and recorded as an expense in 1994. In addition, Acsys Resources was required to pay to the franchisor 1% of revenues for the period June 1, 1994 through May 31, 1995, and 2% of revenues for the period June 1, 1995

                          ACSYS, INC. AND SUBSIDIARIES
through May 31, 1996, resulting in an expense of $201,000 in 1994, $166,000 in 1995, and $108,000 in 1996. In May 1997, Cama of Tampa, Inc. terminated its franchise agreement and made a one-time payment to the franchisor of $170,000, which was recorded as an expense for the year ended December 31, 1997.

The Company recorded a $512,000 charge in 1997 as a result of the termination of employment of a former executive, representing the present value of future severance payments due under his employment agreement. The severance obligation will be paid in 36 monthly installments of $16,667 beginning December 1997, and is recorded in other current and long-term liabilities in the accompanying balance sheet.

The Company recorded a charge of $650,000 during the nine months ended September 30, 1998 consisting of severance obligations resulting from the Company's decision to consolidate its corporate offices in Atlanta, Georgia.

Costs under the franchise termination agreements and severance expense have been separately recorded in the accompanying consolidated statements of operations.

7. RETIREMENT SAVINGS PLAN:


Acsys Resources and ICON have defined contribution retirement plans for the benefit of all eligible employees. The plans qualify under Section 401(k) of the Internal Revenue Code and allow for eligible employees to contribute to the plans up to 15% and 10%, respectively, of their pretax compensation, subject to the maximum contributions allowed by the Internal Revenue Code. The plans provide for discretionary matching contributions by Acsys Resources and ICON based on a percentage of the participant's contributions to the plan and a discretionary profit sharing contribution based on employee compensation. Acsys Resources made $23,000, $30,000 and $35,000 during the years ended December 31, 1995, 1996 and 1997, respectively, in matching contributions and no discretionary contributions were made to the plan. Acsys Resources did not make matching contributions during the nine months ended September 30, 1997 and 1998. ICON has not made contributions to the plan since the plan's inception.

                          ACSYS, INC. AND SUBSIDIARIES

8. INCOME TAXES:

The components of income tax expense (benefit) are as follows:

                                                                   FOR THE
                                                                  YEAR ENDED
                                                                 DECEMBER 31
                                                                ---------------
                                                                1995  1996 1997
                                                                ----  ---- ----
                                                                (IN THOUSANDS)
   Federal:
     Current................................................... $(18) $ 27 $(96)
     Deferred..................................................  130   326  464
                                                                ----  ---- ----
                                                                 112   353  368
                                                                ----  ---- ----
   State:
     Current................................................... $ (3) $  5  (17)
     Deferred..................................................   24    61   87
                                                                ----  ---- ----
                                                                  21    66   70
                                                                ----  ---- ----
                                                                $133  $419 $438
                                                                ====  ==== ====

The tax effect of significant temporary differences is as follows:

                                                                DECEMBER 31
                                                              ----------------
                                                               1996     1997
                                                              ------- --------
                                                              (IN THOUSANDS)
   GROSS DEFERRED TAX ASSETS:
     Reserves not currently deductible for tax............... $   12  $     72
     Operating loss carryforwards............................    --        103
                                                              ------  --------
                                                                  12       175
   GROSS DEFERRED TAX LIABILITY:
     Difference between cash basis of
      accounting (tax) and accrual basis of
      accounting (book)......................................   (564)   (1,165)
     Amortization and depreciation...........................    --        --
                                                              ------  --------
       Net deferred income tax liability..................... $ (552) $   (990)
                                                              ======  ========

The federal statutory income tax rate is reconciled to the effective tax rate as follows:

                                              FOR THE YEAR ENDED DECEMBER 31
                                             ----------------------------------
                                                1995        1996        1997
                                             ----------  ----------  ----------
                                                      (IN THOUSANDS)
   Federal statutory rate...................       34.0%       34.0%       34.0%
   State income taxes, net of federal
    benefit.................................        4.0         4.0         4.0
   Income allocated to S-corporation
    earnings................................      (33.0)      (25.8)      (12.3)
   Expenses not deductible for tax
    purposes................................        0.1         0.5         1.9
                                             ----------  ----------  ----------
                                                    5.1%       12.7%       27.6%
                                             ==========  ==========  ==========

                          ACSYS, INC. AND SUBSIDIARIES

9. RELATED PARTIES:

At December 31, 1996, Acsys Resources had loans due from its shareholders of $62,000 at an interest rate of 5%. The loans are due on demand. These loans are included in other assets in the accompanying consolidated balance sheets. In addition, Acsys Resources owes three shareholders a total of $178,000 at December 31, 1997 for compensation earned but not paid.

At December 31, 1997, the Company had outstanding advances to two of its shareholders in the amount of $281,000, which are recorded within prepaid and other current assets in the accompanying balance sheet.

10. CAPITAL TRANSACTIONS:

Stock Option Plan

In May 1997, the Company established the 1997 Stock Option Plan (the "Option Plan"). The maximum number of shares of Common Stock that currently may be subject to outstanding options, determined immediately after the grant of any option, is 2,000,000 shares. The Option Plan provides that the number of shares of Common Stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year by the lesser of (i) three percent of the number of shares outstanding on the preceding trading day or (ii) 500,000 shares. Shares of Common Stock which are attributable to awards which have expired, terminated or have been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year.

In January 1997, Acsys Resources issued stock options under the Acsys Resources 1996 Equity Compensation Plan (the "Acsys Resources Plan") to its officers and employees. In September 1997, the Acsys Resources Plan stock options were exchanged for 111,687 stock options at an exercise price of $2.66 per share. The exchange ratio was based on the exchange ratio used to effect the merger between Acsys Resources and the Company on September 3, 1997. In connection with this merger, these options became fully vested in accordance with the change of control provision included in the Acsys Resources Plan. In May 1997, the Company issued 97,698 non-qualified stock options and 37,500 qualified stock options to an officer of the Company at an exercise price of $8.00 per share.

As of December 31, 1997, there were 244,820 stock options outstanding and exercisable under the Option Plan and the Acsys Resources Plan with a weighted average exercise price of $5.61 per share. These options consist of 135,198 at $8.00 per share and 109,622 at $2.66 per share.

From February to August 1998, the Company issued options to purchase 1,748,432 shares of Common Stock to certain employees and executive officers of the Company at exercise prices that range from $8.50 to $18.50 per share.

                          ACSYS, INC. AND SUBSIDIARIES

In May 1997, ICON issued stock options to certain employees. In May 1998, the ICON stock options were exchanged for 39,480 stock options at an exercise price of $7.09 per share. In connection with the merger, these options became fully vested.

The Company accounts for its option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 established a fair value based method of accounting for stock-based compensation plans. SFAS 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for the plan. Had the Company recognized compensation cost for its stock option plans consistent with the provisions of SFAS 123, the following pro forma net loss per Common share for the year ended December 31, 1997 would have resulted:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1997
                                                               ---------------
                                                               (IN THOUSANDS--
                                                                 EXCEPT PER
                                                                 SHARE DATA)
   Net income:
     As reported..............................................     $ 1,146
                                                                   =======
     As calculated in accordance with SFAS 123................     $   871
                                                                   =======
   Net income/(loss) per Common Share:
     As reported..............................................     $  0.02
                                                                   =======
     As calculated in accordance with SFAS 123................     $ (0.01)
                                                                   =======
     Shares used in calculating net income per diluted common
      share...................................................      10,440

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with a risk-free interest rate of 6.5%, no expected dividend yield and an expected life of five years. A volatility of 0% was assumed for the year ended December 31, 1997. As of December 31, 1997, the weighted average fair value of the options outstanding was $1.61 per option.

Redemption and Severance Agreements

In September 1996, Acsys Resources, entered into a Stock Redemption Agreement with one of its shareholders. Under this agreement, Acsys Resources repurchased a portion of the shares owned by this shareholder for $458,500. This agreement initially required Acsys Resources, Inc. to repurchase 122,012 shares of Common Stock at a price based on an earnings formula defined in the Stock Redemption Agreement. The Owner of these 122,012 shares of redeemable common stock entered into a contractual waiver of all redemption rights effective upon the IPO. Accordingly, subsequent to the IPO, these shares have been reclassified as common stock.

In connection with the Stock Redemption Agreement, Acsys Resources and the shareholder also entered into a severance agreement. Under this agreement, the shareholder received $458,500, which was charged to expense in 1996.

                         ACSYS, INC. AND SUBSIDIARIES

The Company paid $200,000 and $717,000 in September 1996, and September 1997, respectively in settlement of amount under these agreements.

11. ACQUISITIONS:

Acsys Resources acquired C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. (together, "C.P.A. Staffing") on August 12, 1997. The acquisition was accounted for under the purchase method of accounting. The total purchase price was approximately $9,700,000 and consisted of cash of $1,900,000, 1,219,274 shares of Common Stock with an estimated fair value of $7,700,000 and transaction costs of $144,000. The purchase price was allocated to the assets acquired and liabilities assumed. The excess of approximately $8,750,000 of the purchase price over the estimated fair value of the net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over 40 years.

On March 31, 1998, the Company acquired all of the outstanding stock of TGS Resource Group, Inc. ("TGS"), an accounting and finance staffing firm located in Richmond, Virginia. The Company has accounted for this transaction under the purchase method of accounting. The results of operations of TGS are included from the date of acquisition only.

On May 22, 1998, the Company acquired all of the outstanding stock of ICON, an Atlanta-based information technology staffing company, in a stock-for-stock merger. As noted earlier, this transaction has qualified as a pooling of interests for accounting purposes and as a tax-free reorganization. Under the terms of the merger agreement, ICON shareholders received 2,820,360 shares of Common Stock in exchange for all of the equity interests in ICON. In connection with the merger, the Company recorded a charge for combination expenses of $1,730,000 in the nine months ended September 30, 1998, including investment banking, legal and accounting fees, and other transaction costs associated with the merger.

On July 1, 1998, the Company acquired all of the outstanding stock of KPD Systems, Inc. ("KPD"), an information technology staffing firm located on Long Island, New York. The Company accounted for this transaction under the purchase method of accounting. The results of operations for KPD are included from the date of acquisition only.

On August 4, 1998, the Company acquired all of the outstanding stock of Staffing Edge, Inc. ("Staffing Edge"), a specialty professional staffing firm with offices throughout the Midwestern United States, for $22,510,000 in cash, $838,000 in Common Stock, transaction costs of $1,918,000 and assumption of debt of $7,040,000. The Company will account for this transaction under the purchase method of accounting. The results of operations for Staffing Edge are included from the date of acquisition only.

                          ACSYS, INC. AND SUBSIDIARIES

The following table summarizes the unaudited pro forma results of operations of the Company for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, assuming that the acquisitions of C.P.A. Staffing, TGS, KPD and Staffing Edge had occurred on January 1, 1996:

                                                                   FOR THE
                                             FOR THE YEAR ENDED   NINE MONTHS
                                                DECEMBER 31,         ENDED
                                             ------------------  SEPTEMBER 30,
                                               1996     1997         1998
                                             ------------------  -------------
                                             (IN THOUSANDS--EXCEPT PER SHARE
                                                          DATA)
   Service revenues......................... $ 80,835 $ 107,805    $107,776
   Pro forma net income.....................      694        15       1,330
   Pro forma diluted net income/(loss) per
    share................................... $   0.04 $   (0.08)   $   0.09
   Shares used in computing pro forma
    diluted net income per share amounts....   11,421    11,420      14,473

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To C.P.A. Staffing, Inc., C.P.A. Search, Inc.
 and Career Placement Associates, Inc.:

  We have audited the accompanying combined balance sheets of C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. (Georgia corporations) as of December 31, 1996 and August 12, 1997, and the related combined statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, and for the period from January 1, 1997 to August 12, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. as of December 31, 1996 and August 12, 1997, and the results of their operations and their cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 to August 12, 1997, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Philadelphia, PA,
 October 3, 1997

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                            COMBINED BALANCE SHEETS

                                                        DECEMBER 31, AUGUST 12,
                                                            1996        1997
                                                        ------------ ----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $    3,627  $   40,246
  Accounts receivable, net of allowances of $25,000....     884,985   1,123,504
  Prepaid expenses.....................................         --        1,143
                                                         ----------  ----------
    Total current assets...............................     888,612   1,164,893
PROPERTY AND EQUIPMENT, net............................     138,387     166,852
                                                         ----------  ----------
                                                         $1,026,999  $1,331,745
                                                         ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................  $   25,198  $   68,659
  Accrued salaries, commissions, and benefits..........     161,363     180,615
                                                         ----------  ----------
    Total current liabilities..........................     186,561     249,274
                                                         ----------  ----------
COMMITMENTS AND CONTINGENCIES (Note 6)
SHAREHOLDERS' EQUITY (Note 8):
  Common stock.........................................       1,900       1,900
  Additional paid in capital...........................         --      702,465
  Retained earnings....................................     853,258     392,826
  Treasury stock, at cost..............................     (14,720)    (14,720)
                                                         ----------  ----------
    Total shareholders' equity.........................     840,438   1,082,471
                                                         ----------  ----------
                                                         $1,026,999  $1,331,745
                                                         ==========  ==========


        The accompanying notes are an integral part of these statements.

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                      FOR THE
                                                                       PERIOD
                                                                        FROM
                                                          FOR THE    JANUARY 1,
                                                         YEAR ENDED   1997 TO
                                                        DECEMBER 31, AUGUST 12,
                                                            1996        1997
                                                        ------------ ----------
SERVICE REVENUES:
  Temporary staffing...................................  $5,653,164  $4,015,890
  Permanent placement..................................     849,404     540,620
                                                         ----------  ----------
    Total service revenues.............................   6,502,568   4,556,510
DIRECT COSTS OF SERVICES, consisting of payroll, pay-
 roll taxes and insurance costs for temporary employ-
 ees...................................................   4,051,962   2,832,357
                                                         ----------  ----------
    Gross profit.......................................   2,450,606   1,724,153
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........   1,378,626   1,679,590
DEPRECIATION...........................................      22,663      20,995
                                                         ----------  ----------
NET INCOME.............................................  $1,049,317  $   23,568
                                                         ==========  ==========



        The accompanying notes are an integral part of these statements.

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                ADDITIONAL                            TOTAL
                         COMMON  PAID IN    RETAINED   TREASURY   SHAREHOLDERS'
                         STOCK   CAPITAL    EARNINGS     STOCK       EQUITY
                         ------ ---------- ----------  ---------  -------------
BALANCE, JANUARY 1,
 1996................... $1,900  $    --   $  518,941  $ (14,720)  $  506,121
  Distributions to
   shareholders.........    --        --     (715,000)       --      (715,000)
  Net income............    --        --    1,049,317        --     1,049,317
                         ------  --------  ----------  ---------   ----------
BALANCE, DECEMBER 31,
 1996...................  1,900       --      853,258    (14,720)     840,438
  Contribution from
   shareholders.........    --    702,465         --         --       702,465
  Distributions to
   shareholders.........    --        --     (484,000)       --      (484,000)
  Net income............    --        --       23,568        --        23,568
                         ------  --------  ----------  ---------   ----------
BALANCE, AUGUST 12,
 1997................... $1,900  $702,465  $  392,826  $ (14,720)  $1,082,471
                         ======  ========  ==========  =========   ==========



        The accompanying notes are an integral part of these statements.

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                      FOR THE
                                                                    PERIOD FROM
                                                         FOR THE    JANUARY 1,
                                                        YEAR ENDED    1997 TO
                                                       DECEMBER 31, AUGUST 12,
                                                           1996        1997
                                                       ------------ -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...........................................  $1,049,317   $  23,568
 Adjustments to reconcile net income to net cash
  provided by
  operating activities--
  Depreciation........................................      22,663      20,995
  Non-cash compensation charge (Note 7)...............         --      702,465
  Changes in assets and liabilities--
   Accounts receivable................................    (347,967)   (238,519)
   Prepaid expenses...................................         --       (1,143)
   Accounts payable...................................       5,922      43,461
   Accrued salaries, commissions, and benefits........      65,467      19,252
                                                        ----------   ---------
    Net cash provided by operating activities.........     795,402     570,079
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment..................     (86,139)    (49,460)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Distributions to shareholders........................    (715,000)   (484,000)
                                                        ----------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......      (5,737)     36,619
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD........       9,364       3,627
                                                        ----------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD..............  $    3,627   $  40,246
                                                        ==========   =========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
 Cash paid for interest...............................  $    4,424   $   4,886
                                                        ==========   =========


        The accompanying notes are an integral part of these statements.

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS:

  C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. (together, the "Company"), specialize in the placement of temporary and permanent employees in the accounting, banking, finance and information technology fields. The Company's primary market is Atlanta, Georgia.

  On August 12, 1997, an agreement and plan of merger was entered into among AcSys Resources, Inc. ("AcSys"), the Company and the shareholders of the Company, whereby AcSys agreed to purchase all of the outstanding common stock of the Company for approximately $9,600,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF COMBINATION

  The financial statements reflect the combined financial position, results of operations and cash flows of C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. The companies are engaged in related operations and are owned, in the same percentages, by the same shareholders. The financial statements reflect the elimination of all significant intercompany accounts and transactions.

REVENUE RECOGNITION

  The Company recognizes permanent placement revenues when the employment offer and acceptance has occurred and the candidate's employment start date has been established. Revenue from permanent placements is reported in the combined statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 90 days). The net adjustment in each of the periods presented is immaterial. The Company recognizes temporary staffing revenues when the services are performed.

GROSS PROFIT

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

CASH AND CASH EQUIVALENTS

  The Company considers cash on deposit with financial institutions and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1996 and August 12, 1997, cash equivalents consisted primarily of investments in money market funds.

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are generally five to seven years for furniture, computer and office equipment.

INCOME TAXES

  The Company is an S corporation and, as such, the Company is not subject to federal and state income taxes and all taxable income and loss of the Company is included in the shareholders' tax returns.

  In the event of the termination of the S corporation status, the Company would be required to record a deferred tax liability of approximately $367,000 as of August 12, 1997, in accordance with the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

PERVASIVENESS OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

LONG-LIVED ASSETS

  The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition must be estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, an impairment will be recognized.

3. PROPERTY AND EQUIPMENT:

                                                         DECEMBER 31, AUGUST 12,
                                                             1996        1997
                                                         ------------ ----------
   Computer equipment...................................   $113,783    $155,044
   Furniture and office equipment.......................     63,007      71,206
                                                           --------    --------
                                                            176,790     226,250
   Less--Accumulated depreciation.......................    (38,403)    (59,398)
                                                           --------    --------
                                                           $138,387    $166,852
                                                           ========    ========

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

4. LINE OF CREDIT:

  The Company has a revolving line of credit with a bank, which provides for maximum borrowings of $250,000. Borrowings under the line are limited to 75% of accounts receivable, as defined. The line is collateralized by substantially all of the assets of the Company and is personally guaranteed by the Company's shareholders. Interest on borrowings is payable monthly and accrues at prime plus 1.50%. The line of credit expires in April 1998. At December 31, 1996 and August 12, 1997, there were no borrowings on the line. The maximum borrowed under the line in 1996 was $30,000 and the average amount outstanding was approximately $4,000. The maximum borrowed under the line during the period ended August 12, 1997 was $150,000 and the average amount outstanding during this period was approximately $8,500. Interest expense for the year ended December 31, 1996 and for the period ended August 12, 1997 was not material.

5. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT:

  For the year ended December 31, 1996, the Company had three customers which accounted for 22%, 17% and 11% of total service revenues. For the period from January 1, 1997 to August 12, 1997, the same three customers accounted for 17%, 17% and 11% of revenues. At December 31, 1996, the Company had two customers which accounted for 31% and 12% of accounts receivable. At August 12, 1997, the Company had two customers which accounted for 24% and 13% of accounts receivable.

6. COMMITMENTS AND CONTINGENCIES:

  The Company leases office space and equipment under operating leases through October 31, 2001. Rent expense, was approximately $32,000 and $34,000, for the year ended December 31, 1996 and for the period from January 1, 1997 to August 12, 1997, respectively. Future minimum lease payments under the Company's operating leases for the years ended December 31 are as follows:

      1997.............................................................. $52,559
      1998..............................................................  77,562
      1999..............................................................  92,850
      2000..............................................................  94,503
      2001..............................................................  80,556

  The Company is party to various claims and other matters arising in the normal course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

7.  EMPLOYEE AGREEMENT:

  In July 1996, the Company entered into an agreement with an employee which provides for a cash payment in the event of the sale of the Company, as defined. The cash payment is based on performance criteria and is limited to 10% of the staffing company's sale price, less any amount paid to the employee under the termination clause of the agreement. As a result of the sale of the

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Company's common stock on August 12, 1997 (see Note 1), the Company issued a $280,000 demand note and a $422,465 note, payable over seven years with 8% interest, as full consideration under this agreement. Both notes were assumed by the shareholders of the Company. This assumption was recorded as a capital contribution by the shareholders in the accompanying financial statements.

8. COMMON STOCK:

                                        PAR VALUE AUTHORIZED ISSUED OUTSTANDING
                                        --------- ---------- ------ -----------
   C.P.A. Staffing, Inc................   $  1      10,000     200       200
   C.P.A. Search, Inc..................   $  1      10,000     200       200
   Career Placement Associates, Inc....   $  --     10,000   1,500     1,000

  In 1993, the Company repurchased 500 shares of Career Placement Associates, Inc. common stock for $14,720.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Staffing Edge, Inc.

We have audited the accompanying balance sheets of Staffing Edge, Inc. (Company) as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Des Moines, Iowa
April 30, 1998

                              STAFFING EDGE, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                           1997        1996
                                                        ----------  ----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................ $   17,387  $  229,753
  Accounts receivable, net of allowance for doubtful
   accounts of $156,931 in 1997 and $100,000 in 1996...  2,518,310   1,551,918
  Prepaid expenses and other assets....................    194,525      78,664
  Income taxes receivable..............................    151,134      85,000
  Deferred income taxes................................    115,000
                                                        ----------  ----------
    Total current assets...............................  2,996,356   1,945,335
                                                        ----------  ----------
EQUIPMENT..............................................  1,474,129     495,669
  Accumulated depreciation.............................   (424,000)   (146,143)
                                                        ----------  ----------
    Equipment, net.....................................  1,050,129     349,526
                                                        ----------  ----------
OTHER ASSETS...........................................     66,989      27,460
                                                        ----------  ----------
INTANGIBLE ASSETS, primarily goodwill, net of
 accumulated amortization of $149,922 in 1997 and
 $69,578 in 1996.......................................  1,981,524   2,126,303
                                                        ----------  ----------
TOTAL ASSETS........................................... $6,094,998  $4,448,624
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit--bank................................. $  500,000
  Accounts payable.....................................    703,790  $  493,485
  Accrued payroll and related costs....................    539,933     386,722
  Other accrued expenses...............................    262,128     141,373
  Deferred revenue.....................................    142,867
  Current maturities of long-term debt.................    378,542     131,125
  Deferred income taxes................................                 60,000
                                                        ----------  ----------
    Total current liabilities..........................  2,527,260   1,212,705
DEFERRED INCOME TAXES..................................    235,000     200,000
OTHER LIABILITIES......................................                100,000
LONG-TERM DEBT--MAJORITY STOCKHOLDER...................  1,000,000     819,698
LONG-TERM DEBT--BANK...................................  1,572,757   1,368,875
                                                        ----------  ----------
    Total liabilities..................................  5,335,017   3,701,278
                                                        ----------  ----------
COMMITMENTS AND CONTINGENCIES (NOTES 4 AND 8)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value--500,000 shares
   authorized, none issued and outstanding
  Common stock, $.01 par value--500,000 shares
   authorized; 50,505 shares in 1997 and 50,000 shares
   in 1996 issued and outstanding......................        505         500
  Additional paid-in capital...........................     37,857      24,500
  Retained earnings....................................    721,619     722,346
                                                        ----------  ----------
    Total stockholders' equity.........................    759,981     747,346
                                                        ----------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............. $6,094,998  $4,448,624
                                                        ==========  ==========

                       See notes to financial statements.

                              STAFFING EDGE, INC.

                              STATEMENTS OF INCOME
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                               1997        1996        1995
                                            ----------- ----------- ----------
SERVICE REVENUE............................ $21,311,500 $14,785,632 $6,914,017
COST OF SERVICES...........................  11,838,697   8,832,436  4,542,893
                                            ----------- ----------- ----------
    Gross margin...........................   9,472,803   5,953,196  2,371,124
                                            ----------- ----------- ----------
OPERATING EXPENSES:
  Selling, general and administrative......   8,920,616   4,232,396  1,963,702
  Depreciation and amortization............     274,138     104,968     36,643
                                            ----------- ----------- ----------
    Total operating expenses...............   9,194,754   4,337,364  2,000,345
                                            ----------- ----------- ----------
OPERATING INCOME...........................     278,049   1,615,832    370,779
INTEREST EXPENSE...........................     252,589     123,235     71,096
                                            ----------- ----------- ----------
INCOME BEFORE INCOME TAXES.................      25,460   1,492,597    299,683
INCOME TAXES, including $275,000 from C
 corporation election in 1996..............      11,000     825,000
                                            ----------- ----------- ----------
NET INCOME................................. $    14,460 $   667,597 $  299,683
                                            =========== =========== ==========
AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING...............................      50,430      50,000     50,000
                                            =========== =========== ==========
BASIC EARNINGS PER SHARE................... $      0.29 $     13.35 $     5.99
                                            =========== =========== ==========
DILUTED EARNINGS PER SHARE................. $      0.29 $     13.35 $     5.99
                                            =========== =========== ==========


                       See notes to financial statements.

                              STAFFING EDGE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                            COMMON STOCK
                         ------------------
                           SHARES           ADDITIONAL                TOTAL
                         ISSUED AND          PAID-IN   RETAINED   STOCKHOLDERS'
                         OUTSTANDING AMOUNT  CAPITAL   EARNINGS      EQUITY
                         ----------- ------ ---------- ---------  -------------
BALANCES, JANUARY 1,
 1995...................   50,000     $500   $24,500   $(244,934)   $(219,934)
  Net income............                                 299,683      299,683
                           ------     ----   -------   ---------    ---------
BALANCES, DECEMBER 31,
 1995...................   50,000      500    24,500      54,749       79,749
  Net income............                                 667,597      667,597
                           ------     ----   -------   ---------    ---------
BALANCES, DECEMBER 31,
 1996...................   50,000      500    24,500     722,346      747,346
  Issuance of common
   stock................      505        5    13,357                   13,362
  Dividend-in-kind......                                 (15,187)     (15,187)
  Net income............                                  14,460       14,460
                           ------     ----   -------   ---------    ---------
BALANCES, DECEMBER 31,
 1997...................   50,505     $505   $37,857   $ 721,619    $ 759,981
                           ======     ====   =======   =========    =========


                       See notes to financial statements.

                              STAFFING EDGE, INC.

                            STATEMENTS OF CASH FLOWS
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

                                              1997         1996        1995
                                           -----------  -----------  ---------
NET CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................. $    14,460  $   667,597  $ 299,683
  Depreciation and amortization...........     385,913      104,968     36,643
  Write-off of license agreement..........      48,180
  Deferred income taxes...................    (140,000)     (25,000)
  C corporation election..................                  275,000
  Net change in, net of business acquired:
    Accounts receivable...................    (966,392)    (553,849)  (446,307)
    Prepaid expenses and other assets.....    (102,499)     (48,462)   (21,494)
    Income taxes receivable...............     (66,134)     (85,000)
    Other assets..........................     (39,529)     (27,460)
    Accounts payable......................     210,305      199,153    204,420
    Accrued expenses......................     273,966      347,183     61,276
    Deferred revenue......................     142,867
    Other liabilities.....................    (100,000)     100,000
                                           -----------  -----------  ---------
      Net cash flows from operating
       activities.........................    (338,863)     954,130    134,221
                                           -----------  -----------  ---------
NET CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment...................  (1,005,104)    (264,753)    (1,892)
  Purchase of Gamma Group, Ltd............               (2,000,000)
  Purchase of license agreement...........                  (52,560)
  Payment for non-compete agreement.......                 (200,000)
                                           -----------  -----------  ---------
      Net cash flows from investing
       activities.........................  (1,005,104)  (2,517,313)    (1,892)
                                           -----------  -----------  ---------
NET CASH FLOWS FROM FINANCING ACTIVITIES:
  Net changes in line of credit--bank.....     500,000
  Proceeds from long-term debt--majority
   stockholder............................   3,647,000    1,222,515     62,772
  Payments on long-term debt--majority
   stockholder............................  (3,466,698)  (1,076,515)   (77,541)
  Proceeds from long-term debt--bank......     700,000    1,500,000
  Payments on long-term debt--bank........    (248,701)
                                           -----------  -----------  ---------
      Net cash flows from financing
       activities.........................   1,131,601    1,646,000    (14,769)
                                           -----------  -----------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS...    (212,366)      82,817    117,560
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR.....................................     229,753      146,936     29,376
                                           -----------  -----------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR.... $    17,387  $   229,753  $ 146,936
                                           ===========  ===========  =========
SUPPLEMENTAL INFORMATION
  Cash paid for:
    Interest.............................. $   267,987  $   107,143  $  64,036
                                           ===========  ===========  =========
    Income taxes.......................... $   442,064  $   650,000  $     --
                                           ===========  ===========  =========

                       See notes to financial statements.

                              STAFFING EDGE, INC.

                         NOTES TO FINANCIAL STATEMENTS
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business--Staffing Edge, Inc. (Company) provides temporary personnel and permanent personnel placement services in the fields of accounting, banking, insurance, legal, engineering, office administration, sales and information technology. As of December 31, 1997 the Company had personnel placement offices in Dallas, Forth Worth, Kansas City, Des Moines, Houston, Phoenix, Denver and San Antonio. During 1997 the Company opened a computer training division. The division opened learning centers in each city it has personnel placement offices. The learning centers are dedicated to helping individuals and corporations develop or enhance personal computer skills.

Staffing Revenue Recognition--Temporary service revenues are recognized when the services are rendered by the Company's temporary employees. Permanent placement revenues are recognized in contingency search engagements upon the successful completion of the assignment. Reserves are established to estimate losses due to placed candidates not remaining in employment for the Company's guaranteed period which averages 90 days. Cost of services represent temporary personnel payroll costs and certain costs relating to the learning centers.

Learning Center Revenue Recognition--The Company periodically collects payments in advance of providing the training to individuals or corporations. These payments, together with amounts for students who have signed up for training, are recorded as deferred revenue and recognized when the training is provided.

Cash and Cash Equivalents--For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Equipment--Equipment is recorded at cost. Provision for depreciation is provided using accelerated methods over the estimated useful life of the assets. During 1997 depreciation expense totaling $111,775 was recorded in Cost of Services in connection with the opening of the computer training division.

Intangible Assets--Intangible assets represent goodwill, a non-compete agreement, organizational costs and purchased customer files and lists. Goodwill is being amortized on a straight-line basis over a forty-year period. The other intangible assets are being amortized on a straight-line basis over five year periods. The Company, using its best estimates on reasonable and supportable assumptions and projections, regularly reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its intangible assets might not be recoverable.

Advertising Costs--Advertising costs are charged to operations when incurred. Advertising costs for the years ended December 31, 1997, 1996 and 1995 were $1,158,613, $519,629 and $341,423, respectively.

                              STAFFING EDGE, INC.

Self-Insurance--The Company offers an employee benefit program for which it is self-insured for a portion of the cost. The Company is liable for claims up to $10,000 per employee and aggregate claims up to a computed annual amount provided by the Company's agreement with the claims administrator. All full-time employees and temporary staff employed at least 1,200 hours during the calendar year are eligible to participate in the program. Self-insurance costs are accrued based on information received from the claims administrator to approximate the liability for reported claims and claims incurred but not reported.

Income Taxes--The Company accounts for income taxes in accordance with Financial Accounting Standards Board Statement on Financial Accounting Standards (FASB) No. 109, "Accounting for Income Taxes." Under FASB 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

Basic and Diluted Earnings Per Share--Basic earnings per share computations reflect net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share computations reflect net income divided by the weighted average number of common shares outstanding during the period, adjusted for dilutive common stock options. Diluted earnings per share equals basic earnings per share as the market price of the Company's Common Stock approximates the exercise price of outstanding Common Stock options as of December 31, 1997. Earnings per share is computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share".

Stock-Based Compensation--The Company accounts for its stock-based Compensation under the provisions of Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25).

Accounting Pronouncements--In June 1997 FASB issued Statement No. 130, "Reporting Comprehensive Income." This statement establishes requirements for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement is effective for 1998 financial statements and management anticipates it will have no material effect on the Company's financial statements.

Also in June 1997, the FASB issued Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information," which will be effective in 1998. FASB No. 131 establishes standards for the way public enterprises report information about operating segments. The Company has not yet completed its analysis of this statement to determine if additional disclosure would be required beginning in 1998.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              STAFFING EDGE, INC.

Fair Values of Financial Instruments--The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. The fair values of the Company's financial instruments are estimated based on current market rates and instruments with the same risk and maturities. The fair values of cash, accounts receivable, accounts payable, lines of credit and long-term debt approximate the carrying value of these financial instruments.

Reclassification--Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the 1997 presentation.

2. ACQUISITION

On July 1, 1996, the Company acquired 100% of the outstanding stock of Gamma Group, Ltd. (Gamma). Gamma provides temporary and permanent placement services from offices located in Des Moines, Iowa. The purchase price for the stock of Gamma was $2,000,000, of which $1,900,000 was paid prior to December 31, 1997. The remaining $100,000 was paid subsequent to December 31, 1997. In addition, the previous stockholder of Gamma retained possession of Gamma's cash and receivable balances at June 30, 1996 and reimbursed the Company for any liabilities arising from Gamma's operations through June 30, 1996, including accounts payable and accrued expenses outstanding at that date. The Company paid the former Gamma stockholder $200,000 on July 1, 1996 in consideration for a five year non-compete agreement.

The acquisition has been accounted for under the purchase method and, accordingly, the results of operations of Gamma are included in the Company's results from the date of acquisition. The aggregate cost over fair value of acquired net assets of approximately $1,907,000 has been recorded as goodwill.

3. LINE OF CREDIT AND LONG-TERM DEBT

The Company has a line of credit and term loans with a bank and majority shareholder, as follows:

                                                              1997       1996
                                                           ---------- ----------
LINE OF CREDIT--BANK, maximum availability of $1,000,000,
 variable interest rate of 8.75%, due January 1, 1999....  $  500,000 $      --
                                                           ========== ==========
TERM LOAN--BANK, original balance of $1,500,000, variable
 interest rate of 9.0%, monthly principal and interest of
 $25,502, matures in 2003................................  $1,354,588 $1,500,000
TERM LOAN--BANK, original balance of $400,000, variable
 interest rate of 8.75%, monthly principal and interest
 of $12,643, matures in 2000.............................     319,215        --
TERM LOAN--BANK, original balance of $300,000, variable
 interest rate of 8.75%, monthly principal and interest
 of $9,500, matures in 2000..............................     277,496        --
TERM LOAN--MAJORITY STOCKHOLDER, original balance of
 $1,000,000 variable interest rate of 8.5%, due January
 1, 1999.................................................   1,000,000    819,698
                                                           ---------- ----------
                                                            2,951,299  2,319,698
Current maturities.......................................     378,542    131,125
                                                           ---------- ----------
                                                           $2,572,757 $2,188,573
                                                           ========== ==========

                              STAFFING EDGE, INC.

The line of credit provides for borrowings up to the lesser of $1,000,000 or 75% of eligible accounts receivable. The line of credit and term loans with the bank are cross collateralized by substantially all the assets of the Company. The loan agreements contain certain covenants, all which are complied with by the Company as of December 31, 1997.

The line of credit and term loans with the bank are personally guaranteed by the majority stockholder of the Company.

The Company has a note payable with its majority stockholder due January 1, 1999 with maximum availability of $1,000,000. Interest is payable monthly at the prime rate published by the Wall Street Journal. The note is subordinate to bank debt. Interest expense on this line of credit was approximately $85,000, $49,000, and $71,000 for the years ending December 31, 1997, 1996 and 1995, respectively.

As of December 31, 1997, future principal payments on long-term debt were as follows:

   YEAR
   ----
   1998.............................................................. $  378,542
   1999..............................................................  1,447,119
   2000..............................................................    381,014
   2001..............................................................    249,272
   2002..............................................................    272,656
   Thereafter........................................................    222,696
                                                                      ----------
                                                                      $2,951,299
                                                                      ==========

4. LEASE COMMITMENTS

The Company conducts a significant portion of its operations from office space rented under various operating leases. The following is a schedule of future minimum rental payments applicable to non-cancelable operating leases in effect as of December 31, 1997:

   1998.............................................................. $  806,000
   1999..............................................................    820,000
   2000..............................................................    794,000
   2001..............................................................    729,000
   2002..............................................................    462,000
   Thereafter........................................................  1,633,000
                                                                      ----------
                                                                      $5,244,000
                                                                      ==========

Rent expense for the years ended December 31, 1997, 1996 and 1995 was $523,948, $185,659 and $112,438, respectively.

                              STAFFING EDGE, INC.

5. INCOME TAXES

Effective January 1, 1996, the Company revoked its election to be taxed as an S Corporation and became a C Corporation. As a C Corporation, income tax expense is reported by the Company. In connection with the election the Company recorded income tax expense of $275,000 to reflect the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Prior to the revocation of the election, income was taxed directly to the Company's shareholders.

The components of income tax expense for the years ended December 31, 1997 and 1996 are as follows:

                                                              1997       1996
                                                            ---------  --------
   Current................................................. $ 159,400  $575,000
   C Corporation election..................................             275,000
   Deferred................................................  (140,000)  (25,000)
   Federal tax credits.....................................    (8,400)
                                                            ---------  --------
     Total................................................. $  11,000  $825,000
                                                            =========  ========

Proforma net income and earnings per share for 1995, assuming the Company was a C Corporation, is approximated as follows:

   Net income, as reported........................................... $ 299,683
   Tax effect, assuming C Corporation................................  (120,000)
                                                                      ---------
   Net income, as if a C Corporation................................. $ 179,683
                                                                      =========
   Average number of shares outstanding..............................    50,000
                                                                      ---------
   Earnings per share, C Corporation................................. $    3.59
                                                                      =========

A reconciliation of the Company's income tax expense at the effective tax rate compared to the income tax expense at the statutory federal tax rate is as follows for the years ended December 31, 1997 and 1996:

                                                               1997      1996
                                                              -------  --------
   Income taxes at statutory federal rate.................... $ 8,700  $507,500
   State taxes, net of federal benefit.......................   7,400    59,300
   C Corporation election....................................           279,100
   Federal tax credits.......................................  (7,100)  (20,900)
   Other.....................................................   2,000
                                                              -------  --------
     Total................................................... $11,000  $825,000
                                                              =======  ========

The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The income tax effects of these temporary differences representing significant portion of deferred tax assets and deferred tax liabilities are as follows as of December 31, 1997 and 1996:

                              STAFFING EDGE, INC.

                                                             1997       1996
                                                           ---------  ---------
   Change in tax methods from cash to accrual............. $ 220,000  $ 295,000
   Intangible assets......................................    85,000     60,000
   Allowance for doubtful accounts........................   (60,000)   (40,000)
   Accrued liabilities....................................  (125,000)   (55,000)
                                                           ---------  ---------
   Deferred income taxes, net............................. $ 120,000  $ 260,000
                                                           =========  =========

6. EMPLOYEE BENEFIT PLAN

The Company provides a 401(k) defined contribution retirement plan for employees with more than one year of service. The Company matches 25% of the first 4% of elective employee contributions. The Company may also make additional discretionary contributions to the plan on behalf of all employees as approved by the Company's Board of Directors. The Company's matching contribution was $15,506, $14,172 and $6,977 for the years ended December 31, 1997, 1996 and 1995, respectively, and no discretionary match was provided by the Company for the years ended December 31, 1997, 1996 and 1995.

7. COMMON STOCK OPTIONS

During 1997 the Company granted Common Stock options to certain key employees and certain members of the Board of Directors under individual agreements. Common Stock options are granted by the Company's Board of Directors for issuance at a value that is at least the fair market value of the Common Stock as determined as of the date of grant. The Company applies APB 25 and related interpretations in accounting for its Common Stock options. Had compensation cost for the Company's Common Stock options been determined based on the minimum value of the options at the date of grant consistent with FASB No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been as follows for the year ended December 31, 1997:

                                                                 NET   EARNINGS
                                                               INCOME  PER SHARE
                                                               ------- ---------
   As reported................................................ $14,460   $0.29
                                                               =======   =====
   Pro forma.................................................. $ 4,341   $0.09
                                                               =======   =====

A summary of the Company's outstanding Common Stock options as of December 31, 1997 is presented below:

                                       EXERCISE                                    EXPIRATION
            OPTIONS                     PRICE                                         DATE
            -------                    --------                                   -------------
              608                        $982                                     June 30, 2007

Vesting on the 608 Common Stock options occurs 20% each on July 1, 1998, 1999, 2000, 2001 and 2002, subject to the Company consummating an initial public offering (IPO). The options become fully vested in the event of a change in control.

                              STAFFING EDGE, INC.

A summary of the activity regarding the Company's outstanding options as of December 31, 1997 is presented below:

                                                                  1997
                                                          ---------------------
                                                                    WEIGHTED
                                                                    AVERAGE
                                                          SHARES EXERCISE PRICE
                                                          ------ --------------
   Options outstanding at beginning of year..............  --          --
   Options granted.......................................  608       $ 982
                                                           ---       -----
   Options outstanding at end of year....................  608       $ 982
                                                           ===       =====
   Minimum value of options granted during the year......            $ 277
                                                                     =====

The minimum value of the options granted during 1997 was estimated on the date of grant using the Black-Scholes options-pricing model with the following assumptions: risk-free interest rate of 6.75%, expected life of five years, expected volatility of 0% and an expected dividend yield of 0%. As of December 31, 1997, 6,525 shares of common stock under the Company's stock option plan are available for future grant.

8. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is periodically involved in legal proceedings. Management is of the opinion, after review with legal counsel, that there are no such actions as of December 31, 1997 that will have a material effect upon the Company's financial statements.

During 1997 the Company ceased its relationship with a licensor of computer training services and related operational support. Amounts paid to licensor during 1997 approximated $100,000. In January 1998 the licensor named the Company as a defendant in a federal court action. The Company has filed a motion to dismiss any and all litigation matters, and intends to vigorously defend this matter. The Company has accrued approximately $100,000 of legal costs as of December 31, 1997 relating to this contingency. In the event of an unfavorable outcome, management estimates the range of loss for this matter could be a nominal amount up to $600,000.

9. NEW PERSONNEL PLACEMENT OFFICES AND COMPUTER TRAINING DIVISION

Included in the 1997 operating income are operating losses of $638,426 relating to the opening of four new personnel placement offices in Houston, Phoenix, Denver and San Antonio. In addition, operating losses totaling $816,703, as included in 1997 operating income, were incurred in connection with the opening of fourteen computer training schools.

10. SUBSEQUENT EVENTS

On February 28, 1998 the Company purchased certain assets and the related business, and assumed certain liabilities of Academy Training & Placement, a Chicago, Illinois based staffing company. The acquisition cost of approximately $1,000,000 was primarily financed with a term note. The acquisition will be accounted for pursuant to the purchase method of accounting and the results of

                              STAFFING EDGE, INC.

operations of the acquired business will be included in those of the Company effective March 1, 1998. Goodwill resulting from the acquisition will be amortized on a straight-line basis over 40 years. An escrow of $200,000 was placed with a bank and will be paid over a one year period subject to certain contingencies.

On April 30, 1998 the Company purchased certain assets and the related business, excluding all liabilities, of PN Financial Recruiting, a San Francisco, California based staffing company. The acquisition cost of approximately $2,300,000 was primarily financed with a bank term note and a note payable to the seller. The acquisition will be accounted for pursuant to the purchase method of accounting and the results of operations of the acquired business will be included in those of the Company effective May 1, 1998. Goodwill resulting from the acquisition will be amortized on a straight-line basis over 40 years.

                                  * * * * * *

                              STAFFING EDGE, INC.

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1998

                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................... $    27,770
  Accounts receivable, net........................................   3,517,124
  Prepaid expenses and other assets...............................     229,718
  Deferred income taxes...........................................     115,000
                                                                   -----------
    Total current assets..........................................   3,889,612
                                                                   -----------
EQUIPMENT.........................................................   1,714,751
  Accumulated depreciation........................................    (678,808)
                                                                   -----------
  Equipment, net..................................................   1,035,943
                                                                   -----------
OTHER ASSETS......................................................      73,472
                                                                   -----------
INTANGIBLE ASSETS, net............................................   5,061,103
                                                                   -----------
                                                                   $10,060,130
                                                                   -----------
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................ $   516,765
  Accrued payroll and related costs...............................     873,565
  Other accrued expenses..........................................     246,086
  Deferred revenue................................................     316,389
  Current maturities of long-term debt............................   3,018,762
                                                                   -----------
    Total current liabilities.....................................   4,971,567
                                                                   -----------
DEFERRED INCOME TAXES.............................................     235,000
                                                                   -----------
LONG-TERM DEBT....................................................   4,035,605
                                                                   -----------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value--500,000 shares authorized, none
   issued and outstanding.........................................         --
  Common stock, $.01 par value--500,000 shares authorized 51,801
   shares issued and outstanding..................................         518
  Additional paid in capital......................................     103,940
  Retained earnings...............................................     713,500
                                                                   -----------
    Total stockholders' equity....................................     817,958
                                                                   -----------
                                                                   $10,060,130
                                                                   ===========

         The accompanying notes are an integral part of this statement.

                              STAFFING EDGE, INC.

                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                          FOR THE SIX MONTHS
                                                            ENDED JUNE 30
                                                        -----------------------
                                                           1998         1997
                                                        -----------  ----------
SERVICE REVENUE........................................ $14,260,506  $9,780,689
COST OF SERVICES.......................................   7,707,603   5,417,767
                                                        -----------  ----------
    Gross margin.......................................   6,552,903   4,362,922
                                                        -----------  ----------
OPERATING EXPENSES:
  Selling, general, and administrative.................   6,170,033   3,598,147
  Depreciation and amortization........................     169,630     118,085
                                                        -----------  ----------
    Total operating expenses...........................   6,339,663   3,716,232
                                                        -----------  ----------
OPERATING INCOME.......................................     213,240     646,690
INTEREST EXPENSE.......................................     226,857     109,265
                                                        -----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES......................     (13,617)    537,425
INCOME TAX (BENEFIT) EXPENSE...........................      (5,500)    216,000
                                                        -----------  ----------
NET INCOME (LOSS)...................................... $    (8,117) $  321,425
                                                        ===========  ==========


        The accompanying notes are an integral part of these statements.

                              STAFFING EDGE, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                          FOR THE SIX MONTHS
                                                             ENDED JUNE 30
                                                         ----------------------
                                                            1998        1997
                                                         -----------  ---------
NET CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)...................................... $    (8,117) $ 321,425
 Depreciation and amortization..........................     317,715    141,675
 Net change in, net of businesses acquired:
  Accounts receivable...................................    (998,814)  (690,424)
  Prepaid expenses and other assets.....................     (15,719)   (93,834)
  Income taxes receivable...............................     266,134     85,000
  Accounts payable......................................    (187,025)  (317,608)
  Accrued expenses......................................     222,735     33,580
  Deferred revenue......................................     173,522    154,659
                                                         -----------  ---------
    Net cash flows used in operating activities.........    (229,569)  (365,527)
                                                         -----------  ---------
NET CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equipment..................................    (241,115)  (239,962)
 Purchase of Academy Placement and Training.............    (836,344)       --
 Purchase of PN Financial Recruiting....................  (2,305,649)       --
                                                         -----------  ---------
    Net cash flows used in investing activities.........  (3,383,108)  (239,962)
                                                         -----------  ---------
NET CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on long-term debt.............................    (296,932)   (76,811)
 Proceeds from long-term debt...........................   3,500,000    400,000
 Net changes in line of credit..........................     400,000     62,302
 Issuance of common stock...............................      19,992        --
                                                         -----------  ---------
 Net cash flows provided by financing activities........   3,623,060    385,491
                                                         -----------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.................      10,383   (219,998)
CASH AND CASH EQUIVALENTS,
 BEGINNING OF THE PERIOD................................      17,387    229,753
                                                         -----------  ---------
CASH AND CASH EQUIVALENTS,
 END OF THE PERIOD...................................... $    27,770  $   9,755
                                                         -----------  ---------
SUPPLEMENTAL INFORMATION
 Cash paid for:
  Interest.............................................. $   216,857  $ 118,558
                                                         ===========  =========
  Income taxes.......................................... $    18,765  $ 415,864
                                                         ===========  =========

        The accompanying notes are an integral part of these statements.

                              STAFFING EDGE, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. COMPANY BACKGROUND:

Staffing Edge, Inc. (the "Company") provides temporary and permanent personnel placement services in the fields of accounting, banking, insurance, legal, engineering, office administration, sales and information technology. The Company operates offices serving the Dallas/Ft Worth, Kansas City, Des Moines, Houston, Phoenix, Denver, San Antonio, Chicago, and San Francisco metropolitan markets. During 1997, the Company opened a computer training division. The division opened learning centers in each city it has personnel placement offices. The learning centers are dedicated to helping individuals and corporations develop or enhance personal computer skills.

2. BASIS OF PRESENTATION:

The accompanying financial statements are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC's rules and regulations. The Company believes that the financial statements include all adjustments of a normal and recurring nature necessary to present fairly the results of operations, financial position and cash flows for the periods presented. The results of operations for the six months ended June 30, 1997 and 1998 are not necessarily indicative of the results to be expected for the full year.

3. DEBT:

                                                                     JUNE 30,
                                                                       1998
                                                                    -----------
      Term loans................................................... $ 6,054,367
      Note Payable to majority stockholder.........................   1,000,000
      Less--Current portion........................................  (3,018,762)
                                                                    -----------
                                                                    $ 4,035,605
                                                                    ===========

The term loans are cross collateralized by substantially all the assets of the Company. The loan agreements contain certain covenants, all which are complied with by the Company as of June 30, 1998. The term loans with the bank are personally guaranteed by the majority stockholder of the Company.

The note payable to its majority stockholder is due January 1, 1999 with maximum availability of $1,000,000. Interest is payable monthly at the prime rate published by the Wall Street Journal. The note is subordinate to bank debt.

As described in Note 7 below, in August 1998, the Company was acquired by Acsys, Inc. ("Acsys"). All debt then outstanding was paid off as part of the acquisition.

                              STAFFING EDGE, INC.

4. ACQUISITIONS:

On February 28, 1998, the Company purchased certain assets and the related business, and assumed certain liabilities of Academy Training & Placement, a Chicago, Illinois based staffing company. The acquisition cost of approximately $1,050,000 was financed primarily with a term note. The acquisition will be accounted for pursuant to the purchase method of accounting and the results of operations of the acquired business will be included in those of the Company effective March 1, 1998. Goodwill resulting from the acquisition will be amortized on a straight-line basis over 40 years. An escrow of $200,000 was placed with a bank and will be paid over a one year period subject to certain contingencies.

On April 30, 1998, the Company purchased certain assets and the related business, excluding all liabilities, of PN Financial Recruiting, a San Francisco, California based staffing company. The acquisition cost of approximately $2,300,000 was financed primarily with a bank term note and a note payable to the seller. The acquisition will be accounted for pursuant to the purchase method of accounting and the results of operations of the acquired business will be included in those of the Company effective May 1, 1998. Goodwill resulting from the acquisition will be amortized on a straight-line basis over 40 years.

5. COMMITMENTS AND CONTINGENCIES:

In the normal course of business, the Company is periodically involved in legal proceedings. Management is of the opinion, after review with legal counsel, that there are no such actions as of June 30, 1998 that will have a material effect upon the Company's financial statements.

During 1997 the Company ceased its relationship with a licensor of computer training services and related operational support. Amounts paid to the licensor during 1997 approximated $100,000. In January 1998 the licensor named the Company as a defendant in a federal court action. The Company filed a motion to dismiss any and all litigation matters. The Company accrued approximately $100,000 of legal costs as of December 31, 1997 relating to this contingency. In July 1998, the Company determined it was probable that the dispute would be settled and recorded a $380,000 accrual for the estimated settlement amount. The settlement amount was paid to the licensor in September 1998. Since that time, the licensor has asserted that the Company has not satisfied all of the terms of the settlement and has asked the Court to require the Company to do so. The Company believes it has satisfied the terms of the settlement. Due to the uncertainty inherent in litigation, the Company cannot predict whether the Court will order the Company to take additional steps under the settlement.

6. RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997 the Financial Accounting Standards Board ("FASB") issued Statement No. 130, "Reporting Comprehensive Income " ("SFAS No. 130"). This statement requires that items that are components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 became effective for fiscal years

                              STAFFING EDGE, INC.

beginning after December 31, 1997 and is now currently being applied by the Company. SFAS No. 130 requires comparative financial statements provided for earlier periods to be reclassified to reflect application of the provisions of this new standard. The Company has determined that for the six months ended June 30, 1998 and 1997, no items meeting the definition of comprehensive income as specified in SFAS No. 130 existed in the financial statements. As a result, no disclosure is necessary to comply with the SFAS No. 130.

In June 1997, the FASB issued Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS No. 131"). This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. The Company has not completed the process of evaluating the impact that will result from adopting SFAS No. 131. The Company is, therefore, unable to disclose the impact that adopting SFAS No. 131 will have on its financial position and results of operations when such statement is adopted.

7. SALE OF BUSINESS:

On August 4, 1998, an agreement and plan of merger was entered into among Acsys, the Company and the stockholders of the Company, whereby Acsys purchased all of the outstanding stock of the Company. The stockholders of the Company received $22,510,000 of cash and 81,766 shares of Acsys Common Stock valued at approximately $838,000. In addition, Acsys paid off outstanding debt, paid accrued interest on the debt and certain prepayment penalties totaling $7,040,000.

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NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF ANY SUCH INFORMATION IS GIVEN OR ANY SUCH REPRESENTATIONS ARE MADE, THEY MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ACSYS OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OF ACSYS COMMON STOCK OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ACSYS SINCE SUCH DATE.

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                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   2
Risk Factors.............................................................   6
Use of Proceeds..........................................................  13
Price Range of Common Stock..............................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Selected Consolidated Financial Data.....................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  28
Management...............................................................  38
Principal and Selling Shareholders.......................................  45
Certain Transactions.....................................................  47
Description of Capital Stock.............................................  49
Shares Eligible for Future Sale..........................................  52
Plan of Distribution.....................................................  54
Legal Matters............................................................  55
Experts..................................................................  55
Index to Financial Statements............................................ F-1

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                        423,056 SHARES OF COMMON STOCK


                         [LOGO OF ACSYS APPEARS HERE]



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                                  PROSPECTUS

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                             DECEMBER 1, 1998




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